                     General Electric Capital Corporation*

                             Recommended Cash Offer

                                      for

                            Central Transport Rental

                                   Group plc

                                     [LOGO]

                                 OFFER DOCUMENT

* General Electric Capital Corporation is a wholly owned subsidiary of General Electric Company, USA, not connected with the UK company of a similar name.

OFFER TO PURCHASE DATED 4 AUGUST 1997

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE fINANCIAL SERVICES ACT 1986.

If you have sold or otherwise transferred all your CTR Securities, please send this document, together with the accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee.

Lazard Brothers which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for GE Capital and for no one else in connection with the Offer and will not be responsible to anyone other than GE Capital for providing the protections afforded to its customers nor for giving advice in relation to the Offer. Lazard Brothers is acting through Lazard Freres for the purposes of making the Offer in and into the United States.

Deutsche Morgan Grenfell which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for CTR and for no one else in connection with the Offer and will not be responsible to anyone other than CTR for providing the protections afforded to its customers nor for giving advice in relation to the Offer.

This document should be read in conjunction with the accompanying Form of Acceptance or Letter of Transmittal.

--------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       by

                                LAZARD BROTHERS

                                  on behalf of

                      GENERAL ELECTRIC CAPITAL CORPORATION

                       to acquire the whole of the issued

                       and to be issued share capital of

                       CENTRAL TRANSPORT RENTAL GROUP PLC

--------------------------------------------------------------------------------

A letter of recommendation from the Chairman of CTR is set out on pages 4 and 5 of this document.

The Initial Offer Period will expire at 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997, unless extended. At the conclusion of the Initial Offer Period, including any extension thereof, if all the Conditions have been satisfied or, where permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of CTR Securities will have withdrawal rights during the Initial Offer Period, but not thereafter except in certain limited circumstances.

COMPLETED ACCEPTANCE FORMS SHOULD BE RETURNED AS SOON AS POSSIBLE, BUT, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3 P.M. (LONDON TIME), 10 A.M. (NEW YORK CITY TIME) ON 2 SEPTEMBER 1997. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 10 TO 12 OF THIS DOCUMENT AND IN THE ACCOMPANYING ACCEPTANCE FORM.

                              CERTAIN DEFINITIONS

Certain terms used herein are defined in Appendix V below.

                       APPLICABLE DISCLOSURE REQUIREMENTS

The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared in accordance with a UK format and style, which differs from the US format and style for documents of this type. In particular, the Appendices to this document contain information concerning the Offer in response to US disclosure requirements that may be material and which has not been summarised elsewhere. In addition, the summary financial statements of CTR herein have been prepared in accordance with UK GAAP, and thus may not be comparable to financial statements of US companies prepared in accordance with US GAAP. The annual report and accounts of CTR for the year ended 30 April, 1997 contain a reconciliation to US GAAP.

                     REDUCTION OF THE ACCEPTANCE CONDITION

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by the Initial Closing Date in respect of not less than 90 per cent. in nominal value of CTR Securities to which the Offer relates, or such lower percentage as GE Capital may decide, provided that such Condition (the "Acceptance Condition") shall not be satisfied unless GE Capital and its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, CTR Securities carrying in the aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of CTR and all other Conditions have been satisfied or waived. GE Capital reserves the right to reduce the percentage of CTR Securities required to satisfy the Acceptance Condition at some time prior to all the other Conditions being satisfied or waived. At least five Business Days prior to any such reduction, GE Capital will announce again that it has reserved the right so to reduce the Acceptance Condition. The announcement will be made through a press release and such other methods reasonably designed to inform shareholders, including placing an advertisement in a newspaper of national circulation in the United States. Such press release will state the percentage to which the Acceptance Condition may be reduced and state that such a reduction is possible, but that GE Capital is not required to declare its actual intentions until it is required to do so under the City Code. During such five Business Day period, shareholders who have tendered their CTR Securities in the Offer will have withdrawal rights and such advertisement will advise shareholders who have already tendered their CTR Securities to withdraw their tenders immediately if their tender is affected by the reduced Acceptance Condition. GE Capital will not make such an announcement unless GE Capital believes there is a significant possibility that sufficient CTR Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of CTR Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by GE Capital of its reservation of the right to reduce the Acceptance Condition.

                           OFFER IN THE UNITED STATES

The Offer is being made in the United States by Lazard Brothers acting through Lazard Freres. References in this document to the Offer being made by Lazard Brothers should be read accordingly.

                           CONVERSION INTO US DOLLARS

Holders of CTR Shares may receive US dollars instead of pounds sterling on the basis described in paragraph 18(f) of the letter from Lazard Brothers included in this document. Holders of CTR ADSs evidenced by CTR ADRs, unless they elect to receive pounds sterling, will receive US dollars on the basis described in the same paragraph. The attention of all holders of CTR Securities is drawn to the description in that paragraph of the mechanism for converting pounds sterling into US dollars and of the exchange rate risks attached thereto.

                                 RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to any agreement or any understanding (whether formal or informal) to acquire or control securities of CTR, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of CTR is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Initial Offer Period. Dealings by CTR or their respective "associates" (within the meaning of the City Code) in any class of securities of CTR during the Initial Offer Period must also be so disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

                                    CONTENTS

                                                                            Page
LETTER FROM THE CHAIRMAN OF CTR                                                4

LETTER FROM LAZARD BROTHERS                                                    6
      1.  Introduction                                                         6
      2.  The Offer                                                            6
      3.  Terms and Conditions of the Offer                                    7
      4.  Regulation                                                           8
      5.  Environmental Condition                                              8
      6.  Information on the GE Capital Group                                  8
      7.  Information on CTR                                                   8
      8.  Reasons for the Offer                                                9
      9.  CTR Share Schemes                                                    9
      10. Directors, management and employees                                  9
      11. Certain CTR indebtedness                                             9
      12. UK taxation                                                          9
      13. US taxation                                                          9
      14. Overseas shareholders                                               10
      15. Procedure for acceptance of the Offer                               10
      16. Rights of withdrawal                                                12
      17. Financing                                                           12
      18. Settlement                                                          12
      19. Further information                                                 14
      20. Action to be taken                                                  14

APPENDIX I   CONDITIONS AND FURTHER TERMS OF THE OFFER                       I-1

APPENDIX II  CHAIRMAN'S STATEMENT AND FINANCIAL AND OTHER
             INFORMATION RELATING TO THE CTR GROUP                          II-1

APPENDIX III FINANCIAL AND OTHER INFORMATION ON GE CAPITAL AND
             GENERAL ELECTRIC COMPANY                                      III-1

APPENDIX IV  ADDITIONAL INFORMATION                                         IV-1
      1.  Responsibility                                                    IV-1
      2.  Directors                                                         IV-1
      3.  Stock exchange quotations, market price data and
          principal purchases                                               IV-2
      4.  Shareholdings and dealings                                        IV-3
      5.  Irrevocable undertakings                                          IV-6
      6.  Service agreements of the executive director, non-executive
          chairman and company secretary of CTR and related matters         IV-6
      7.  Other information                                                 IV-7
      8.  Material contracts                                                IV-8
      9.  Background to the Offer                                          IV-10
      10. Compulsory acquisition                                           IV-11
      11. Certain consequences of the Offer                                IV-11
      12. Legal and regulatory matters                                     IV-12
      13. United Kingdom taxation                                          IV-13
      14. United States federal income taxation for United
          States residents                                                 IV-14
      15. Fees and expenses                                                IV-15
      16. Sources of information and bases of calculation                  IV-15
      17. Documents available for inspection                               IV-15

APPENDIX V   DEFINITIONS                                                     V-I

[LOGO]
Central Transport Rental

                                     Central Transport Rental Group plc
                                     Hampden Court, Kingsmead Business Park
                                     London Road
                                     High Wycombe
                                     Buckinghamshire HP11 1JU
                                     United Kingdom
                                     Registered in England and Wales No. 1580263

                                                                   4 August 1997

To holders of CTR Securities and, for information only, to participants in the CTR Share Schemes

Dear Shareholder or ADS holder,

                         RECOMMENDED CASH OFFER FOR CTR

On 29 July 1997, the boards of CTR and GE Capital announced the terms of a recommended cash offer to be made by Lazard Brothers on behalf of GE Capital for CTR. This letter sets out the background to the Offer and the reasons why your board is unanimously recommending all holders of CTR Shares and CTR ADSs to accept the Offer. The formal Offer, which is subject to the conditions set out in Appendix I to this document, is contained in the letter from Lazard Brothers on pages 6 to 14 of this document.

TERMS OF THE OFFER

The Offer is being made on the following basis:

                FOR EACH CTR SHARE         16 PENCE IN CASH; AND

                FOR EACH CTR ADS           48 PENCE IN CASH.

The Offer values the current issued share capital of CTR at approximately (pounds)118 million. The Offer represents a premium of approximately 129 per cent. to the Closing Price of 7 pence per CTR Share and a premium of approximately 132 per cent. to the Closing Price of 34.4 cents per CTR ADS on 28 July 1997, the last Business Day prior to the announcement of the Offer.

BACKGROUND

In 1993, the pressures of the recession resulted in losses together with a high level of borrowing by the CTR Group. The deterioration in the financial position of the CTR Group left it unable to finance its capital expenditure commitments. Furthermore, the CTR Group found itself in breach of various financing agreements and it entered into an interim financing arrangement with certain banks. In early 1994, the CTR Group either cancelled or deferred long-term expenditure commitments to purchase new trailers and in March 1994 CTR completed the sale of its container rental operations to Transamerica Container Acquisitions Corporation.

During the year ended 30 April 1996, in light of the CTR Group's continuing losses, high level of borrowings and negative net worth, and taking into account the financial uncertainties facing the group, the board of CTR determined that a financial restructuring was in the best interests of CTR and its shareholders. This allowed the CTR Group to reduce its borrowings and associated interest burden, to enable it to continue to meet its financial obligations in the near term and to avoid insolvent liquidation. However, at the time of the restructuring the board of CTR drew to the attention of CTR's shareholders the fact that the CTR Group would remain highly leveraged and had no expectation of paying any dividends in the foreseeable future.

The restructuring, together with the sale of the Rail Division in June 1996, provided the CTR Group with new funds to invest in its trailer fleet and secure its position in its marketplaces. However, as was made clear by the board of CTR at the time, even after the completion of the restructuring, CTR's principal competitors retained significant competitive advantages in relation to CTR.

At the time of the restructuring CTR received a number of expressions of interest from parties interested in acquiring, or making an investment in, the CTR Group. However, even if a firm offer had been made at the levels indicated, it would have been insufficient to repay in full the CTR Group's debt at that time.

Your board believes the combination of TIP Europe and the CTR Group will create an enlarged group which will provide an opportunity for the two businesses to extend their services for equipment rental/leasing in Europe. Your board also believes that the Offer price recognises both the progress made by the CTR Group since the completion of the restructuring, as well as the potential contribution that CTR can make to the combined entity. Futhermore, your board believes that the combination of both entities is in the best interests of the CTR Group's customers and its employees.

In considering the Offer, your board compared the benefits to shareholders of the Offer with the benefits to them of remaining as shareholders in CTR as an independent company. Following such consideration and taking into account the advice of its financial adviser as described below, your board is unanimously recommending the Offer.

DIRECTORS AND EMPLOYEES

GE Capital has given assurances to the board of CTR that the existing employment rights of all CTR employees, and the existing pension rights of pensioners and deferred pensioners of the CTR Group, will be fully safeguarded. Your attention is also drawn to Paragraph 10 of the letter from Lazard Brothers.

TAXATION

Your attention is drawn to the sections headed "United Kingdom taxation" and "United States federal income taxation for United States residents" in Appendix
IV. Any holder of CTR Securities who is in any doubt about his own tax position or who is subject to taxation in any jurisdiction other than the UK or the US is strongly recommended to consult his independent professional adviser immediately.

CTR SHARE SCHEMES

The Offer extends to any fully paid CTR Shares which are unconditionally allotted or issued while the Offer is open for acceptance, including those unconditionally allotted or issued pursuant to the exercise of options under the CTR Share Schemes.

Appropriate proposals will be made in due course to the participants in the CTR Share Schemes if the Offer becomes or is declared unconditional in all respects.

ACTION TO BE TAKEN TO ACCEPT THE OFFER

Your attention is drawn to the letter from Lazard Brothers and the Appendices to this document and to the Form of Acceptance or Letter of Transmittal, which set out the procedures for acceptance of the Offer by holders of CTR Shares and CTR ADSs respectively.

To accept the Offer, you should ensure that you return your completed Acceptance Form in accordance with the instructions printed thereon as soon as possible and in any event so as to be received by 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997. A reply paid envelope is enclosed for your use if you are posting your documents in the United Kingdom or United States.

SHAREHOLDER UNDERTAKINGS

In addition to the irrevocable undertakings given by directors of CTR, six shareholders have undertaken to accept the Offer in respect of a total of 264.8 million CTR Shares and 21.3 million CTR ADSs, representing approximately 44.5 per cent. of the current issued share capital of CTR. The undertakings from these other shareholders will cease to be binding if a higher competing offer is announced.

RECOMMENDATION

THE BOARD OF CTR, WHICH HAS BEEN SO ADVISED BY DEUTSCHE MORGAN GRENFELL, CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. ACCORDINGLY, THE DIRECTORS OF CTR UNANIMOUSLY RECOMMEND ALL HOLDERS OF CTR SHARES AND CTR ADSs TO ACCEPT THE OFFER AS THEY HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR PERSONAL HOLDINGS, AMOUNTING TO 20,000 CTR SHARES AND OPTIONS IN RESPECT OF A FURTHER 2,000,000 CTR SHARES. IN PROVIDING ADVICE TO THE BOARD OF CTR, DEUTSCHE MORGAN GRENFELL HAS TAKEN ACCOUNT OF THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF CTR.


                                Yours sincerely,


                                /s/ Ian M. Clubb

                                  Ian M. Clubb
                                    Chairman

                 [Letterhead of Lazard Brothers & Co., Limited]

                                                                   4 August 1997

To holders of CTR Securities and, for information only, to participants in the CTR Share Schemes

Dear Shareholder or ADS holder,

                   RECOMMENDED CASH OFFER BY LAZARD BROTHERS
                        ON BEHALF OF GE CAPITAL FOR CTR

1.    INTRODUCTION

On 29 July 1997, the boards of GE Capital and CTR announced the terms of a recommended cash offer for all issued and to be issued CTR Securities. This letter contains the formal Offer made by Lazard Brothers on behalf of GE Capital. Your attention is drawn to the letter from Ian Clubb, the Chairman of CTR, which contains the recommendation of the directors of CTR set out on pages 4 and 5 of this document.

The directors of CTR have given irrevocable undertakings to accept the offer in respect of their personal holdings amounting to 20,000 CTR Shares and options in respect of a further 2,000,000 CTR Shares. In addition, other shareholders have undertaken to accept the offer in respect of a total of 264.8 million CTR Shares and 21.3 million CTR ADSs, representing approximately 44.5 per cent. of the current issued share capital of CTR.

The Offer and this document are subject to the applicable requirements of both the UK City Code and US federal securities laws, except to the extent that exemptive relief from the US securities laws has been granted by the SEC.

2.    THE OFFER

On behalf of GE Capital, we hereby offer to purchase, upon the terms and subject to the Conditions set out in this document and in the relevant Acceptance Form, all outstanding CTR Securities on the following basis:

                for each CTR Share         16 pence in cash; and

                for each CTR ADS           48 pence in cash.

The Offer values the current issued share capital of CTR at approximately (pounds)118 million. The Offer represents a premium of approximately 129 per cent. to the Closing Price of 7 pence per CTR Share and a premium of approximately 132 per cent. to the Closing Price of 34.4 cents per CTR ADS on 28 July 1997, the last Business Day before the announcement of the Offer.

CTR Securities will be acquired under the Offer fully paid and free from all liens, charges, equities, encumbrances and other interests and together with all rights attaching thereto on or after 29 July 1997 (the date on which the Offer was announced), including, without limitation, the right to receive and retain all dividends, interest and other distributions (if any) declared, made or paid on or after 29 July 1997.

TO ACCEPT THE OFFER YOU SHOULD RETURN THE RELEVANT ACCEPTANCE FORM AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE UK RECEIVING AGENT OR THE US DEPOSITARY NO LATER THAN 3 P.M. (LONDON TIME), 10 A.M. (NEW YORK CITY
TIME) ON 2 SEPTEMBER 1997. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 15 ("PROCEDURE FOR ACCEPTANCE OF THE OFFER") BELOW, IN PARAGRAPHS 7, 8 AND 9 OF PART B OF APPENDIX I BELOW AND IN THE ACCOMPANYING ACCEPTANCE FORM.

3.    TERMS AND CONDITIONS OF THE OFFER

The Offer is subject to the further terms and Conditions set out in Appendix I below and in the relevant Acceptance Form. The following summary of certain of the terms and Conditions of the Offer is subject to and qualified in its entirety by reference to Appendix I below.

The Offer is conditional on, amongst other things, valid acceptances being received (and not, where permitted, withdrawn) by the Initial Closing Date in respect of not less than 90 per cent. in nominal value of CTR Securities to which the Offer relates (the "90 per cent. threshold"), or such lower percentage as GE Capital may decide, provided that the Acceptance Condition shall not be satisfied unless (i) GE Capital and its wholly-owned subsidiaries shall have acquired or agreed to acquire (in accordance with the requirements of Notes 4 to 6 of Rule 10 of the City Code, to which reference is made in paragraphs 10(a) and (b) of Part B of Appendix I below), whether pursuant to the Offer or otherwise, CTR Securities carrying in the aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of CTR and (ii) all other Conditions have been satisfied or waived. If the 90 per cent. threshold (or such lower percentage holding to which GE Capital shall have reduced the Acceptance Condition threshold) is satisfied before the Initial Closing Date, the Acceptance Condition (subject to any permitted reduction in the Acceptance Condition threshold) must continue to be satisfied on the Initial Closing Date, by reference to the facts then subsisting.

GE Capital expects that it will reduce the percentage of CTR Securities required to satisfy the Acceptance Condition at some time prior to all the other Conditions being satisfied or waived. At least five Business Days prior to any reduction in the percentage of CTR Securities required to satisfy the Acceptance Condition, GE Capital will announce that it has reserved the right so to reduce the Acceptance Condition. The announcement will be made through a press release and such other methods reasonably designed to inform shareholders, including placing an advertisement in a newspaper of national circulation in the United States. Such press release will state the percentage to which the Acceptance Condition may be reduced and state that such a reduction is possible but that GE Capital is not required to declare its actual intentions until it is required to do so under the City Code. During such five Business Day period, shareholders who have tendered their CTR Securities in the Offer will have withdrawal rights and such advertisement will advise shareholders who have already tendered their CTR Securities to withdraw their tenders immediately if their tender is affected by the reduced Acceptance Condition. GE Capital will not make such an announcement unless GE Capital believes there is a significant possibility that sufficient CTR Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of CTR Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by GE Capital of its reservation of the right to reduce the Acceptance Condition.

The Initial Offer Period will expire at 3 p.m. (London time), 10 a.m. (New York City time), on 2 September 1997, unless extended by GE Capital. At the conclusion of the Initial Offer Period, including any extension thereof, if all Conditions have been satisfied or, where permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of CTR Securities will have the right to withdraw their acceptances of the Offer during the Initial Offer Period, but not during the Subsequent Offer Period, except in certain limited circumstances. GE Capital reserves the right (but will not be obliged) at any time to extend the Initial Offer Period, provided that GE Capital may not extend the Initial Offer Period beyond 3 October 1997 without the consent of the Panel. GE Capital reserves the right to seek the Panel's approval to extend the final date for expiry of the Initial Offer Period to such later date as the Panel may agree. An extension may be sought, among other things, until such time as the regulatory conditions contained in Conditions (c) and (d) have been satisfied.

If all of the Conditions are satisfied or, where permitted, waived within the time permitted, payment for tendered CTR Securities will be made as provided in paragraph 18 ("Settlement") below.

If all Conditions are satisfied or, where permitted, waived and GE Capital acquires or contracts to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in value of CTR Securities to which the Offer relates, it will be entitled to and intends to acquire the remaining CTR Securities on the same terms as the Offer pursuant to and subject to sections 428 to 430F (inclusive) of the Companies Act. See paragraph 10 of Appendix IV ("Compulsory acquisition") below.

If all Conditions are satisfied or, where permitted, waived and GE Capital acquires or contracts to acquire, pursuant to the Offer or otherwise, CTR Securities giving it more than 75 per cent. of voting rights at general meetings of CTR, but GE Capital is not in a position to effect the compulsory acquisition of all outstanding CTR Securities in accordance with the sections of the Companies Act referred to above, GE Capital intends to seek to procure the making of an application by CTR to the London Stock Exchange for CTR Shares to be delisted and the making of an application by CTR to the NYSE for CTR ADSs to be delisted and to cause CTR to terminate the CTR ADR facility in accordance with the deposit agreement relating thereto.

4.    REGULATION

The Offer is subject to certain regulatory consents and confirmations being obtained. Approaches made by GE Capital to relevant regulatory authorities in connection with the Offer include a submission to the Office of Fair Trading and notification to the German Federal Cartel Office and the Belgian Competition Service.

Further details of regulatory issues applicable to the Offer are set out in paragraph 12 of Appendix IV ("Legal and regulatory matters") below.

5.    ENVIRONMENTAL CONDITION

The Offer is subject to certain conditions contained in paragraph (k) of Part A of Appendix I relating to environmental matters being satisfied.

6.    INFORMATION ON THE GE CAPITAL GROUP

GE Capital, an indirect wholly owned subsidiary of General Electric Company (not connected with the UK company of a similar name), is a substantial diversified financial services company. GE Capital's activities include equipment management, mid-market financing, specialised financing, speciality insurance and consumer services.

One of GE Capital's equipment management businesses is TIP Europe, which is a leading commercial trailer rental, leasing and sales company.

General Electric Company is a diversified manufacturing, technology and services company with operations worldwide. In the year ended 31 December 1996, General Electric Company's consolidated revenues were $79 billion and net earnings were $7 billion.

Further information on the GE Capital Group and General Electric Company is set out in Appendices III and IV below.

7.    INFORMATION ON CTR

The CTR Group is engaged in transportation equipment rental/leasing, operating substantial trailer rental fleets in Europe. It focuses upon the provision of operating leases on several types of trailers, together with other related value-added services, including maintenance and damage protection.

CTR operates 132 depots, with a total fleet of approximately 22,500 trailers, in nine European countries. The CTR Group's principal markets are the United Kingdom, Germany, France, Holland and Belgium and 26 of these depots and some 8,850 trailers are located in the United Kingdom.

As at 30 April 1997, CTR had total assets of (pounds)307.7 million, net debt of (pounds)223.2 million and shareholders funds of (pounds)32.9 million. For the twelve months ended 30 April 1997, CTR generated turnover from continuing activities of (pounds)110.9 million, operating profits before exceptional items of (pounds)15.2 million, and profit before tax of (pounds)5.8 million.

The CTR Group's principal markets remain very competitive, although the CTR Group is continuing to benefit from the effects of its financial restructuring. Trading since the financial year end has been in line with expectations and with the continuation of the positive performance seen in the second half of the financial year ended 30 April 1997.

Further information on the CTR Group is set out in Appendices II and IV below.

8.    REASONS FOR THE OFFER

The board of GE Capital believes the acquisition of CTR represents an exceptional opportunity which will benefit the customers of both TIP Europe and CTR. CTR is a well positioned company with capable, experienced employees and the support of GE Capital's financial and technological strengths will allow it to reach its full potential.

9.    CTR SHARE SCHEMES

The Offer will extend to any fully paid CTR Shares which are unconditionally allotted or issued while the Offer is open for acceptance, including those unconditionally allotted or issued pursuant to the exercise of options under the CTR Share Schemes.

Appropriate proposals will be made in due course to the participants in the CTR Share Schemes if the Offer becomes or is declared unconditional in all respects.

10.   DIRECTORS, MANAGEMENT AND EMPLOYEES

CTR is a well positioned company with capable and experienced employees. GE Capital has given assurances to the board of CTR that the existing employment rights of all CTR employees, and the existing pension rights of pensioners and deferred pensioners of the CTR Group, will be fully safeguarded.

11.   CERTAIN CTR INDEBTEDNESS

Under the terms of the CTR Group's existing US public bond indebtedness of $238.5 million, upon a change of control of CTR (which will occur in connection with the Offer upon the commencement of the Subsequent Offer Period), CTR will be required to make an offer to repurchase such bond indebtedness at a price equal to the principal amount thereof, plus accrued and unpaid interest to the date of payment, together with a premium. CTR is also entitled to redeem such bond indebtedness at any time at a price equal to the principal amount thereof, plus accrued and unpaid interest to the date of redemption, together with a premium. In addition, CTR will be required to repay the amounts outstanding under its existing bank indebtedness, together with a premium, upon a change of control of CTR (which will occur in connection with the Offer upon the commencement of the Subsequent Offer Period).

12.   UK TAXATION

GE Capital has been advised that, under current UK legislation and Inland Revenue practice the UK taxation treatment of the acceptance of the Offer for holders of CTR Securities will depend on the particular circumstances of such holders of CTR Securities. The following summary is applicable only to holders of CTR Shares who are the beneficial owners of their CTR Shares, who hold their CTR Shares (otherwise than under a personal equity plan) as an investment, and who are resident in the UK for tax purposes.

A valid acceptance of the Offer by a holder of CTR Shares will constitute a disposal, or part disposal, for the purpose of UK taxation of capital gains. Such a disposal or part disposal, may, depending on such holder's particular circumstances, give rise to a liability to UK taxation of capital gains.

Further information on UK tax law and practice current at the date of this document is contained in paragraph 13 of Appendix IV ("United Kingdom taxation") below.

Any holder of CTR Securities who is in any doubt about his own tax position or who is subject to taxation in any jurisdiction other than the UK or the US is strongly recommended to consult his independent professional adviser immediately.

13.   US TAXATION

The paragraph below addresses certain current US federal income tax consequences applicable to holders of CTR Securities who are citizens or residents of the US, US domestic corporations or otherwise taxed as United States residents. It does not apply to tax issues arising from a holder's particular circumstances, such as participation in the CTR Share Schemes or being a dealer in securities.

The receipt of cash pursuant to the Offer will be a taxable transaction for US income tax purposes and may also be a taxable transaction under applicable US state, local, foreign and other tax laws.

In general, a holder of CTR Securities who sells such securities pursuant to the Offer will, for US federal income tax purposes, recognise a gain or loss equal to the difference between such holder's US dollar adjusted tax basis in CTR Securities sold and the US dollar value of the amount of cash received in exchange therefor. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, CTR Securities were considered for US federal income tax purposes to have been held for more than one year. An accrual basis holder of CTR Securities who sells such securities pursuant to the Offer may have a foreign currency exchange gain or loss for US federal income tax purposes in addition to the gain or loss recognised by the holder on the disposition of CTR Securities pursuant to the Offer.

FURTHER INFORMATION ON THE APPLICATION OF CURRENT US TAX LAWS IS CONTAINED IN PARAGRAPH 14 OF APPENDIX IV ("UNITED STATES FEDERAL INCOME TAXATION") BELOW.

ANY HOLDER OF CTR SECURITIES WHO IS IN ANY DOUBT ABOUT HIS OWN TAX POSITION OR WHO IS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK OR THE US IS STRONGLY RECOMMENDED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

14.   OVERSEAS SHAREHOLDERS

The attention of holders of CTR Securities who are citizens or residents of jurisdictions outside the UK or the US is drawn to paragraph 6 of Part B of Appendix I ("Overseas shareholders") below.

15.   PROCEDURE FOR ACCEPTANCE OF THE OFFER

(a)   Holders of CTR Shares

      The attention of holders of CTR Shares is drawn to paragraph 8 of Part B of Appendix I ("Procedures for tendering CTR Shares") below and to the relevant provisions of the Form of Acceptance.

      You should note that, if you hold CTR Shares in both certificated and uncertificated form (that is, in CREST), you should complete a separate Form of Acceptance for each holding. If you hold CTR Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold CTR Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

      (i)   TO ACCEPT THE OFFER

            To accept the Offer, you should complete Box 1, Box 2 and (if your CTR Shares are in CREST) Box 3, and sign Box 4 of the Form of Acceptance in accordance with the instructions printed on it. All holders of CTR Shares who are individuals should sign the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions printed on it.

      (ii)  RETURN OF FORM OF ACCEPTANCE

            TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR CTR SHARES ARE IN CREST. THE COMPLETED, SIGNED AND (IF YOU ARE AN INDIVIDUAL) WITNESSED FORM OF ACCEPTANCE, TOGETHER WITH, IF YOUR CTR SHARES ARE NOT IN CREST, THE SHARE CERTIFICATE(S) AND/OR OTHER DOCUMENT(S) OF TITLE FOR YOUR CTR SHARES, SHOULD BE RETURNED BY POST OR BY HAND TO THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, PO BOX 859, CONSORT HOUSE, EAST STREET, BEDMINSTER, BRISTOL BS99 1XZ, OR, BY HAND, DURING NORMAL BUSINESS HOURS ONLY, TO THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, PO BOX 633, 5-10 GREAT TOWER STREET, LONDON EC3R 5ER OR BY POST TO THE
            BANK OF NEW YORK, TENDER & EXCHANGE DEPARTMENT, P.O. BOX 11248, CHURCH STREET STATION, NEW YORK, NEW YORK 10286-1248 OR BY HAND OR OVERNIGHT COURIER TO THE BANK OF NEW YORK, TENDER & EXCHANGE DEPARTMENT, 101 BARCLAY STREET, RECEIVE AND DELIVER WINDOW, NEW YORK, NEW YORK 10286, AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED NO LATER THAN 3 P.M. (LONDON TIME), 10 A.M. (NEW YORK CITY TIME) ON 2 SEPTEMBER 1997. A reply-paid envelope is enclosed for your convenience and may be used by holders of CTR Shares for returning Forms of Acceptance within the

            UK and US only. The instructions printed on the Form of Acceptance form part of the terms of the Offer.

      (iii) CTR SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

            If your CTR Shares are in uncertificated form (that is, if you do not have a paper share certificate because your shares are held in CREST), you should read carefully paragraphs 8(d)-(l) of Part B of Appendix 1, which set out the acceptance procedures for holders of CTR Shares in uncertificated form.

            IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

      (iv)  SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

            If your CTR Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated in paragraph (ii) above so as to arrive no later than 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to The Royal Bank of Scotland plc, Registrar's Department, PO Box 435, Owen House, 8 Bankhead Crossway North, Edinburgh EH11 4BR if you are resident outside the United States, or otherwise to The Bank of New York, 101 Barclay Street, New York NY 10286 for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to The Royal Bank of Scotland if you are resident outside the United States or otherwise to The Bank of New York, in each case at one of the addresses specified in paragraph 15(a)(ii) above.

      (v)   DEPOSITS OF CTR SHARES INTO, AND WITHDRAWALS OF CTR SHARES FROM,
            CREST

            Normal CREST procedures (including timings) apply in relation to any CTR Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of CTR Shares or otherwise). Holders of CTR Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described in paragraph 8 of Part B of Appendix I) prior to 3 p.m. (London time), 10 a.m.
            (New York City time) on 2 September 1997.

(b)   Holders of CTR ADSs

      The attention of holders of CTR ADSs is drawn to paragraph 7 of Part B of Appendix I ("Procedures for tendering CTR ADSs") below and to the relevant provisions of the Letter of Transmittal.

      To accept the Offer, holders of CTR ADSs must complete the Letter of Transmittal in accordance with the instructions printed on it. The completed Letter of Transmittal should be sent in the accompanying reply-paid envelope or delivered by hand together with the required signature guarantees and any other required documents to the US Depositary at one of its addresses set forth on the back cover of this document and CTR ADRs must be either received by the US Depositary at one of such addresses or delivered in accordance with paragraph 7 of Part B of Appendix I referred to above.

(c)   Validity of acceptances

      Subject to the City Code, GE Capital reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied (as applicable) by the relevant transfer to escrow or the relevant share certificate(s) and/or other document(s) of title or which is received by it at a place or places other than set out in this document or the Acceptance Form.

      In that event, no payment of cash under the Offer will be made until after (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to GE Capital have been received by the UK Receiving Agent or the US Depositary, as the case may be.

(d)   General

      No acknowledgement of receipt of Forms of Acceptance, Letters of Transmittal, share certificates, CTR ADRs or other documents of title or documentation in relation to the Offer will be given.

      IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURES FOR ACCEPTANCE, PLEASE CONTACT THE UK RECEIVING AGENT AT THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION BY TELEPHONE ON 0117 937 0672 OR THE BANK OF NEW YORK AT 101 BARCLAY STREET, NEW YORK, NY 10286 BY TELEPHONE ON 1 800 507 9357. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

16.   RIGHTS OF WITHDRAWAL

With certain exceptions pursuant to an SEC exemptive order, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for UK companies, including those applicable to the rights of holders of CTR Securities to withdraw their acceptance of an offer.

Under the Offer, holders of CTR Securities will be able to withdraw their acceptances at any time prior to the Initial Closing Date and in certain other circumstances. The Offer will be deemed not to have been validly accepted in respect of any CTR Securities which have been validly withdrawn.

However, the Offer may be accepted again in respect of any withdrawn CTR Securities by following one of the procedures described in paragraph 15 above of this letter ("Procedure for acceptance of the Offer") at any time prior to the expiry or lapse of the Offer.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I ("Rights of withdrawal") below.

17.   FINANCING

The consideration under the Offer will be financed out of the existing cash resources of GE Capital.

18.   SETTLEMENT

(a)   Date of payment

      The settlement procedure with respect to the Offer will be generally consistent with UK practice. However, with regard to the date of payment, the consideration under the Offer will be paid promptly in accordance with the US tender offer rules.

      Accordingly, subject to the satisfaction or, where permitted, waiver of all of the Conditions, settlement to validly accepting holders of CTR Shares and validly accepting holders of CTR ADSs or other designated agents will be effected:

      (i) in the case of acceptances received complete in all respects by the Initial Closing Date, promptly after such date; or

      (ii) in the case of acceptances received complete in all respects during the Subsequent Offer Period, promptly after such receipt.

(b)   CTR Shares in uncertificated form (that is, in CREST)

      Where an acceptance relates to CTR Shares in uncertificated form, the cash consideration to which accepting holders of CTR Shares are entitled will be paid by means of CREST by GE Capital procuring the creation of an assured payment obligation in favour of the accepting shareholders' payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangement.

      GE Capital reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)   CTR Shares in certificated form and CTR ADSs

      Where an acceptance relates to CTR Shares in certificated form or CTR ADSs evidenced by CTR ADRs, cheques drawn on a branch of a UK clearing bank for cash due will be despatched by post (or by such other method as may be approved by the Panel).

(d)   Lapsing of the Offer

      If the Conditions are not satisfied or, where permitted, waived, (i) in respect of CTR Shares in certificated form and CTR ADSs, the relevant share certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) to the person whose name and address is set out in Box 2 (or, if applicable, Box
      5) of the Form of Acceptance or the box labelled "Special Delivery Instructions" on the Letter of Transmittal, as the case may be, promptly after the Offer lapsing and (ii) in respect of CTR Shares in uncertificated form (that is, in CREST) The Royal Bank of Scotland will, promptly after the lapsing of the Offer, give transfer from escrow instructions to CRESTCo to transfer all relevant CTR Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of CTR Shares concerned.

(e)   General

      All documents and remittances sent by, to, or from holders of CTR Securities or their appointed agents will be sent at their own risk.

(f)   Currency of consideration

      Instead of pounds sterling, holders of CTR Shares who so wish may, by putting "YES" in Box 6 on the Form of Acceptance, elect to receive US dollars on the following basis: the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by GE Capital to the relevant payment agent for delivery in respect of the relevant CTR Shares. A holder of CTR Shares may receive such amount in US dollars on the basis set out above only in respect of the whole of his holding of CTR Shares in respect of which he accepts the Offer. Unless they elect to receive pounds sterling by ticking the box marked "Pounds Sterling payment Election" on the Letter of Transmittal, holders of CTR ADSs will receive consideration converted into US dollars as described above, as if such holders of CTR ADSs had elected to receive US dollars. Holders of CTR Securities may not elect to receive a combination of pounds sterling and US dollars. Consideration in US dollars may be inappropriate for holders of CTR Shares other than persons resident in the US and holders of CTR ADSs.

      THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE DATE ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY GE CAPITAL. HOLDERS OF CTR SECURITIES SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE DOLLARS AND ON THE DATE OF DESPATCH OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE DATE ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY GE CAPITAL. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING HOLDERS OF CTR SECURITIES WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. GE CAPITAL SHALL HAVE NO RESPONSIBILITY WITH RESPECT TO THE CASH CONSIDERATION PAYABLE OTHER THAN TO MAKE PAYMENT IN POUNDS STERLING.

19.   FURTHER INFORMATION

      Your attention is drawn to Appendix I to this document, which contains the Conditions and further terms and forms part of this document, and to the other Appendices to this document which contain important information in connection with the Offer and to the accompanying Acceptance Form.

20.   ACTION TO BE TAKEN

      YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF ACCEPTANCE OR LETTER OF TRANSMITTAL (AS APPROPRIATE) AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO ARRIVE BY NO LATER THAN 3 P.M. (LONDON TIME), 10 A.M. (NEW YORK CITY TIME) ON 2 SEPTEMBER 1997.


                                Yours sincerely

                              for and on behalf of
                         Lazard Brothers & Co., Limited

                                 David Anderson
                               Managing Director

                                   APPENDIX I

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

                                     PART A
                            CONDITIONS OF THE OFFER

The Offer, which is being made by Lazard Brothers on behalf of GE Capital, complies with the rules and regulations of the London Stock Exchange and the City Code and is governed by English law and subject to the jurisdiction of the English courts. In addition, the Offer is subject to the applicable requirements of the United States federal securities laws (except to the extent that exemptive relief has been granted by the SEC).

The Offer is subject to the following Conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London Time), 10.00 a.m. (New York City time) on 2 September 1997 (or such later time(s) and/or date(s) as GE Capital may, subject to the City Code, decide) in respect of not less than 90 per cent. (or such lower percentage as GE Capital may decide) in nominal value of the CTR Securities to which the Offer relates, provided that this Condition shall not be satisfied unless GE Capital and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, CTR Securities carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of CTR. For the purposes of this
      Condition:

      (i) any CTR Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry upon issue; and

      (ii) the expression "CTR Securities to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act;

            Provided that, unless GE Capital determines otherwise, this Condition (a) can only be treated as satisfied at a time when all of the other Conditions in paragraphs (b) to (k) are either satisfied or waived;

(b) the Office of Fair Trading in the United Kingdom indicating, in terms reasonably satisfactory to GE Capital, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of CTR by GE Capital, or any matter arising therefrom or related thereto, to the Monopolies and Mergers Commission;

(c) the German Federal Cartel Office indicating, in terms reasonably satisfactory to GE Capital, that it does not intend to prohibit the proposed acquisition of CTR by GE Capital or impose remedial conditions which GE Capital reasonably considers unsatisfactory;

(d) the Belgian Competition Council indicating, in terms reasonably satisfactory to GE Capital, that it does not intend to prohibit the proposed acquisition of CTR by GE Capital;

(e) there being no provision of any agreement, arrangement, licence, permit, franchise or other instrument to which any member of the wider CTR Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which, in consequence of the Offer, or the proposed acquisition by GE Capital of any shares or other securities in CTR or because of a change in the control or management of CTR or otherwise, could result in (to an extent which is material in the context of the wider CTR Group taken as a whole):

      (i) any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member being or becoming repayable or capable of being declared repayable immediately or earlier than its stated maturity date or repayment date or the ability of any such member to borrow money or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

      (ii) any agreement, arrangement, licence, permit, franchise or instrument or the rights, liabilities, obligations or interests of any member of the wider CTR Group being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

      (iii) any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

      (iv) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security interest, whenever arising or having arisen, becoming enforceable;

      (v) the rights, liabilities, obligations or interests of any member of the wider CTR Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, modified or affected;

      (vi) the financial or trading position or prospects of any member of the wider CTR Group being prejudiced or adversely affected; or

      (vii) any member of the wider CTR Group ceasing to be able to carry on business under any name under which it presently does so;

            and no event having occurred which, under any provision of any agreement, arrangement, licence, permit, franchise or other instrument to which any member of the wider CTR Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs
            (i) to (vii) of this paragraph (e) to an extent which is material in the context of the wider CTR Group taken as a whole;

(f) no government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order or having taken any other steps which would or could reasonably be expected to:

      (i) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the wider GE Capital Group or any member of the wider CTR Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses (or any of them) or to own any of their respective assets or properties or, any part thereof in any such case to an extent which is material in the context of the wider GE Capital Group or, if applicable, the wider CTR Group (and in each case taken as a whole);

      (ii) require, prevent or materially delay the divestiture by any member of the wider GE Capital Group of any shares or other securities in CTR;

      (iii) impose any limitation on, or result in a delay in, the ability of any member of the wider GE Capital Group or the wider CTR Group, directly or indirectly, to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the wider CTR Group or the wider GE Capital Group or to exercise management control over any such member in any such case to an extent which is material in the context of the wider GE Capital Group or, if applicable, the wider CTR Group (and in each case taken as a whole);

      (iv) otherwise adversely affect the business, assets, profits or prospects of any member of the wider GE Capital Group or of any member of the wider CTR Group in any such case to an extent which is material in the context of the wider GE Capital Group or if applicable, the wider CTR Group (in each case taken as a whole);

      (v) make the Offer or its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of CTR by any member of the wider GE Capital

            Group void, illegal, and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional material conditions or obligations with respect thereto;

      (vi) require any member of the wider GE Capital Group or the wider CTR Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the wider CTR Group or the wider GE Capital Group owned by any third party; or

      (vii) impose any limitation on the ability of any member of the wider GE Capital Group or the wider CTR Group to co-ordinate its business, or any part of it, with the businesses of any other members of either group in any such case to an extent which is material in the context of the wider GE Capital Group or, if applicable, the wider CTR Group (and in each case taken as a whole);

(g) all applicable waiting and other time periods during which any Third Party could, in respect of the Offer, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any relevant jurisdiction which could be material in the context of the Offer having expired, lapsed or been terminated;

(h) all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any applicable jurisdiction having been complied with in connection with the Offer or the acquisition, directly or indirectly, by any member of the wider GE Capital Group of any shares or other securities in, or control of, CTR and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals reasonably deemed necessary or appropriate by GE Capital for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, CTR by any member of the wider GE Capital Group having been obtained in terms and in a form reasonably satisfactory to GE Capital from all appropriate Third Parties or from any persons with whom any member of the wider CTR Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations, orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the wider CTR Group, remaining in full force and effect and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional (in any such case with respect to contractual arrangements which are material in the context of the CTR Group taken as a whole);

(i) except as publicly announced by CTR prior to 29 July 1997 or disclosed in the accounts or the Form 20-F of CTR for the year ended 30 April 1997, no member of the wider CTR Group having, since 30 April 1997 to an extent which is material in the context of the CTR Group taken as a whole:

     (i) save as between CTR and wholly-owned subsidiaries of CTR or for CTR Shares issued pursuant to the exercise of options granted under the CTR Share Schemes prior to 29 July 1997, issued, authorised or proposed the issue of additional shares of any class;

     (ii) save as between CTR and wholly-owned subsidiaries of CTR or for the grant of options under the CTR Share Schemes prior to 29 July 1997, issued or authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

     (iii) other than to another member of the CTR Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution;

     (iv) save for intra-CTR Group transactions, merged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any asset or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any such merger, acquisition, disposal, transfer, mortgage, charge or security interest (in each case other than in the ordinary course of business);

     (v) save for intra-CTR Group transactions made or authorised or proposed or announced an intention to propose any change in its loan capital;

     (vi) issued, authorised or proposed the issue of any debentures or (save for intra-CTR Group transactions) incurred or increased any indebtedness or contingent liability or become subject to any contingent liability;

     (vii) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

     (viii) implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

     (ix) entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude or which is or is likely to be materially restrictive to the businesses of any member of the wider CTR Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business;

     (x) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

     (xi) made or agreed or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

     (xii) waived or compromised any claim other than in the ordinary course of business; or

     (xiii) entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

            and, for the purposes of paragraphs (iv), (v) and (vi) of this Condition, the term "CTR Group" shall mean CTR and its wholly-owned subsidiaries;

(j) since 30 April 1997 and save as disclosed in the accounts or the Form 20-F of CTR for the year ended 30 April 1997, or publicly announced by CTR prior to 29 July 1997:

      (i) no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the wider CTR Group which is material in the context of the wider CTR Group taken as a whole;

      (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider CTR Group is or, to its knowledge, may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider CTR Group having been instituted, threatened in writing or announced by or against or remaining outstanding in respect of any member of the wider CTR Group which in any such case could reasonably be expected to affect materially and adversely the wider CTR Group taken as a whole; and

      (iii) no contingent or other liability having arisen or become apparent to GE Capital which might reasonably be expected to affect materially and adversely the wider CTR Group taken as a whole;

(k)   GE Capital not having discovered:

      (i) that the financial, business or other information taken as a whole, concerning the wider CTR Group as contained in the information publicly disclosed since 15 May 1996 by or on behalf of any member of the wider CTR Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading;

      (ii) that any member of the wider CTR Group which is not a subsidiary undertaking of CTR is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of CTR for the year ended 30 April 1997 or in CTR's Form 20-F for the year then ended and which is material to the wider CTR Group taken as a whole;

      (iii) any member of the wider CTR Group has not complied with any HSE Law which noncompliance would or would be likely to give rise to any material liability or cost on the part of any member of the wider CTR Group for which there is not an unused provision, which is expressed to be in respect of environmental matters, in the accounts of CTR for the year ended 30 April 1997;

      (iv) there is any HSE Matter on or about, or there is any HSE Matter at or from, any land or other asset owned, occupied or made use of at any time by any member of the wider CTR Group as to which any member of the wider CTR Group is or could reasonably be expected to be held responsible under HSE Laws, or any person in which any such member may have or have had an interest or any former, in either case, member or predecessor in business of the wider CTR Group as to which any member of the wider CTR Group is or could reasonably be expected to be held responsible under HSE Laws, which would be likely to give rise to any material liability or cost on the part of any member of the wider CTR Group that would result in a material liability for which there is not an unused provision, which is expressed to be in respect of environmental matters, in the accounts of CTR for the year ended 30 April 1997;

      (v) there is or is reasonably likely to be any requirement under HSE Laws (whether as a result of the making of the Offer or otherwise) to remediate any land or other asset owned, occupied or made use of at any time by any member of the wider CTR Group or any former member or predecessor in business of any member of the wider CTR Group as to which any member of the wider CTR Group is or could be held responsible under HSE Laws that would result in a material liability for which there is not an unused provision, which is expressed to be in respect of environmental matters, in the accounts of CTR for the year ended 30 April 1997; or

      (vi) any member of the wider CTR Group is reasonably likely to be subject to any material liability or requirement to improve or install plant or equipment in order to achieve or maintain compliance with any HSE Law for which there is not an unused provision, which is expressed to be in respect of environmental matters, in the accounts of CTR for the year ended 30 April 1997;

            and, for the purposes of sub-paragraphs (iii), (iv), (v) and (vi) of this paragraph (k), a liability, cost or requirement shall, but without prejudice to the meaning of material in any other Condition, be deemed to be material if it amounts to (pounds)7 million or more (calculated at net present value) or if such liability, cost or requirement together with the aggregate amount of any other such liability, cost or requirement amounts or is reasonably likely to amount to (pounds)7 million or more (calculated at net present value), or results or is reasonably likely to result in expenditure of (pounds)7 million or more (calculated at net present value).

            The determination, based upon Phase I and Phase II audits, the basis for which has been agreed between representatives of GE Capital and CTR, (made after consultation with consultants or advisors appointed by the CTR Group) by environmental consultants appointed by GE Capital as to whether any liability, cost or requirement of a type referred to in sub-paragraphs (iii), (iv), (v) and (vi) of this paragraph (k) exists or is reasonably likely to arise under HSE Laws and as to the amount or reasonably likely amount of any expenditure resulting from any such liability, cost or requirement shall be treated as binding and conclusive for the purposes of determining whether any of the Conditions referred to in sub-paragraphs (iii),
            (iv), (v) and (vi) of this paragraph (k) have been fulfilled, it being understood that, for any particular environmental Condition in sub-paragraphs (iii) - (vi) of this paragraph (k) for which GE Capital's environmental consultants cannot determine a precise amount of remediation expenditures or capital costs required or reasonably likely to be required under HSE Laws, that the lesser of
            (i) the mid-point of the range of such costs and expenses or (ii) the amount determined by such environmental consultants to be required in a "most likely" case scenario, shall be used for determining such amount.

For the purposes of these Conditions:

(i) the "wider CTR Group" means CTR and its subsidiary undertakings, associated undertakings and any other undertaking in which CTR and/or such undertakings (aggregating their interests) have a significant interest;

(ii) the "wider GE Capital Group" means GE Capital and its subsidiary undertakings, associated undertakings and any other undertaking in which GE Capital and/or such undertakings (aggregating their interests) have a significant interest;

(iii) "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Companies Act, other than paragraph 20(1)(b) of
      Schedule 4A to that Act which shall be excluded for this purpose and "significant interest" means an interest (direct or indirect) in ten per cent. or more of the equity share capital (as defined in that Act) of an undertaking;

(iv) "HSE Laws" means applicable legislation, regulations or other laws of any applicable jurisdiction relating to HSE Matters (as defined below); and

(v) "HSE Matters" means pollution, contamination and the storage, carriage, disposal, discharge, spillage, leak, disposal, emission or presence of any waste or substance which is regulated or is capable of giving rise to liability under applicable legislation, regulations or other laws of any applicable jurisdiction because it is hazardous or capable of harming human health or the environment.

With the exception of Conditions (b), (c) and (d), none of the Conditions shall apply to matters of an anti-trust or competition law nature related to the proposed acquisition of CTR by GE Capital.

With the exception of Conditions (k)(iii) to (vi), none of the Conditions shall apply to HSE Laws or HSE Matters.

GE Capital reserves the right to waive, in whole or in part, all or any of the above Conditions, except Condition (a).

GE Capital reserves the right, subject to the consent of the Panel, to extend the time required under the City Code for satisfaction of Condition (a) until such time as Conditions (b) to (k) have been satisfied or waived. GE Capital shall be under no obligation to waive or treat as satisfied any of the Conditions by a date earlier than the latest date for the satisfaction thereof, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If GE Capital is required to make an offer for CTR Securities under the provisions of Rule 9 of the City Code, GE Capital may make such alterations to any of the above Conditions, including Condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of CTR by GE Capital is referred to the Monopolies and Mergers Commission before the Initial Closing Date.

                                     PART B

                           FURTHER TERMS OF THE OFFER

The following further terms apply, where the context permits, to the Offer.

1.    ACCEPTANCE PERIOD

(a) The Offer will initially be open until 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997. GE Capital expressly reserves the right (but will not be obliged, other than as may be required by the City Code or US federal securities laws and the rules and regulations thereunder) at any time or from time to time to extend the Offer after the Initial Closing Date and, in such event, will make a public announcement of such extension in the manner described in paragraph 2 below. If all Conditions have not been satisfied or, where permitted, waived by GE Capital by 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997, GE Capital currently intends, subject to the rules of the City Code, to extend the Offer until such time and date as all Conditions have been satisfied or, where permitted, waived. There can be no assurance, however, that GE Capital will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on the Initial Closing Date and no CTR Securities will be purchased pursuant to the Offer.

(b) Although no revision is envisaged, if the Offer is revised, the Initial Offer Period will be extended, if necessary, for a period of at least 14 calendar days from the date of posting of the revised Offer to holders of CTR Securities. Except with the consent of the Panel, no revision of the Offer may be made after 19 September 1997.

(c) The Initial Offer Period cannot (except with the consent of the Panel) be extended beyond midnight (London time), 7 p.m. (New York City time) on 3 October 1997 (or any earlier time and/or date beyond which GE Capital has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement). If all Conditions are not satisfied or, where permitted, waived at such time (taking account of any prescribed extension of the Initial Offer Period), the Offer will lapse in the absence of a competing bid except if the Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and GE Capital and holders of CTR Securities shall cease to be bound by prior acceptances. GE Capital reserves the right, if appropriate, to seek the Panel's approval to extend the final date for expiry of the Initial Offer Period to 24 October 1997, or such later date as the Panel may agree. Except with the consent of the Panel, GE Capital may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances or purchases of CTR Securities made after 1 p.m. (London time), 8 a.m. (New York City time) on 3 October 1997 (or any other time or date beyond which GE Capital has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as GE Capital, with the consent of the Panel, may determine.

(d) If all Conditions are satisfied or, where applicable, waived and the Initial Offer Period expires, the Offer will remain open for acceptance for the Subsequent Offer Period of not less than 14 calendar days from the expiry of the Initial Offer Period. If GE Capital or its agents state that the Offer will remain open until further notice, then not less than 14 calendar days' notice will be given prior to the closing of the Subsequent Offer Period.

(e) If a competitive situation arises after a no extension and/or a no increase statement has been made by or on behalf of GE Capital in relation to the Offer, GE Capital may, if it has specifically reserved the right to do so at the same time as such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend the Offer if it announces such withdrawal within four Business Days after the announcement of the competing offer and gives notice to the holders of CTR Securities to that effect in writing or (in the case of holders of CTR Securities with registered addresses outside the United Kingdom or the United States or whom GE Capital knows to be nominees, trustees or custodians holding CTR Securities for such persons) by announcement in the United Kingdom and in the United States at the earliest opportunity. GE Capital may choose not to be bound by the terms of a no extension and/or a no increase statement if it would otherwise prevent the posting of an increased or improved Offer (i) if it has reserved the right to do so, and the increased or improved Offer is recommended for acceptance by the board of directors of CTR or (ii) with the consent of the Panel.

(f) For the purposes of determining whether the Acceptance Condition has been satisfied, GE Capital will not be bound (unless otherwise required by the Panel) to take into account any CTR Securities which have been issued or unconditionally allotted, or which arise as the result of the exercise of conversion rights, before that determination takes place, unless written notice containing relevant details of the allotment, issue or conversion has been received from CTR or its agents before that time by GE Capital or Royal Bank of Scotland or The Bank of New York on behalf of GE Capital at one of the addresses specified at the end of this document. Notification by telex or facsimile or other electronic transmissions will not be sufficient.

(g) In accordance with an SEC exemptive order received by GE Capital, at least five Business Days prior to any reduction in the percentage of CTR Securities required to satisfy the Acceptance Condition, GE Capital will announce that it has reserved the right so to reduce the Acceptance Condition. The announcement will be made through a press release and such other methods reasonably designed to inform shareholders, including placing an advertisement in a newspaper of national circulation in the United States. Such press release will state the percentage to which the Acceptance Condition may be reduced and state that such a reduction is possible but that GE Capital is not required to declare its actual intentions until it is required to do so under the City Code. During such five Business Day period, shareholders who have tendered their CTR Securities in the Offer will have withdrawal rights and such advertisement will advise shareholders who have already tendered their CTR Securities to withdraw their tenders immediately if their tender is affected by the reduced Acceptance Condition. GE Capital will not make such an announcement unless GE Capital believes there is a significant possibility that sufficient CTR Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of CTR Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptance promptly following an announcement by GE Capital of its reservation of the right to reduce the Acceptance Condition.

2.    ANNOUNCEMENTS

(a) Without prejudice to paragraph 3 ("Rights of withdrawal") below, by 8.30 a.m. (London time) in the United Kingdom and 8.30 a.m. (New York City time) in the United States on the Business Day (the "relevant day") next following the day on which the Offer is due to expire or on which all Conditions become or are declared to have been satisfied or, where applicable, waived, or on which the Offer is revised or extended (or such later time and/or date as the Panel may agree), GE Capital will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service, respectively of the position. Such announcements will (unless otherwise permitted by the Panel) also state the total number of CTR Securities and rights over CTR Securities (as nearly as practicable):

      (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert with GE Capital);

      (ii) acquired or agreed to be acquired by or on behalf of GE Capital and any person acting or deemed to be in concert with GE Capital during the Initial Offer Period; and

      (iii) held prior to the Initial Offer Period by or on behalf of GE Capital and any persons acting or deemed to be in concert with it,

            and will specify the percentages of CTR Securities represented by each of these figures.

      In computing the numbers of CTR Securities represented by acceptances and/or purchases for the above purposes, only those acceptances and/or purchases permitted to be counted towards fulfilling the Acceptance Condition in accordance with paragraph 10 ("Certain provisions concerning acceptances") below shall be included in the totals.

(b) Any decision to extend the Initial Offer Period may be made at any time up to, and will be announced not later than, 8.30 a.m. (London time) in the United Kingdom and 8.30 a.m. (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date of the Initial Offer Period.

(c) References to the making of an announcement by or on behalf of GE Capital include the release of an announcement by GE Capital or by Lazard Brothers or one of its associates, to the press and the delivery by hand or telephone, facsimile or telex transmission or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

(d) Without limiting the manner in which GE Capital may choose to make any public announcement and, subject to GE Capital's obligations under applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act relating to GE Capital's obligation to disseminate promptly public announcements concerning material changes to the Offer), GE Capital will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the London Stock Exchange and the Dow Jones News Service.

3.    RIGHTS OF WITHDRAWAL

(a) Except as otherwise provided in this paragraph, tenders of CTR Securities are irrevocable. CTR Securities tendered pursuant to the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other limited circumstances described below. CTR Securities tendered during the Initial Offer Period and not validly withdrawn prior to the Initial Closing Date, and CTR Securities tendered during the Subsequent Offer Period, may not be withdrawn. Holders of CTR Securities will not have withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances described below.

(b) If GE Capital, having announced that the Acceptance Condition has been satisfied, fails by 3.30 p.m. (London time), 10.30 a.m. (New York City time) on the relevant day (or such later time or date as the Panel may agree) to comply with any of the relevant requirements relating to the Offer specified in paragraph 2(a) of this Part B of Appendix I above, an accepting holder of CTR Securities may immediately after that time withdraw his acceptance of the Offer by written notice given by post or by hand to The Royal Bank of Scotland or The Bank of New York at any of the relevant addresses specified at the end of this document and, in each case, receiving such notice on behalf of GE Capital. This right of withdrawal may be terminated not less than eight days after the relevant day by GE Capital confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in paragraph 2(a) of this Part B of Appendix I above. If any such confirmation is given, the Subsequent Offer Period will run from the date of that confirmation and compliance.

(c) If a no extension and/or a no increase statement is withdrawn in accordance with paragraph 1(e) of this Part B of Appendix I above, any acceptance of the Offer made after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(b) of this Part B of Appendix I above, for a period of eight days following the date on which the notice of the withdrawal of such statement is posted to holders of CTR Securities.

(d) Subject to (b) above, to be effective, a written notice of withdrawal must be received before the end of the Initial Offer Period by the party (either the UK Receiving Agent or the US Depositary) to whom the Acceptance Form was originally sent and must specify the name of the person who has tendered the CTR Securities, the number of CTR Securities to be withdrawn and (if certificates have been tendered) the name of the registered holder of the relevant CTR Securities, if different from the name of the person who tendered such CTR Securities.

(e) In respect of CTR ADSs, if CTR ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such CTR ADRs, the serial numbers shown on such CTR ADRs must be submitted and, unless CTR ADSs evidenced by such CTR ADRs have been tendered by an Eligible Institution or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in CTR ADSs evidenced by CTR ADRs, have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 7 of this Part B of Appendix I below, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn CTR ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(f) Withdrawals of tendered CTR Securities may not be rescinded (without GE Capital's consent) and any CTR Securities properly withdrawn and not properly re-tendered will thereafter be deemed not validly tendered for the purposes of the Offer. Withdrawn CTR Securities may be subsequently re-tendered, however, by following one of the procedures described in either paragraph 7 or paragraph 8 of this Part B of Appendix I below, as the case may be, at any time whilst the Offer remains open.

(g) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by GE Capital, whose determination (except as required by the Panel) will be final and binding. None of GE Capital, CTR, Lazard Brothers, the US Depositary, the UK Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give such notification.

4.    REVISIONS OF THE OFFER

(a) Although no revision of the Offer is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or Conditions or in the value or form of the consideration offered or otherwise) and any such revision represents, on the date on which such revision is announced (on such basis as Lazard Brothers or one of its associates may consider appropriate), an improvement (or no diminution) in the value of the consideration under the Offer as so revised compared with the value of the consideration previously offered, the benefit of the revised Offer will, subject as provided in this paragraph 4 below, be made available to holders of CTR Securities who have accepted the Offer in its original or any previously revised form(s) and not validly withdrawn such acceptance (hereinafter called a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in this paragraph 4 and in paragraph 7 or paragraph 8 of this Part B of this Appendix I below, be deemed to be an acceptance of the Offer as so revised and shall constitute the appointment of any director of GE Capital or of Lazard Brothers or one of its associates as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor and to make such elections as to the form of consideration or otherwise as those made by the Previous Acceptor in relation to the Offer in the Acceptance Form previously executed by him or on his behalf and to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or making any such election, the attorney and/or agent will take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) The authorities conferred by paragraph 4(a) of this Part B of Appendix I above shall not be exercised by any director of GE Capital or of Lazard Brothers, or one of its associates as the case may be, if, as a result thereof, the Previous Acceptor would thereby receive less in cash than he would have received as a result of his acceptance of the Offer (in its original or any previously revised form(s)) in the form in which it was originally accepted by him and the exercise of the powers of attorney so conferred by paragraph 4(a) of this Part B of Appendix I above of any such Previous Acceptor shall be ineffective to the extent that such Previous Acceptor shall lodge, within 14 calendar days of the posting of the document pursuant to which the improved consideration referred to in paragraph 4(a) of this Part B of Appendix I above is made available to holders of CTR Securities, an Acceptance Form validly accepting the Offer in which he validly elects to receive the consideration receivable by him in some other manner than that set out in his original acceptance.

(c) GE Capital reserves the right (subject to paragraph 4(a) of this Part B of Appendix I above) to treat an executed Acceptance Form relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of the Offer in any revised form as a valid acceptance and/or election of the revised Offer and such acceptance shall constitute an authority in the terms of paragraph 4(a) of this Part B of Appendix I above, mutatis mutandis, on behalf of the relevant holder of CTR Securities.

5.    GENERAL

(a) If the Offer lapses pursuant to the City Code, neither GE Capital nor any person acting or deemed to be acting in concert with GE Capital for the purpose of the Offer nor any of their respective affiliates may make an offer (whether inside or outside the United Kingdom) for CTR Securities for a period of one year following the date of such lapse, except with the consent of the Panel.

(b) Except with the consent of the Panel, settlement of the consideration to which any holder of CTR Securities is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which GE Capital may otherwise be, or claim to be, entitled as against such holder of CTR Securities. Consideration due to a holder of CTR Securities who validly accepts the Offer will be despatched promptly after the later of the Initial Closing Date and the date of receipt of a valid and complete acceptance from such holder of CTR Securities as described in paragraph 12 ("Settlement") below.

(c) Any omission or failure to despatch this document, the Acceptance Form, any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made shall not invalidate the Offer in any way. Subject to the provisions of paragraph 6 ("Overseas shareholders") of this Part B of Appendix I below, the Offer extends to any such persons to whom this document, the Acceptance Form, and/or any related offering document may not have been despatched or who may not receive such documents and such persons may collect copies of those documents from Lazard Brothers or Georgeson.

(d) All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Acceptance Form are given by way of security for the performance of the obligations of the holder of CTR Securities concerned and are irrevocable in accordance with section 4 of the U.K. Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 3 ("Rights of withdrawal") of this Part B of Appendix I above and duly does so.

(e) If all Conditions are satisfied or, where permitted, waived and GE Capital acquires or contracts to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in value of CTR Securities to which the Offer relates before the end of the period of four months beginning with the date of the Offer, it will be entitled to and intends to acquire the remaining CTR Shares on the same terms as the Offer pursuant to and subject to sections 428 to 430F (inclusive) of the Companies Act.

      If all Conditions are satisfied or, where permitted, waived and GE Capital acquires or contracts to acquire, pursuant to the Offer or otherwise, CTR Securities giving it more than 75 per cent. of voting rights at general meetings of CTR, but GE Capital is not in a position to effect the compulsory acquisition of all outstanding CTR Securities in accordance with the relevant procedures and time limits of the Companies Act referred to above, GE Capital intends to seek to procure the making of an application by CTR to the London Stock Exchange for CTR Shares to be delisted and the making of an application by CTR to the NYSE for CTR ADSs to be delisted and to cause CTR to terminate the CTR ADR facility in accordance with the deposit agreement relating thereto.

(f) GE Capital and Lazard Brothers or one of its associates reserve the right to notify any matter, including the making of the Offer, to all or any holders of CTR Securities with a registered address outside the United Kingdom and the United States by announcement in the United Kingdom to the London Stock Exchange and in the United States to the Dow Jones News Service or in any other appropriate manner, or by paid advertisement in a newspaper published and circulated in the United Kingdom and the United States, in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such holders of CTR Securities to receive or see such notice. All references in this document to notice in writing by or on behalf of GE Capital will be construed accordingly.

(g) The Offer is being extended by means of an advertisement to be inserted in the Financial Times (United Kingdom and European versions only) on 4 August 1997 to all persons to whom this document or an Acceptance Form may not be despatched (or by whom such documents may not be received) who hold or are entitled to have allotted or issued to them CTR Securities.

(h) The terms, provisions, instructions and authorities contained in the Acceptance Form constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Form, unless the context otherwise requires.

(i) References to a holder of CTR Securities include references to the person or persons executing any Acceptance Form and in the event of more than one person executing an Acceptance Form, such references will apply to them jointly and severally.

6.    OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to certain persons who are citizens, residents or nationals of, jurisdictions outside the United Kingdom or United States may be prohibited or affected by the laws of the relevant overseas jurisdiction. Holders of CTR Securities who are citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such holder of CTR Securities wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties in such jurisdiction. Any such holder of CTR Securities will also be responsible for payment of any issue, transfer or other taxes or duties or other requisite payments due in such jurisdiction by whomsoever payable and GE Capital and Lazard Brothers or one of its associates and any person acting on their behalf shall be entitled to be fully indemnified and held harmless by such holder of CTR Securities for any issue, transfer or other taxes or duties as GE Capital and Lazard Brothers or one of its associates or such person may be required to pay.

(b) The provisions of this paragraph 6 and/or other terms of the Offer relating to overseas holders of CTR Securities may be waived, varied or modified as regards specific holders of CTR Securities or on a general basis by GE Capital in its absolute discretion. References in this paragraph 6 to holders of CTR Securities shall include references to the person or persons executing an Acceptance Form and, in the event of more than one person executing an Acceptance Form, the provisions of this paragraph 6 shall apply to them jointly and severally.

(c) The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of CTR Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in the United States where the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of GE Capital by Lazard Freres, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

7.    PROCEDURES FOR TENDERING CTR ADSS

(a) Holders of CTR ADSs evidenced by CTR ADRs will have received with this document a Letter of Transmittal and Notice of Guaranteed Delivery. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in, and form a part of, each of the Letter of Transmittal and the Notice of Guaranteed Delivery. The instructions printed on the Letter of Transmittal shall form part of the terms of the Offer.

(b) For a holder of CTR ADSs evidenced by CTR ADRs to tender such CTR ADSs validly pursuant to the Offer, either:

      (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the US Depositary at one of its addresses set forth on the back cover of this document and CTR ADRs evidencing such CTR ADSs must be either received by the US Depositary at one of such addresses or delivered pursuant to the procedures for book-entry transfers set out below (and a Book Entry Confirmation received by the US Depositary in accordance with such procedures), such delivery to be received before the end of the Subsequent Offer Period; or

      (ii) such holder must comply with the Guaranteed Delivery Procedures (as set forth in paragraph 7(h) of this Part B of Appendix I below).

      The Offer in respect of CTR ADSs evidenced by CTR ADRs shall be validly accepted by delivery of a properly completed and duly executed Letter of Transmittal, the relevant CTR ADRs evidencing CTR ADSs and other required documents to the US Depositary by holders of CTR ADSs (without any further action by the US Depositary), subject to the terms and Conditions set out in this document and the Letter of Transmittal. The acceptance of the Offer by a tendering holder of CTR ADSs evidenced by CTR ADRs pursuant to the procedures described above, subject to the withdrawal rights described above, will be deemed to constitute a binding agreement between such tendering holder of CTR ADSs and GE Capital upon the terms and subject to the Conditions of the Offer. IF A CTR ADR EVIDENCING A CTR ADS HAS BEEN TENDERED BY A HOLDER OF CTR ADSs, CTR SHARES REPRESENTED BY SUCH CTR ADSs MAY NOT BE TENDERED INDEPENDENTLY.

(c)   Book-Entry Transfer

      The US Depositary will establish an account at the Book-Entry Transfer Facilities with respect to interests in CTR ADSs evidenced by CTR ADRs held in book-entry form for the purposes of the Offer within two Business Days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities systems may make book-entry delivery of interests in CTR ADSs by causing a Book-Entry Transfer Facility to transfer such interests in CTR ADSs into the US Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer. Although delivery of interests in CTR ADSs evidenced by CTR ADRs may be effected through book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, either:

      (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

      (ii)  an Agent's Message (as defined below),

      and, in either case, any other required documents must in any case be transmitted to, and received by, the US Depositary at one of its addresses set forth on the back cover of this document before CTR ADSs evidenced by CTR ADRs will be either counted as a valid acceptance or purchased, or such holder must comply with the Guarantee Delivery Procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the US Depositary and forming a part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in CTR ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that GE Capital may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the US Depositary.

(d)   Method of delivery

      The method of delivery of CTR ADRs, the Letter of Transmittal and all other required documents is at the option and risk of the tendering holder of CTR ADSs. CTR ADSs will be deemed delivered only when CTR ADRs representing such CTR ADSs are actually received by the US Depositary (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of any Letter of Transmittal or other required documents will be given by, or on behalf of, GE Capital.

(e)   Signature guarantees

      No signature guarantee is required on the Letter of Transmittal if:

      (i) the Letter of Transmittal is signed by the registered holder of CTR ADSs tendered therewith and such registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

      (ii)  such CTR ADSs are tendered for the account of an Eligible
            Institution.

      In all other cases all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 on the Letter of Transmittal.

(f)   CTR ADSs and ADRs

      If CTR ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered CTR ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on such CTR ADRs, with the signatures on such CTR ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 on the Letter of Transmittal.

(g)   Partial acceptances

      If fewer than all of CTR ADSs evidenced by any CTR ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of CTR ADSs which are to be tendered in the box entitled "Number of CTR ADSs Tendered." In such case, a new CTR ADR for the remainder of CTR ADSs represented by the former CTR ADR will be sent to the registered holder (or delivered as the person signing such Letter of Transmittal properly indicates thereon) as promptly as practicable following the date the tendered CTR ADSs are purchased. All CTR ADSs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal. In the case of partial tenders, CTR ADSs not tendered will not be reissued to a person other than the registered holder.

(h)   Guaranteed delivery

      (i) If a holder of CTR ADSs evidenced by CTR ADRs desires to tender CTR ADSs pursuant to the Offer and CTR ADRs evidencing such CTR ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the Subsequent Offer Period, such holder's tender of such CTR ADSs may be effected in the following manner if all the following conditions are met (the "Guaranteed Delivery Procedures"):

            (aa)  such tender is made by or through an Eligible Institution;

            (bb) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by GE Capital is received by the US Depositary, as provided below, prior to the expiry of the Subsequent Offer Period; and

            (cc) CTR ADRs evidencing all tendered CTR ADSs (or, in the case of interests in CTR ADSs held in book-entry form, timely confirmation of the book-entry transfer of such interests in CTR ADSs into the US Depositary's account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the US Depositary within three Business Days after the date of execution of such Notice of Guaranteed Delivery.

      (ii) The Notice of Guaranteed Delivery may be delivered by hand or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

      (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, CTR ADRs evidencing CTR ADSs referred to in the Notice of Guaranteed Delivery must, prior to the Initial Closing Date, be received by the US Depositary (or, in the case of interests in CTR ADSs evidenced by CTR ADRs held in book-entry form, a timely Book Entry Confirmation pursuant to the procedures set out above), together with a properly completed duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

(i)   Other requirements

      By executing the Letter of Transmittal as set out above, the tendering holder of CTR ADSs evidenced by CTR ADRs will agree that effective from and after the date all Conditions are satisfied or, where permitted, waived:

      (i) GE Capital shall be entitled to direct the exercise of any votes attaching to any CTR Shares represented by CTR ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such CTR Shares, including any right to requisition a general meeting of CTR or of any class of its shareholders; and

      (ii) the execution of the Letter of Transmittal and its delivery to the US Depositary will constitute:

            (a) an authority to CTR or its agents from the holder of CTR ADSs being tendered to send any notice, circular, warrant, document or other communication, which may be sent to him as a holder of such CTR ADSs, to GE Capital at its registered office;

            (b) an authority to GE Capital or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of CTR ADSs being tendered and/or to execute a form of proxy in respect of such CTR ADSs appointing any person nominated by GE Capital to attend general meetings or separate class meetings of CTR or its members (or any of them) (or any adjournments thereof) and to exercise the votes attaching to such CTR ADSs on the holders' behalf, such votes to be cast so far as possible to satisfy any outstanding Condition or otherwise as GE Capital or its agent sees fit; and

            (c) the agreement of the tendering holder of CTR ADSs being tendered not to exercise any of such rights without the consent of GE Capital and the irrevocable undertaking of the holder of such CTR ADSs not to appoint a proxy for or to attend general meetings or separate class meetings.

(j) If the Offer lapses, all documents tendered will be returned promptly thereafter at the risk of the holder of CTR ADSs concerned.

(k) IF YOU ARE IN ANY DOUBT ABOUT THE PROCEDURE FOR ACCEPTANCE, PLEASE TELEPHONE GEORGESON ON 1 800 223 2064.

8.    PROCEDURES FOR TENDERING CTR SHARES

ALL HOLDERS OF CTR SHARES

(a) Holders of CTR Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of Acceptance. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

      If a holder of CTR Shares holds CTR Shares in both certificated and uncertificated form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for CTR Shares held in uncertificated form, but under different member account IDs, and for CTR Shares held in certificated form, but under different designations.

(b) To accept the Offer, any holder of CTR Shares, including any person in the US who holds CTR Shares, wishing to accept the Offer in respect of all or any portion of such holder's CTR Shares, should complete Box 1 and, if such holder's CTR Shares are in CREST, Box 3, and sign Box 4 on the Form of Acceptance in accordance with the instructions printed on it. All holders of CTR Shares who are individuals should sign the Form of Acceptance in the presence of a witness who should also sign Box 4 in accordance with the instructions printed on it. Unless witnessed, an acceptance will not be valid. You may obtain additional Forms of Acceptance from The Royal Bank of Scotland at the addresses specified at the end of this document.

(c) An accepting holder of CTR Shares should return the completed, signed and witnessed Form of Acceptance, whether or not such CTR Shares are in CREST, to the UK Receiving Agent or US Depositary. The completed Form of Acceptance, together, if such holder's CTR Shares are in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the UK Receiving Agent or the US Depositary, as soon as possible, but in any event so as to arrive not later than 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997. If you have any questions as to how to complete the Form of Acceptance, please contact the UK Receiving Agent by telephone on 0117 937 0672 or the US Depositary by telephone on 1 800 507 9357. A person in the US who holds CTR Shares may submit the Form of Acceptance, together with his share certificate(s) and/or other document(s) of title, to the US Depositary, who will receive such Form(s) of Acceptance and certificate(s) and/or other document(s) of title on behalf of the UK Receiving Agent.

Holders of CTR Shares in uncertificated form

(d) If CTR Shares are in uncertificated form, the holder should insert in Box 3 of the Form of Acceptance the participant ID and member account ID under which such CTR Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, such holder should take (or procure to be taken) the action set out below to transfer CTR Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying The Royal Bank of Scotland (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997.

(e) If the holder of CTR Shares in uncertificated form is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his CTR Shares are held. In addition, only his CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to his CTR Shares.

(f) The holder of CTR Shares in uncertificated form should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

      (i)   the number of CTR Shares to be transferred to an escrow balance;

      (ii) the member account ID of such holder of CTR Shares. This must be the same member account ID as the member account ID that is inserted in Box 3 of the Form of Acceptance;

      (iii) the participant ID of such holder of CTR Shares. This must be in the same participant ID as the participant ID that is inserted in Box 3 of the Form of Acceptance;

      (iv) the participant ID of the escrow agent (the UK Receiving Agent in its capacity as a CREST Receiving Agent). This is 3RA14;

      (v)   the member account ID of the escrow agent. This is CTRENTAL (UK);

      (vi) the Form of Acceptance Reference Number. This is the Form of Acceptance Reference Number that appears in Box 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable the UK Receiving Agent to match the transfer to escrow to your Form of Acceptance. The holder of such shares should keep a separate record of this Form of Acceptance Reference Number for future reference;

      (vii) the Intended Settlement Date. This should be as soon as possible and in any event not later than 2 September 1997; and

      (viii) the Corporate Action Number for the Offer. This is 1.

(g) After settlement of the TTE instruction, such holder of CTR Shares will not be able to access the CTR Shares concerned in CREST for any transaction or charging purposes unless the holder withdraws his acceptance in accordance with paragraph 3 of this Part B of this Appendix
      I. If the Conditions are satisfied or, where permitted, waived, the escrow agent will transfer CTR Shares concerned to itself in accordance with paragraph 9(d) of this Part B of Appendix I below.

(h) Such holder of CTR Shares is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

(i) If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, GE Capital may treat any amount of CTR Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of CTR Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

      SUCH HOLDER OF CTR SHARES SHOULD NOTE THAT CRESTCo DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES, IN CREST, FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. SUCH HOLDER SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY HIM (OR BY HIS CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO HIS CTR SHARES TO SETTLE PRIOR TO 3 P.M. (LONDON TIME), 10 A.M. (NEW YORK CITY TIME) ON 2 SEPTEMBER 1997. IN THIS CONNECTION, SUCH HOLDER IS REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

(k) GE Capital will make an appropriate announcement if any of the details contained in this paragraph 8 alter for any reason.

(l) Normal CREST procedures (including timings) apply in relation to any CTR Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of CTR Shares or otherwise). Holders of CTR Shares who are proposing so to convert any CTR Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring CTR Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997.

MISCELLANEOUS

(m) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above to the UK Receiving Agent or the US Depositary so as to be received as soon as possible, but in any event no later than 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997 together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that one or more share certificate(s) and/or other document(s) of title have been lost and the certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the registrar of CTR at The Royal Bank of Scotland plc, Registrar's Department, P O Box No. 435, Owen House, 8 Bankhead Crossway North, Edinburgh EH11 4BR to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the UK Receiving Agent or the US Depositary, in accordance with instructions given, in support of the Form of Acceptance.

(n) Subject to the City Code, GE Capital reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s) and/or other document(s) of title or which is received by it at a place or places other than as set out in this document or the Form of Acceptance. In that event, the consideration under the Offer will be despatched only when the acceptance is entirely in order and (as applicable) the relevant transfer to escrow or the relevant share certificate(s) and/or other document(s) of title or indemnity satisfactory to GE Capital has/have been received.

(o) If the Offer lapses, all documents lodged for acceptance will be returned promptly thereafter at the risk of the holder of CTR Shares concerned.

(p) No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given by, or on behalf of, GE Capital. The method of delivery of share certificate(s) and/or other document(s) of title for CTR Shares and all other required documents is at the option and risk of the accepting holder of CTR Shares. In all cases, sufficient time should be allowed to ensure timely delivery and in any event to ensure delivery by 3 p.m. (London time), 10 a.m. (New York City time) on 2 September 1997.

(q) ANY HOLDER OF CTR SHARES WHO IS IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE SHOULD CONTACT THE UK RECEIVING AGENT BY TELEPHONE ON 0117 937 0672 OR THE US DEPOSITARY BY TELEPHONE ON 1 800 507 9357. SUCH HOLDER IS ALSO REMINDED THAT, IF HE IS A CREST SPONSORED MEMBER, HE SHOULD CONTACT HIS CREST SPONSOR BEFORE TAKING ANY ACTION.

9.    FORMS OF ACCEPTANCE

Each holder of CTR Shares by whom, or on whose behalf, a Form of Acceptance is executed and lodged with the UK Receiving Agent or US Depositary (subject to the rights of withdrawal set forth in this document) undertakes, represents, warrants to and agrees with GE Capital, Lazard Brothers, The Royal Bank of Scotland and The Bank of New York (so as to bind such holder and his personal or legal representatives, heirs, successors and assigns) to the following effect:

(a) that execution of the Form of Acceptance and its delivery to the UK Receiving Agent or US Depositary constitutes (i) an acceptance of the Offer in respect of the number of CTR Shares inserted or deemed to have been inserted in Box 1 of the Form of Acceptance; and (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable GE Capital to obtain the full benefit of paragraph 8 of this Part B of this Appendix I above and this paragraph 9 and/or to perfect any of the authorities expressed to be given hereunder on and subject to the terms and Conditions set out or referred to in this document and the Form of Acceptance;

(b) that such holder has full power and authority to tender, sell, assign or transfer the CTR Shares in respect of which the Offer is accepted or deemed to be accepted (together with all rights attaching to them) and when the same are transferred to GE Capital pursuant to the terms of the Offer, GE Capital will acquire such CTR Shares fully paid and free from all liens, charges, equities, encumbrances and other interests and, together with all rights attaching thereto on or after 29 July 1997 (the date on which the Offer was announced), including, without limitation, the right to receive and retain all dividends, interest and other distributions, if any, declared, made or paid after 29 July 1997;

(c) that the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or US Depositary constitutes, subject to the Conditions being satisfied or, where permitted, waived and to the holder of CTR Shares not having validly withdrawn his acceptance, the irrevocable appointment of any director of, or other person nominated by, GE Capital as such holder's attorney and agent ("attorney"), and an irrevocable instruction to the attorney, to complete and execute all or any forms of transfer and/or such other documents at the attorney's discretion in relation to CTR Shares referred to in paragraph 9(a) above in favour of GE Capital or such other person or persons as GE Capital may direct and to deliver such forms of transfer and/or other documents at the attorney's discretion together with the share certificate(s) and/or other document(s) of title relating to such CTR Shares for registration within six months of their purchase and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in GE Capital or its nominees the CTR Shares to which such Form of Acceptance relates as aforesaid;

(d) that the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or US Depositary constitutes, subject to the Conditions being satisfied or, where permitted, waived and to the accepting holder of CTR Shares not having validly withdrawn his acceptance, an irrevocable authority and request to such Receiving Agent or US Depositary:

      (i) to transfer to GE Capital (or to such other person or persons as GE Capital or its agents may direct) by means of CREST all or any of the Relevant CTR Shares (as defined below) (but not exceeding the number of CTR Shares in respect of which the Offer is accepted or deemed to be accepted);

      (ii) if the Conditions are not satisfied or, where permitted, waived, to give instructions to CRESTCo, promptly after the lapsing of the Offer, to transfer all Relevant CTR Shares to the original available balance of the accepting holder of CTR Shares. For the purposes of this paragraph (d), "Relevant CTR Shares" means CTR Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraphs 8(d) to (l) of this Part B of Appendix I above and where the transfer(s) to escrow was or were made in respect of CTR Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

      (iii) to CTR or its agents to procure the registration of the transfer of CTR Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of them to GE Capital or as it may direct;

      (iv) if CTR Shares concerned are in certificated form, or if either of the provisos to sub-paragraph (v) of this paragraph 9(d) apply, to GE Capital or its agents to procure the despatch by post (or by such other methods as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for any cash to which an accepting CTR shareholder is entitled, at the risk of such shareholder, to the person or agent whose name and address is set out in Box 5 of the Form of Acceptance, or if no name and address is set out in Box 5, to the first-named holder at his registered address as set out in Box 2 on the Form of Acceptance;

      (v) if the CTR Shares concerned are in uncertificated form, to GE Capital or its agents to procure the creation of an assured payment obligation in favour of the holder of CTR Shares' payment bank in accordance with the CREST assured payment arrangements in respect of the cash consideration to which such shareholder is entitled, provided that GE Capital may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post, and in such case, sub-paragraph (iv) of this paragraph 9(d) shall apply; and

      (vi) to GE Capital or its agent(s) to record and act upon any instructions with regard to payment or notices which have been recorded in the records of CTR in respect of such holder of CTR Shares;

(e) that subject to the Offer becoming or being declared wholly unconditional (or if the Offer will become unconditional in all respects or lapses immediately upon the outcome of the resolution in question) or if the Panel otherwise gives its consent and pending registration:

      (i) GE Capital or its agents shall be entitled to direct the exercise of any votes attaching to any CTR Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn and any of the rights and privileges attaching to such CTR Shares including the right to requisition a general meeting of CTR or of any class of its securities; and

      (ii) the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or US Depositary shall constitute in relation to those CTR Shares in respect of which the Offer has been accepted and not validly withdrawn:

            (aa) an authority to CTR or its agents from such holder to send any notice, circular, warrant, document or other communication, which may be required to be sent to him or her as a shareholder of CTR, to GE Capital at its registered office;

            (bb) an authority to GE Capital or its agents to sign any consent to short notice of a general meeting or separate class meeting on his behalf and/or to execute a form of proxy in respect of such CTR Shares appointing any person nominated by GE Capital to attend general meetings and separate class meetings of CTR or its members (or any of them) (or any adjournment of them) and to exercise the votes attaching to such CTR Shares on his behalf, such votes to be cast so far as possible to satisfy any outstanding Condition or otherwise as GE Capital or its agent sees fit; and

            (cc) the agreement of such holder not to exercise any of such rights without the consent of GE Capital and the irrevocable undertaking of such holder not to appoint a proxy for or to attend general meetings or separate class meetings;

(f) that such holder will deliver, or procure the delivery to the UK Receiving Agent or US Depositary of, his share certificates and/or other documents of title in respect of the CTR Shares in certificated form referred to in paragraph 9(a) above, or an indemnity acceptable to GE Capital in lieu thereof, as soon as possible and in any event within six months of the purchase of such CTR Shares;

(g) that such holder will take (or procure to be taken) the action necessary to transfer all CTR Shares in respect of which the Offer has been accepted or is deemed to have been accepted held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

(h) that if, for any reason, any CTR Shares in respect of which a transfer to an escrow balance has been effected pursuant to paragraph 8(f) of this Part B of Appendix I above are converted to certificated form, he will immediately deliver or procure the immediate delivery of, the share certificate(s) and/or other document(s) of title in respect of all such CTR Shares as so converted to The Royal Bank of Scotland at one of its addresses set out at the back of this document;

(i) that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements as referred to in paragraph 9(d)(v) of this Part B of Appendix I above shall, to the extent of the obligation so created, discharge in full any obligation of GE Capital and/or Lazard Brothers to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(j) that the terms and Conditions contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly;

(k) that such holder agrees to do all such acts and things as shall be necessary, and execute any additional documents reasonably considered by GE Capital to be necessary, to complete the purchase and transfer of the CTR Shares and to vest in GE Capital or its nominees the CTR Shares aforesaid and all such acts and things as may be necessary or expedient to enable the UK Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

(l) that the execution of the Form of Acceptance constitutes an authority to GE Capital and its agent in the terms of paragraph 4(a) of this Part B of Appendix I above;

(m) that such holder agrees and acknowledges that he is not a customer (as defined in the rules of The Securities and Futures Authority Limited) of Lazard Brothers or Deutsche Morgan Grenfell in connection with the Offer;

(n) that such holder agrees to ratify each and every act or thing which may be done or effected by any director of, or other person nominated by, GE Capital or their respective agents, as the case may be, in the exercise of any of his powers and/or authorities hereunder;

(o) that if any provision of this paragraph 9 shall be unenforceable or invalid or shall not operate so as to afford GE Capital or the UK Receiving Agent or the US Depositary or their respective agents the benefit of the authority expressed to be given herein, he shall with all practicable speed do all such acts and things and execute all such documents that may be reasonably required to enable those persons to secure the full benefits of this section;

(p) that the execution of the Form of Acceptance constitutes the submission of such holder, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England; and

(q)   that on execution of a Form of Acceptance, it shall take effect as a Deed.

DELIVERY OF THE FORM OF ACCEPTANCE AND CERTIFICATES REPRESENTING CTR SHARES AND/OR OTHER DOCUMENTS OF TITLE TO THE US DEPOSITARY WILL CONSTITUTE DELIVERY OF THEM TO THE UK RECEIVING AGENT FOR THE PURPOSES OF PARAGRAPH 8 OF THIS PART B OF APPENDIX I ABOVE AND THIS PARAGRAPH 9.

10.   CERTAIN PROVISIONS CONCERNING ACCEPTANCES

(a) Without prejudice to the right reserved by GE Capital to treat Acceptance Forms as valid even though not entirely in order or not accompanied by, where CTR Shares are in certificated form, the relevant share certificates and/or other documents of title, or not accompanied by the relevant transfer to escrow, except as otherwise agreed by the Panel:

      (i) an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of such acceptance. For additional information on Note 4 and
            Note 6 to Rule 10 of the City Code, see paragraph 10(b) below;

      (ii) a purchase of CTR Securities by GE Capital or its nominee(s) (or a person acting in concert with GE Capital or its nominee(s)) will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of such purchase. For additional information on Note 5 and Note 6 to Rule 10 of the City Code, see paragraph 10(b) below; and

      (iii) the Acceptance Condition will not be declared satisfied until the UK Receiving Agent has issued a certificate to GE Capital (or its agent) which states the number of CTR Securities in respect of which acceptances have been received which comply with paragraph (i) above and the number of CTR Securities otherwise acquired, whether before or during the Initial Offer Period, which comply with paragraph (ii) above.

(b) Notes 4 to 6 to Rule 10 of the City Code contain detailed provisions for verifying which acceptances and purchases may be counted towards fulfilling the Acceptance Condition or in determining whether the Acceptance Condition has been fulfilled and are principally concerned to ensure that the acceptor is the registered owner of the securities which he is tendering. The principal requirements of Notes 4 and 6 to Rule 10 are that any Acceptance Form must be completed to a suitable standard (i.e. it must constitute a transfer or a valid and irrevocable appointment of GE Capital or its agent for the purpose of executing a transfer) and it must be accompanied by, where CTR Shares are in certificated form, the appropriate share certificate or other documents of title and, in all cases, any relevant supporting documentation (such as powers of attorney). Immediately prior to the satisfaction of the Acceptance Condition, the UK Receiving Agent will issue a certificate to GE Capital stating the number of CTR Securities tendered and not validly withdrawn pursuant to the Offer and the number of CTR Securities otherwise acquired, on or before the Initial Closing Date as the case may be, in compliance with the provisions referred to in paragraph 10(a) above. Copies of such certificates will be sent to the Panel as soon as possible after they are issued.

(c) Subject to the City Code, GE Capital reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the (as applicable) relevant transfer to escrow or the relevant share certificate(s) and/or other document(s) of title or which is received by it at a place or places other than set out in this document or the Acceptance Form. In that event, no payment of cash under the Offer will be made until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to GE Capital have been received by the UK Receiving Agent or the US Depositary, as the case may be.

11.   SUBSTITUTE ACCEPTANCE FORMS

The holders of CTR Securities have been sent with this document either a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery) and/or a Form of Acceptance. All holders of CTR ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery, which they must use to tender their CTR ADSs and accept the Offer. All holders of CTR Shares, including persons in the US who hold CTR Shares, have been sent a Form of Acceptance, which they must use to tender their CTR Shares and accept the Offer. Should any holder of CTR Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the UK Receiving Agent or the US Depositary at the addresses set out at the end of this document, who will provide the appropriate forms.

12.   SETTLEMENT

Subject to the satisfaction or, where permitted, waiver of all Conditions (except as provided in paragraph 6 of this Part B of Appendix I in the case of certain overseas holders of CTR Securities), settlement of the consideration to which any holder of CTR Securities is entitled under the Offer will be effected
(i) in the case of valid and complete acceptances received by the Initial Closing Date, promptly after such date, or (ii) in the case of valid and complete acceptances of the Offer received, during the Subsequent Offer Period, promptly after such receipt, in the following manner:

(a)   CTR Shares in uncertificated form (that is, in CREST)

      Where an acceptance relates to CTR Shares in uncertificated form, the cash consideration to which the accepting holder of CTR Shares is entitled will be paid promptly by means of CREST by GE Capital procuring the creation of an assured payment obligation in favour of such accepting holder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

      GE Capital reserves the right to settle all or any part of the consideration referred to in this paragraph, for all or any accepting holders of CTR Shares, in the manner referred to in paragraph 12(b) below, if, for any reason, it wishes to do so.

(b)   CTR Securities in certificated form

      Where an acceptance relates to CTR Securities in certificated form, cheques for cash due will be despatched promptly by first class post (or by such other method as may be approved by the Panel).

13.   CURRENCY OF CONSIDERATION

Instead of pounds sterling, holders of CTR Shares who so wish may, by putting "YES" in Box 6 on the Form of Acceptance, elect to receive US dollars on the following basis: the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by GE Capital to the relevant payment agent for delivery in respect of the relevant CTR Shares. A holder of CTR Shares may receive such amount in US dollars on the basis set out above only in respect of the whole of his holding of CTR Shares in respect of which he accepts the Offer. Holders of CTR Securities may not elect to receive a combination of pounds sterling and US dollars. Unless they elect to receive pounds sterling by ticking the box marked "Pound Sterling Payment Election" on the Letter of Transmittal, holders of CTR ADSs will receive consideration converted into US dollars as described above, as if such holders of CTR ADSs had elected to receive dollars. Consideration in US dollars may be inappropriate for holders of CTR Shares other than persons resident in the US and holders of CTR ADSs.

THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE DATE ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY GE CAPITAL. HOLDERS OF CTR SECURITIES SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE DOLLARS AND ON THE DATE OF DESPATCH OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE DATE ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY GE CAPITAL. IN ALL CASES, FLUCTUATIONS IN THE us DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING HOLDERS OF ctr sECURITIES WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US dOLLARS. GE CAPITAL SHALL HAVE NO RESPONSIBILITY WITH RESPECT TO THE CONSIDERATION PAYABLE OTHER THAN TO MAKE PAYMENT IN POUNDS STERLING.

                                   APPENDIX II

            CHAIRMAN'S STATEMENT AND FINANCIAL AND OTHER INFORMATION

                            RELATING TO THE CTR GROUP

For the purposes of this Appendix II only, references to the "Company" refer to CTR not including its subsidiary undertakings, and references to the "Group" refer to the CTR Group, including its subsidiary undertakings.

1.    CHAIRMAN'S STATEMENT ON RESULTS FOR THE YEAR ENDED 30 APRIL 1997

Set out below is the text of the Chairman's Statement made in connection with the announcement of the financial results of the CTR Group for the fiscal year ended 30 April 1997.

"The final quarter of our 1996/97 financial year has seen a welcome continuation of the trading progress, which I commented on in April. New trailer equipment is now being delivered to meet a continued inflow of new long-term contracts within all our Continental European markets.

Sterling's strength against other European currencies had an adverse impact on both turnover and operating profit. Of the (pounds)23.3 million fall in turnover from continuing operations to (pounds)110.9 million, some (pounds)8.9 million represented adverse currency movements. Similarly operating profits would have been virtually unchanged, but for the adverse effects of converting European earnings into sterling.

In view of all of the Group's trading difficulties in recent years, it is heartening to be able to report a profit before taxation for the full year of (pounds)5.8 million. This is the first time since 1992 that we have achieved a full year's profit before taxation; this compares to a pre-tax loss last year of (pounds)181.0 million.

This modest level of profitability was boosted by exchange gains on our US Notes. It also reflects the benefits of the Financial Restructuring, which was completed in July 1996 and substantially reduced the burden of our interest costs.

Our continuing drive to cut administrative costs yielded a further saving of approximately (pounds)5 million over the past year. We have also begun implementing a restructuring of our UK business, which is expected to further reduce costs by (pounds)4 million in a full year. This will give us greater operational flexibility, by replacing our existing network of 26 fixed depots with trailer points operated through outsourcing and partnership arrangements.

The interest costs have reduced from (pounds)41.7 million in 1995/96 to (pounds)24.7 million in the current year due to the Financial Restructuring. This does not include a full year's impact as the Financial Restructuring was only completed at the end of the first quarter. On an annualised basis our interest bill is currently running at around (pounds)22 million.

Whilst trading conditions remain highly competitive in the UK, our Continental European businesses have traded strongly and continued to secure new long-term contracts. As I have previously reported, business in Germany remains particularly buoyant, we have achieved rate increases in the Benelux countries and have also made progress in France and Scandinavia.

We have now begun to take delivery of new trailer equipment as part of the (pounds)64 million capital investment in the current year, which we committed to following the Financial Restructuring. This will lead to the addition of 2,679 new trailers, which are required to sustain our competitive position in Continental Europe and to fulfil new long-term contracts.

In addition to this we now have in place the first (pounds)19 million of the total (pounds)70 million of lease finance which we were permitted to seek under the terms of the Financial Restructuring. We are in negotiations for a second tranche of (pounds)13 million which will help us reap the benefits of a full-scale reinvestment programme.

Following the sale of our Rail Division, which was completed in June 1996, the Group has been able to focus exclusively on the development of its trailer rental activities. We remain the second largest rental group in Europe, with a significant share of the market.

There have been a number of changes to the Board over the past year. In May 1996, David Howell joined as an executive director and Nicholas Ward as a non-executive director. In January 1997 we appointed a further non-executive director, when we welcomed Robbie Burns, a former director of NFC plc, to the

Board. This followed his successful completion of a lengthy assignment as a consultant to the Group, advising me on the restructuring of the UK operations.

One final Board change in the past year was the resignation in September 1996 of Kenneth Dick. Kenneth made a considerable contribution to the Group during his lengthy period of service as a non-executive director, so it was a particular sadness to announce his death in April, at the age of 83.

Rupert Hambro will be retiring by rotation at our forthcoming Annual General Meeting and has indicated that he will not be standing for re-election to the Board. I would like to thank Rupert for the contribution he has made to the Group during this challenging period in its development.

Turning to the 1997/98 financial year, shareholders will be pleased to note that trading after the financial year has been in line with expectations and with the continuation of the positive performance seen in the second half of the financial year ended 30 April 1997.

I would like to conclude by offering my thanks to our customers and staff for their loyalty and support, which have been vital ingredients in our renaissance.

                                                                       IAN CLUBB
                                                                        Chairman

                                                                   22 July 1997"

2.    SHARE CAPITAL

The share capital of CTR as at 1 August 1997 (the latest practicable date before the publication of this document) was as follows:

                             Authorised                      Issued
                                 Number     (pounds)         Number     (pounds)

CTR ordinary 1p shares      810,000,000    8,100,000    738,100,720    7,381,007

3.    BASIS OF INFORMATION

The financial information contained in this Appendix II relating to CTR does not constitute statutory accounts within the meaning of Section 240 of the Companies Act. The information for the three financial years ended 30 April 1997 is summarised and extracted from the audited financial statements of CTR for each of those years. CTR's auditors have made reports under Section 235 of the Companies Act 1985 on the financial statements for each of those three years and statutory accounts have been delivered to the Registrar of Companies for all these years. These reports were unqualified and did not contain a statement under Section 237(2) or (3) of the Companies Act 1985.

4.    Consolidated profit and loss accounts


                                                        For the years ended 30 April 1997/6

                                       -----------                              -----------
                                              1997         1997          1997          1996           1996            1996
                                            before  exceptional         after        before    exceptional           after
                                       exceptional        items   exceptional   exceptional          items     exceptional
                               Notes         items   (Note 8.3)         items         items     (Note 8.3)           items
                                         (pounds)m    (pounds)m     (pounds)m     (pounds)m      (pounds)m       (pounds)m
TURNOVER                         8.2

Continuing operations                        110.9                      110.9         134.2                          134.2
Discontinued operations                        1.8                        1.8          13.0                           13.0
                                       -----------                -----------   -----------                    -----------
                                             112.7                      112.7         147.2                          147.2
                                       -----------                -----------   -----------                    -----------
Operating depreciation                       (31.1)                     (31.1)        (37.1)                         (37.1)
Other costs of sales                         (40.7)        (4.6)        (45.3)        (61.3)        (102.4)         (163.7)
                                       -----------                -----------   -----------                    -----------
Total cost of sales                          (71.8)        (4.6)        (76.4)        (98.4)        (102.4)         (200.8)
                                       -----------  -----------   -----------   -----------    -----------     -----------
GROSS PROFIT/(LOSS)                           40.9         (4.6)         36.3          48.8         (102.4)          (53.6)

Administrative expenses                      (25.9)         1.4         (24.5)        (30.1)           4.3           (25.8)
                                       -----------  -----------   -----------   -----------    -----------     -----------
                                              15.0         (3.2)         11.8          18.7          (98.1)          (79.4)
Other operating income/
  (expenses)                                   0.8                        0.8          (0.4)           0.2            (0.2)

OPERATING PROFIT/
  (LOSS)                   8.2 & 8.4
                                       -----------                -----------   -----------                    -----------
Continuing operations                         15.2         (3.2)         12.0          17.1          (97.9)          (80.8)
Discontinued operations                        0.6                        0.6           1.2                            1.2
                                       -----------                -----------   -----------                    -----------
                                              15.8         (3.2)         12.6          18.3          (97.9)          (79.6)
Profit/(loss) on disposal
  of discontinued operations                    --          3.2           3.2            --          (21.4)          (21.4)
Lease amortisation and
  finance breakage costs                        --                         --            --            0.5             0.5
Costs associated with
  financial restructuring                       --                         --            --          (20.0)          (20.0)
Net interest payable             8.5         (24.7)                     (24.7)        (41.7)                         (41.7)
                                       -----------  -----------   -----------   -----------    -----------     -----------
LOSS ON ORDINARY
  ACTIVITIES AFTER
  INTEREST                                    (8.9)          --          (8.9)        (23.4)        (138.8)         (162.2)
Unrealised exchange
  gain on New Notes                            4.9                        4.9            --             --              --
Exchange gain/(loss) on
  Old Notes                                    9.8                        9.8         (18.8)                         (18.8)
                                       -----------  -----------   -----------   -----------    -----------     -----------
PROFIT/(LOSS) ON
  ORDINARY
  ACTIVITIES BEFORE
  TAXATION                                     5.8           --           5.8         (42.2)        (138.8)         (181.0)
Tax on profit/(loss) on
  ordinary activities            8.6            --           --            --             --            --              --
                                       -----------  -----------   -----------   -----------    -----------     -----------
RETAINED PROFIT/
  (LOSS)                                       5.8           --           5.8          (42.2)       (138.8)         (181.0)
                                       -----------  -----------   -----------   -----------    -----------     -----------
Earnings/(loss) per
  ordinary share                 8.8         0.98p           --         0.98p          (38.1)p      (125.4)p        (163.5)p
                                       ===========  ===========   ===========   ============   ===========     ===========
                                       -----------                              -----------


                                                        For the years ended 30 April 1996/5

                                       -------------                            -------------
                                              1996         1996          1996          1995           1995            1995
                                            before  exceptional         after        before    exceptional           after
                                       exceptional        items   exceptional   exceptional          items     exceptional
                               Notes         items   (Note 8.3)         items         items     (Note 8.3)           items
                                         (pounds)m    (pounds)m     (pounds)m     (pounds)m      (pounds)m       (pounds)m
TURNOVER                         8.2
Continuing operations                        134.2                      134.2         138.8                          138.8
Discontinued operations                       13.0                       13.0          12.4                           12.4
                                       -----------                -----------   -----------                    -----------
                                             147.2                      147.2         151.2                          151.2
                                       -----------                -----------   -----------                    -----------
Operating depreciation                       (37.1)                     (37.1)        (37.0)                         (37.0)
Other costs of sales                         (61.3)      (102.4)       (163.7)        (52.6)          (1.8)          (54.4)
                                       -----------                -----------   -----------                    -----------
Total cost of sales                          (98.4)      (102.4)       (200.8)        (89.6)          (1.8)          (91.4)
                                       -----------  -----------   -----------   -----------    -----------     -----------
GROSS PROFIT/(LOSS)                           48.8       (102.4)        (53.6)         61.6           (1.8)           59.8

Administrative expenses                      (30.1)         4.3         (25.8)        (40.9)          (9.1)          (50.0)
                                       -----------  -----------   -----------   -----------    -----------     -----------
                                              18.7        (98.1)        (79.4)         20.7          (10.9)            9.8
Other operating
  (expenses)/income                           (0.4)         0.2          (0.2)          5.0          (12.1)           (7.1)

OPERATING PROFIT/
  (LOSS)                   8.2 & 8.4
                                       -----------                -----------   -----------                    -----------
Continuing operations                         17.1        (97.9)        (80.8)         23.7          (23.0)            0.7
Discontinued operations                        1.2                        1.2           2.0                            2.0
                                       -----------                -----------   -----------                    -----------
                                              18.3        (97.9)        (79.6)         25.7          (23.0)            2.7

Loss on disposal of
  discontinued
  operations                                    --        (21.4)        (21.4)           --           (8.0)           (8.0)
Lease amortisation and
  finance breakage costs                        --          0.5           0.5            --           (3.7)           (3.7)
Costs associated with
  financial restructuring                       --        (20.0)        (20.0)           --                             --

Net interest payable             8.5         (41.7)                     (41.7)        (42.6)                         (42.6)
                                       -----------  -----------   -----------   -----------    -----------     -----------
LOSS ON ORDINARY
  ACTIVITIES AFTER
  INTEREST                                   (23.4)      (138.8)       (162.2)        (16.9)         (34.7)          (51.6)
Unrealised exchange
  gain on New Notes                             --                         --            --                             --
Exchange loss on Old
  Notes                                      (18.8)                     (18.8)         15.9                           15.9
                                       -----------  -----------   -----------   -----------    -----------     -----------
LOSS ON ORDINARY
  ACTIVITIES BEFORE
  TAXATION                                   (42.2)      (138.8)       (181.0)         (1.0)         (34.7)          (35.7)
Tax on loss on ordinary
  activities                     8.6            --                         --          (0.3)                          (0.3)
                                       -----------  -----------   -----------   -----------    -----------     -----------
RETAINED LOSS                                (42.2)      (138.8)       (181.0)         (1.3)         (34.7)          (36.0)
                                       -----------  -----------   -----------   -----------    -----------     -----------
Loss per ordinary share          8.8         (38.1)p     (125.4)p      (163.5)p        (1.2)p        (31.3)p         (32.5)p
                                       ===========  ===========   ===========   ===========    ===========     ===========
                                       -------------                            -------------

5.    Consolidated balance sheet

                                                                        At 30 April 1997
                                                                        Notes  (pounds)m
FIXED ASSETS
Tangible assets                                                          8.12      257.1

CURRENT ASSETS
                                                                                ---------
Assets held for sale                                                     8.13        6.2
Escrow amounts in respect of the sale of Container Operations            8.14        0.5
Proceeds and cash collateral bank accounts                               8.15        2.9
Stocks                                                                   8.16        0.8
Debtors                                                                  8.17       28.4
Cash at bank and in hand                                                            11.8
                                                                                ---------
                                                                                    50.6
CREDITORS -- Amounts falling due within one year
                                                                                ---------
Borrowings                                                               8.18      (11.8)
Other creditors                                                          8.19      (35.3)
                                                                                ---------
                                                                                   (47.1)
                                                                                --------
NET CURRENT ASSETS                                                                   3.5
                                                                                --------
TOTAL ASSETS LESS CURRENT LIABILITIES                                              260.6

CREDITORS -- Amounts falling due after more than one year
                                                                                ---------
Borrowings                                                               8.18     (223.2)
Other creditors                                                          8.19       (0.3)
                                                                                ---------
                                                                                  (223.5)
PROVISIONS FOR LIABILITIES AND CHARGES                                   8.20       (4.2)
                                                                                --------
                                                                                    32.9
                                                                                ========
CAPITAL AND RESERVES
Called up share capital                                                  8.22        7.4
Share premium account                                                    8.23       65.4
Other reserves                                                           8.23       74.3
Profit and loss account                                                  8.23      (30.6)
Goodwill write off reserve                                               8.23      (83.6)
                                                                                --------
EQUITY SHAREHOLDERS' FUNDS                                                          32.9
                                                                                ========

6.    Consolidated cash flow statement

                                                For the year ended 30 April 1997
                                                               Notes   (pounds)m
NET CASH INFLOW FROM OPERATING ACTIVITIES                                   45.5

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
                                                                       ----------
Net interest paid                                                          (27.6)
                                                                       ----------
                                                                           (27.6)
TAXATION                                                                      --
                                                                       ---------
                                                                            17.9
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
                                                                       ----------
Sale of tangible fixed assets                                               12.6
Sale of assets held for sale                                                 5.0
Sale of investment                                                           0.4
Sale of aircraft                                                             3.1
Purchase of tangible fixed assets                                          (41.0)
                                                                       ----------
                                                                           (19.9)
ACQUISITIONS AND DISPOSALS
                                                                       ----------
Sale of Rail Division                                           8.26        17.9
                                                                       ----------
                                                                            17.9
MANAGEMENT OF LIQUID RESOURCES
                                                                       ----------
Amounts received from matured short term deposits                             --
Amounts placed on short term deposit                                          --
                                                                       ----------
                                                                              --
                                                                       ---------
NET CASH INFLOW BEFORE FINANCING                                            15.9

FINANCING
                                                                       ----------
Issue of ordinary shares                                                   214.8
Issue of New Notes                                                         149.0
New term loan                                                               79.0
New lease finance                                                            0.5
Proceeds and cash collateral bank accounts                                  14.3
Repayment of new term loan                                                  (0.4)
Repayment of Old Notes                                                    (261.0)
Repayment of Old Bank Facility borrowings                                 (162.7)
Repayment of ESOP bank loan                                                 (3.3)
Finance lease and hire purchase repayments                                 (33.9)
Legal and professional costs incurred in respect of the restructuring      (13.5)
                                                                       ----------
Net outflow from financing                                                 (17.2)
                                                                       ---------
DECREASE IN CASH                                                8.25        (1.3)
                                                                       =========
NOTE
Decrease in cash                                                            (1.3)
Cash at start of year                                                       14.2
Effects of foreign exchange rate changes                                    (1.4)
                                                                       ---------
CASH AT END OF YEAR                                             8.25        11.5
                                                                       =========

Reconciliation of Operating Profit to Net Cash Inflow from Operating Activities

                                               For the year ended 30 April 1997
                                                                      (pounds)m

OPERATING PROFIT                                                           12.6
Exceptional costs and write offs                                            3.2
Depreciation charge                                                        32.8
Profit on sale of tangible fixed assets                                    (0.6)
Movement in bad debt provision, fixed
asset write offs and other non cash items                                   0.2
Decrease in stocks                                                          0.4
Decrease in debtors                                                         6.9
Decrease in creditors                                                      (8.3)
Decrease in provisions                                                     (1.7)
                                                                       --------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                  45.5
                                                                       ========

7.    ACCOUNTING POLICIES

7.1   BASIS OF PREPARATION

      The consolidated accounts have been prepared under the historical cost convention in accordance with applicable UK Accounting Standards.

      The consolidated accounts have been prepared on a going concern basis taking into account the financial restructuring which was completed on 26 July 1996. The facilities available to the Group following the Financial Restructuring are dependent upon compliance with certain covenants agreed with the lenders. The Group has substantial unhedged exposure to the US dollar, which will continue as the New Notes are dollar denominated. It also has some exposure to various European currencies. The new forward foreign exchange facility is not sufficient to hedge these exposures. There remains the risk of significant exposure to exchange rate fluctuations which could materially affect the net worth of the Group, and therefore the ability of the Group to comply with these covenants.

7.2   BASIS OF CONSOLIDATION

      The Group accounts consolidate the accounts of the Company and all of its subsidiaries.

7.3   TURNOVER

      Turnover is the amount derived from the provision of goods and services falling within the Group companies' ordinary activities after excluding trade discounts and value added tax.

7.4   OPERATING LEASES

      Operating lease rentals are charged to the profit and loss account as incurred.

7.5   PENSION SCHEMES

      At 30 April 1994 the Group's defined benefit scheme was closed to new entrants. No contributions have been made to this scheme since 31 July 1994. The cost of pensions in respect of this scheme has been charged to the profit and loss account so as to spread the cost of pensions over the service lives of employees in the scheme.

      In respect of the Group's defined contribution schemes, contributions are charged to the profit and loss account in the period to which they relate.

7.6   RENT PAYABLE AND OTHER EXPENSES OF VACANT LEASEHOLD PROPERTY

      Expected future holding costs of vacant leasehold properties, including rent payable and other property costs, are provided for and the provisions reviewed on a regular basis.

7.7   TAXATION

      Deferred tax is not provided in respect of significant timing differences unless it is probable that such tax will become payable in the foreseeable future.

      Advance Corporation Tax is written off unless it can either be set against provisions for taxation or is recoverable against tax liabilities in respect of the following period, in which case it is deferred.

7.8   TANGIBLE FIXED ASSETS AND DEPRECIATION

      Trailers are depreciated using the reducing balance method. The annual charge is 10% to 15% of the net book amount of the asset at the beginning of the year, depending on the type of trailer.

      For all other tangible fixed assets depreciation is calculated to write down their cost to estimated residual values over their estimated useful economic lives by equal annual instalments.

      The estimated useful lives and residual values of tangible fixed assets are as follows:

                                                                       Estimated
                                                   Estimated            residual
                                                useful lives              values

      Freehold buildings                            50 years                 nil
      Rail Wagons                                   25 years         10% of cost
      Fixtures and equipment                        10 years                 nil
      Motor cars and computer equipment              5 years                 nil

      Short term leasehold land and buildings are amortised over the period of the lease. Freehold land is not depreciated.

7.9   INVESTMENTS

      Fixed asset investments are stated at cost less provision for any permanent diminution in value. Current asset investments are stated at the lower of cost and net realisable value.

7.10  EMPLOYEE SHARE OWNERSHIP PLAN

      The Group's Employee Share Ownership Plan (ESOP) was a separately administered trust. Liabilities of the ESOP were guaranteed by the Company and the assets of the ESOP mainly comprised shares in the Company. The assets, liabilities, income and costs of the ESOP have been included in the consolidated Financial Statements. The ESOP was cancelled on 26 July 1996.

7.11  STOCKS

      Stocks are valued at the lower of cost and net realisable value.

7.12  FINANCE LEASE AND HIRE PURCHASE CONTRACTS

      Equipment financed by leases and hire purchase contracts is capitalised at amounts equal to the fair value of the assets at the date of acquisition and is included in tangible fixed assets. The commitment to pay the capital element of the repayments under finance leases and hire purchase contracts is included in the balance sheet as obligations under finance leases and hire purchase contracts.

      The interest elements of payments under finance leases and hire purchase contracts are charged to the profit and loss account over the primary period of the financing in proportion to the capital sum outstanding.

7.13  GOODWILL

      Goodwill, representing the excess or deficit of the purchase price over the fair value of the net assets acquired, is eliminated against reserves. Goodwill in respect of businesses that are sold is transferred from reserves to the profit and loss account where it is reported as part of the exceptional profit or loss on disposal of those businesses.

7.14  FOREIGN CURRENCIES

      Transactions in foreign currencies are recorded at the rate of exchange ruling at the date of the transaction or where applicable the forward contract rate. Profits and losses of overseas subsidiaries are translated into sterling at the average exchange rate for the year. Assets and liabilities denominated in foreign currencies are translated into sterling at the year end exchange rates.

      Exchange gains and losses arising from the retranslation of the opening net investment in subsidiaries and any related foreign currency loans are taken direct to reserves. Other exchange differences are taken to the profit and loss account.

7.15  FINANCE ISSUE COSTS

      Finance issue costs including the costs of raising and arranging borrowings, and underwriting fees, are charged to the profit and loss account over the duration of the finance at a constant rate on the net capital outstanding. The capital outstanding is reported after deduction of finance issue costs.

7.16  TRANSFER OF OPERATING ASSETS TO CURRENT ASSETS

      The operating asset fleet is reviewed at each year end to identify those units which it is considered will not provide sufficient returns in the future or no longer meet the specification requirement to warrant their continued inclusion in the operating fleet. These units are removed from the operating fleet, written down to their estimated market value through the profit and loss account and transferred to Current Assets -- Assets held for sale.

7.17  INCOME RECOGNITION

      Income is recognised rateably over the life of the underlying transport contract or when services have been rendered to unaffiliated customers with appropriate provision for uncollectable amounts.

7.18  NATURE OF THE BUSINESS

      The principal activity of the Group is that of renting out trailers for distribution and transportation.

8.       NOTES TO THE FINANCIAL INFORMATION ON THE GROUP

8.1 ANALYSIS OF PROFIT AND LOSS STATEMENT BY BUSINESS SEGMENT FOR EACH OF THE THREE YEARS ENDED 30 APRIL 1997

(a)      Year Ended 30 April 1997

                                                            Continuing  Discontinued
                                   Trailer       Central    operations    operations        Total
                                 (pounds)m     (pounds)m     (pounds)m     (pounds)m    (pounds)m

Turnover                             110.9           --          110.9           1.8        112.7
                                   --------     --------       --------      --------     --------
Exceptional costs of sales            (3.9)        (0.7)          (4.6)           --         (4.6)
Other costs of sales                 (71.1)          --          (71.1)         (0.7)       (71.8)
                                   --------     --------       --------      --------     --------
Total cost of sales                  (75.0)        (0.7)         (75.7)         (0.7)       (76.4)
                                   --------     --------       --------      --------     --------
Gross profit/(loss)                   35.9         (0.7)          35.2           1.1         36.3
                                   --------     --------       --------      --------     --------
Exceptional administrative
  (expenses)/income                   (3.8)         5.2            1.4            --          1.4
Other administrative expenses        (18.9)        (6.5)         (25.4)         (0.5)       (25.9)
                                   --------     --------       --------      --------     --------
Total administrative (expenses)/
  income                             (22.7)        (1.3)         (24.0)         (0.5)       (24.5)
Other operating income                 0.2          0.6            0.8            --          0.8
                                   --------     --------       --------      --------     --------
Operating profit/(loss) before
  central service charges             13.4         (1.4)          12.0           0.6         12.6
Central service charges               (3.4)         3.4             --            --           --
                                   --------     --------       --------      --------     --------
Operating profit after central
  service charges                     10.0          2.0           12.0           0.6         12.6
                                   ========     ========       ========      ========     ========
CAPITAL EMPLOYED                     232.8         23.3          256.1            --        256.1
                                   --------     --------       --------      --------     --------

Capital employed represents net assets excluding cash, overdrafts and borrowings.

8.1 ANALYSIS OF PROFIT AND LOSS STATEMENT BY BUSINESS SEGMENT FOR EACH OF THE THREE YEARS ENDED 30 APRIL 1997 CONTINUED

(b)      Year Ended 30 April 1996

                                                                            Continuing   Discontinued
                                                         Trailer    Central operations     operations      Total
                                                       (pounds)m  (pounds)m  (pounds)m      (pounds)m  (pounds)m
Turnover                                                   134.2         --      134.2           13.0      147.2
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional costs of sales                                 (82.4)     (20.0)    (102.4)            --     (102.4)
Other costs of sales                                       (87.7)        --      (87.7)         (10.7)     (98.4)
                                                       ---------- ---------- -----------    ---------- -----------
Total cost of sales                                        (170.1)    (20.0)    (190.1)         (10.7)    (200.8)
                                                       ---------  ---------  ---------      ---------  ---------

Gross (loss)/profit                                        (35.9)     (20.0)     (55.9)           2.3      (53.6)
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional administrative income                             --        4.3        4.3             --        4.3
Other administrative expenses                              (22.8)      (5.9)     (28.7)          (1.4)     (30.1)
                                                       ---------- ---------- -----------    ---------- -----------

Total administrative (expenses)/income                     (22.8)      (1.6)     (24.4)          (1.4)     (25.8)
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional other operating income                           0.2         --        0.2             --        0.2
Other operating (expenses)/income                           (1.2)       0.4       (0.8)           0.4       (0.4)
                                                       ---------- ---------- -----------    ---------- -----------

Total other operating (expenses)/income                     (1.0)       0.4       (0.6)           0.4       (0.2)
                                                       ---------  ---------  ---------      ---------  ---------
Operating (loss)/profit before central
  service charges                                          (59.7)     (21.2)     (80.9)           1.3      (79.6)
Central service charges                                     (2.7)       2.8        0.1           (0.1)        --
                                                       ---------  ---------  ---------      ---------  ---------
Operating (loss)/profit after central
  service charges                                          (62.4)     (18.4)     (80.8)           1.2      (79.6)
                                                       =========  =========  =========      =========  =========

(c)      Year Ended 30 April 1995

                                                                            Continuing   Discontinued
                                                         Trailer    Central operations     operations      Total
                                                       (pounds)m  (pounds)m  (pounds)m      (pounds)m  (pounds)m
Turnover                                                   138.8         --      138.8           12.4      151.2
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional costs of sales                                  (1.8)        --       (1.8)            --       (1.8)
Other costs of sales                                       (80.8)        --      (80.8)          (8.8)     (89.6)
                                                       ---------- ---------- -----------    ---------- -----------
Total cost of sales                                        (82.6)        --      (82.6)          (8.8)     (91.4)
                                                       ---------  ---------  ---------      ---------  ---------
Gross profit                                                56.2         --       56.2            3.6       59.8
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional administrative
  income/(expenses)                                          2.5      (11.6)      (9.1)            --       (9.1)
Other administrative expenses                              (27.7)     (11.6)     (39.3)          (1.6)     (40.9)
                                                       ---------- ---------- -----------    ---------- -----------
Total administrative (expenses)/income                     (25.2)     (23.2)     (48.4)          (1.6)     (50.0)
                                                       ---------- ---------- -----------    ---------- -----------
Exceptional other operating expenses                       (12.1)        --      (12.1)            --      (12.1)
Other operating income                                       2.6        2.0        4.6            0.4        5.0
                                                       ---------- ---------- -----------    ---------- -----------
Total other operating (expenses)/
  income                                                    (9.5)       2.0       (7.5)           0.4       (7.1)
                                                       ---------  ---------  ---------      ---------  ---------
Operating profit/(loss) before central service charges      21.5      (21.2)       0.3            2.4        2.7
Central service charges                                     (4.0)       4.4        0.4           (0.4)        --
                                                       ---------  ---------  ---------      ---------  ---------
Operating profit/(loss) after central service charges       17.5      (16.8)       0.7            2.0        2.7
                                                       =========  =========  =========      =========  =========

8.2 ANALYSIS OF TURNOVER, OPERATING PROFIT AND CAPITAL EMPLOYED BY GEOGRAPHICAL AREA -- FROM CONTINUING OPERATIONS

                                 1997                                1996                                1995
                  ---------------------------------   ---------------------------------   ---------------------------------
                   Trailers     Central       Total    Trailers     Central       Total    Trailers     Central       Total
                  (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m
TURNOVER (BY
  SOURCE)
UK                     38.7          --        38.7        50.4          --        50.4        57.0          --        57.0
Germany                29.2          --        29.2        34.5          --        34.5        34.6          --        34.6
Benelux                11.5          --        11.5        15.2          --        15.2        15.8          --        15.8
Nordic                 18.7          --        18.7        21.6          --        21.6        21.9          --        21.9
France                 14.2          --        14.2        16.4          --        16.4        12.3          --        12.3
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
                      112.3          --       112.3       138.1          --       138.1       141.6          --       141.6
Inter divisional
  sales                (1.4)         --        (1.4)       (3.9)         --        (3.9)       (2.8)         --        (2.8)
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
                      110.9          --       110.9       134.2          --       134.2       138.8          --       138.8
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
OPERATING
  PROFIT BEFORE
  EXCEPTIONAL
  ITEMS
UK                      6.2        (2.5)        3.7         5.9        (2.7)        3.2         9.3        (5.2)        4.1
Germany                 7.4          --         7.4         8.2          --         8.2        10.7          --        10.7
Benelux                 1.6          --         1.6         1.6          --         1.6         1.4          --         1.4
Nordic                  1.8          --         1.8         1.2          --         1.2         5.5          --         5.5
France                  0.7          --         0.7         2.9          --         2.9         2.0          --         2.0
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
                       17.7        (2.5)       15.2        19.8        (2.7)       17.1        28.9        (5.2)       23.7
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
EXCEPTIONAL
  ITEMS LOSS/
  (GAINS)
UK                      4.6        (4.5)        0.1        37.2        15.7        52.9        17.4        11.6        29.0
Germany                 1.0          --         1.0        15.8          --        15.8          --          --          --
Benelux                 1.0          --         1.0         8.0          --         8.0        (6.0)         --        (6.0)
Nordic                  0.5          --         0.5        14.4          --        14.4          --          --          --
France                  0.6          --         0.6         6.8          --         6.8          --          --          --
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
                        7.7        (4.5)        3.2        82.2        15.7        97.9        11.4        11.6        23.0
                      -----       -----       -----       -----       -----       -----       -----       -----       -----
CAPITAL
  EMPLOYED
UK                     83.0        23.3       106.3
Germany                47.6          --        47.6
Benelux                26.1          --        26.1
Nordic                 44.9          --        44.9
France                 31.2          --        31.2
                      -----       -----       -----
                      232.8        23.3       256.1
                      =====       =====       =====

An analysis of turnover by destination would not be materially different from that above.

Inter divisionals sales represent the renting of trailers between the geographical segments.

8.3   EXCEPTIONAL ITEMS

                                                                                    1997       1996       1995
                                                                               (pounds)m  (pounds)m  (pounds)m
OTHER COSTS OF SALES
Provisions for permanent diminution in value of operating assets             i       4.6       83.0        1.8
Provision for loss on a trailer buy back agreement                          ii        --        3.4         --
Provision against Schmitz advance payment                                  iii        --       16.0         --
                                                                                  ------     ------     ------
                                                                                     4.6      102.4        1.8
                                                                                  ======     ======     ======
ADMINISTRATIVE EXPENSES
Sale of aircraft                                                            iv      (3.3)        --         --
Sale of ESOP shares                                                          v      (0.4)        --         --
Legal and professional fees in respect of VAT investigation                 vi       0.5         --         --
Costs and provision for future costs in respect of restructuring the
  UK business                                                              vii       4.2         --         --
Release of excess provisions made in respect of exceptional items
  in previous periods                                                     viii      (2.4)      (4.3)        --
Write off of fleet purchase costs                                           ix        --         --        3.0
Redundancy and reorganisation costs                                          x        --         --        2.2
Computer systems development costs written off                              xi        --         --        1.3
Provision in respect of the Class Action Litigation and other legal
  action                                                                   xii        --         --        2.6
                                                                                  ------     ------     ------
                                                                                    (1.4)      (4.3)       9.1
                                                                                  ======     ======     ======
OTHER OPERATING EXPENSES
(Write back)/provision for losses on trailers identified for sale         xiii        --       (0.2)      12.1
                                                                                  ------     ------     ------
EXCEPTIONAL ITEMS WITHIN OPERATING PROFIT/(LOSS)                                     3.2       97.9       23.0

(PROFIT)/LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS
(Profit)/loss on disposal of Rail Division                                 xiv      (2.1)      22.0         --
(Profit)/loss on disposal of Container Operations                           xv      (1.1)      (0.6)       8.0
                                                                                  ------     ------     ------
                                                                                    (3.2)      21.4        8.0
                                                                                  ======     ======     ======
LEASE AMORTISATION AND FINANCE BREAKAGE COSTS                              xvi        --       (0.5)       3.7

COSTS ASSOCIATED WITH FINANCIAL RESTRUCTURING                             xvii        --       20.0         --
                                                                                  ------     ------     ------
TOTAL EXCEPTIONAL ITEMS BEFORE TAXATION                                               --      138.8       34.7
                                                                                  ======     ======     ======

(i) Provision for permanent diminution in value of operating assets (pounds)4.6 million (1996: (pounds)83.0 million; 1995: (pounds)1.8 million)

At 30 April 1996 the Group identified a number of old specification, low utilisation trailers which it planned to sell. In light of the unanticipated delay in selling certain of these trailers an impairment review was performed at 30 April 1997 resulting in a further impairment of (pounds)4.6 million.

On 1 May 1996 the Group adopted a new operational policy under which it will dispose of most trailers after a maximum period of 7 years rather than the previous 15 years. It had been the Group's experience that the fair value of trailer assets declined more rapidly early on in their economic life. Thus, the commitment to dispose of trailers earlier resulted in a reduction in the estimated gross cash inflows, including residual value, expected to arise from operating the trailer assets and consequently resulted in an impairment of (pounds)83.0 million in the year ended 30 April 1996.

The charges in the year ended 30 April 1995 were in respect of anticipated losses on disposal or provisions against the carrying value of certain of the Group's operating assets which were either targeted for early disposal or had suffered a permanent diminution in value. Assets written down were principally those which had remained under-utilised despite the gradually improving economic climate and which although previously considered to be viable in the long-term were not expected to be profitable in the short-term. The assets were therefore written down to values which it was estimated could be recovered from operations or disposal.

(ii) Provision for loss on a trailer buy back agreement (pounds)nil (1996:
(pounds)3.4 million; 1995: (pounds)nil)

The Company was contractually obliged under the terms of a buy back agreement to purchase certain trailers at amounts which were in excess of their estimated market values on the dates when they are scheduled to be purchased. Since these units are being sold on or soon after purchase, provision was been made to write down the future costs of these units to their estimated realisable values at the various times of purchase.

(iii) Provision against Schmitz advance payment (pounds)nil (1996: (pounds)16.0 million; 1995: (pounds)nil)

During the year ended 30 April 1996 the Group made advance payments of (pounds)53.9 million in respect of new trailer purchases from Schmitz, and had provided (pounds)8.7 million against this balance. The market price of certain types of new trailers from suppliers other than Schmitz had declined to a point where the Company may not have bought certain trailers from Schmitz and may have bought from competitive suppliers.

Management estimated that the recoverable amount of the advanced payment, through the future purchase and use of trailers had fallen to approximately (pounds)29.2 million, which required a further write down of (pounds)16.0 million.

(iv) Sale of aircraft (pounds)(3.3) million (1996: (pounds)nil; 1995:
(pounds)nil)

In November 1996 the Company received (pounds)3.1 million in respect of sale proceeds of the aircraft previously leased from Darwen Leasing and accrued (pounds)0.2 million of recoverable legal costs.

(v) Sale of ESOP shares (pounds)(0.4) million (1996: (pounds)nil; 1995:
(pounds)nil)

Shares in the Company held by the ESOP were sold for (pounds)0.4 million during the year. The cost of these shares had previously been written down to nil value.

(vi) Legal and professional fees in respect of the VAT investigation (pounds)0.5 million (1996: (pounds)nil; 1995: (pounds)nil)

The Company is subject to an ongoing VAT investigation in respect of a bad debt claim made in the year to 30 April 1994. The costs of the Company's own independent investigation and associated legal advice have been charged as exceptional.

(vii) Cost and provision for future costs in respect of restructuring the UK business (pounds)4.2 million (1996: (pounds)nil; 1995: (pounds)nil)

Full provision has been made for the anticipated costs of restructuring the UK business.

(viii) Release of excess provisions made in respect of exceptional items in previous periods (pounds)(2.4) million (1996: (pounds)(4.3) million; 1995:
(pounds)nil)

The amounts provided for various exceptional items in previous years proved to be overly prudent and hence excess provisions were written back in the years ended 30 April 1997 and 1996.

(ix) Write off of fleet purchase costs (pounds)nil (1996: (pounds)nil; 1995:
(pounds)3.0 million)

Fleet purchase costs were written off in the year ended 30 April 1995 following a review by the Board of the Company.

(x) Redundancy and reorganisation costs (pounds)nil (1996: (pounds)nil; 1995:
(pounds)2.2 million)

Redundancy and reorganisation costs arising from the restructuring of the Group were expensed in the year ended 30 April 1995.

(xi) Computer systems write-off (pounds)nil (1996: (pounds)nil; 1995:
(pounds)1.3 million)

During the year ended 30 April 1995 the Company terminated most of its systems projects that were in progress as part of a drive to reduce costs and in light of the changed systems priorities resulting from the restructuring of the Group's businesses. Costs previously capitalised in respect of hardware and software which were no longer required were written off.

(xii) Provisions in respect of the Class Action Litigation and other legal action (pounds)nil (1996: (pounds)nil; 1995: (pounds)2.6 million)

In the year ended 30 April 1995 provision was made by the Company for the legal costs of defending the Class Action Litigation which was finally concluded in 1996.

(xiii) (Write back)/provision for losses on trailers identified for sale (pounds)nil (1996: (pounds)(0.2) million; 1995: (pounds)12.1 million)

In the year ended 30 April 1995 a review of the fleet identified approximately 1,900 units as not suitable for continuing use in the business. These were transferred to current assets and written down to their estimated net realisable value. In the year ended 30 April 1996 (pounds)0.2 million of this write down was considered no longer necessary and was written back.

(xiv) (Profit)/loss on disposal of Rail Division (pounds)(2.1) million (1996: (pounds)22.0 million; 1995: (pounds)nil)

The sale of the Rail Division was completed in June 1996, with final agreement in respect of the closing net asset position being reached in December 1996. This resulted in a write back in the year ended 30 April 1997 of (pounds)2.1 million, of the (pounds)22.0 million provision made in the previous year.

(xv) Sale of Container Operations (pounds)(1.1) million (1996: (pounds)(0.6) million; 1995: (pounds)8.0 million)

On 15 March 1994 the Group sold substantially all the assets and certain specified liabilities of Tiphook Container Rental Company Limited and its subsidiaries and Tiphook Rentals Limited to Transamerica Container Acquisition Corporation, a wholly owned subsidiary of Transamerica Corporation, a company incorporated in the United States of America.

The Exceptional items relating to the sale were:

                                                                       (pounds)m

Loss on sale as reported in the year ended 30 April 1994                 (124.8)
1995 :Escrow claims and provision for taxation and legal fees              (8.0)
1996 :Release of excess purchase price adjustment                           1.6
1996 :Provision for future claims                                          (1.0)
1997 :Release of excess provisions made in previous years                   1.1
                                                                         ------
                                                                         (131.1)
                                                                         ======

(xvi) Lease amortisation and finance breakage costs (pounds)nil
(1996: (pounds)(0.5) million; 1995: (pounds)3.7 million)

The amounts provided in previous years in respect of exceptional financial breakage costs had been in excess of the actual costs incurred. The amount of excess provision was written back in 1996.

(xvii) Costs associated with financial restructuring (pounds)nil (1996:
(pounds)20.0 million; 1995: (pounds)nil)

Full provision was made in the year ended 30 April 1996 for all costs, net of amounts written off against the share premium account, associated with the Financial Restructuring.

8.4   OPERATING PROFIT/(LOSS)

                                                          1997       1996       1995
                                                     (pounds)m  (pounds)m  (pounds)m
OPERATING PROFIT/(LOSS) IS ARRIVED AT AFTER CHARGING:
Depreciation of tangible fixed assets:
  Operating assets                                        31.1       37.1       37.0
  Other assets                                             1.7        2.2        3.1
(Profit)/loss on disposal of tangible fixed assets        (0.6)       1.3       (2.1)
Foreign exchange losses                                    0.5        0.8        2.4
MOT prepayment write off                                    --        5.2         --
Operating lease rentals:
  Hire of plant & machinery                                1.1        1.3        1.6
  Other assets                                             1.0        1.0        1.1
Auditors' remuneration:
  Price Waterhouse:
    Audit                                                  0.2        0.2        0.2
    Other reporting                                        1.6        1.7         --
  Deloitte & Touche:
    Audit                                                  n/a        n/a        0.2
    Other reporting                                        n/a        n/a        0.5


In respect of the audit (pounds)25,000 (1996: (pounds)25,000, 1995: (pounds)30,000) was in relation to the audit of the Company.

8.5   NET INTEREST PAYABLE

                                                          1997       1996       1995
                                                     (pounds)m  (pounds)m  (pounds)m
Repayable within 5 years, not by instalments:
  Bank loans and overdrafts                                3.5       13.2      10.3
  Other loans                                              3.8       16.4      17.3
Repayable wholly or partly in more than 5 years:
  Bank loans and overdrafts                                4.3        0.6        --
  Other loans                                             12.6        6.2       6.3
                                                     ---------  ---------  ---------
                                                          24.2       36.4      33.9
Finance leases and hire purchase contracts                 2.1        7.1      11.7
                                                     ---------  ---------  ---------
                                                          26.3       43.5      45.6
Bank and other interest receivable                        (1.6)      (1.8)     (3.0)
                                                     ---------  ---------  ---------
                                                          24.7       41.7      42.6
                                                     =========  =========  =========


8.6   TAXATION ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES

The charge is based on the profit/(loss) for the year and comprises:

                                                          1997       1996       1995
                                                     (pounds)m  (pounds)m  (pounds)m
Current:
Other overseas taxation                                     --         --       0.3
                                                     ---------  ---------  ---------
Total                                                       --         --       0.3
                                                     =========  =========  =========


The table below relates the actual tax charge to the notional tax charge calculated by applying the standard UK corporation tax rate to the profit/(loss) before taxes.

                                                          1997       1996       1995
                                                     (pounds)m  (pounds)m  (pounds)m
Profit/(loss) before tax                                   5.8     (181.0)     (35.7)
                                                      ========   ========   ========
Notional tax charge/(credit) at standard UK rate
  (1997 = 32.8%; 1996 = 33%; 1995 = 33%)                   1.9      (59.7)     (11.8)
Permanent differences (non taxable items)/non
  deductible items and other                             (20.7)      36.5       13.8
Deferred tax credit/(charge) not expected to
  crystalise in the foreseeable future                    18.8       23.2       (1.7)
                                                      --------   --------   --------
Actual tax charge                                           --         --        0.3
                                                      ========   ========   ========


The table below shows the pre-tax profit/(loss) subject to UK and overseas taxation.

                                                          1997       1996       1995
                                                     (pounds)m  (pounds)m  (pounds)m
Taxable in the United Kingdom                             15.6     (142.4)     (50.1)
Taxable overseas                                          (9.8)     (38.6)      14.4
                                                     ---------  ---------  ---------
                                                           5.8     (181.0)     (35.7)
                                                     =========  =========  =========


Provision for deferred tax is only made in respect of significant timing differences to the extent that it is probable that tax will become payable. The full potential asset for deferred tax for which no provision has been made, calculated using a 31% tax rate, is as follows:

                                                                            1997
                                                                       (pounds)m

UK accelerated tax depreciation                                            (5.4)
Other timing differences                                                   (5.1)
                                                                       ---------
                                                                          (10.5)
Less: Advance Corporation Tax written off and available
  for relief against taxation on future income                             27.9
                                                                       ---------
Total                                                                      17.4
                                                                       =========

Subject to agreement with the relevant taxation authorities, the Group has tax losses of (pounds)48.3 million potentially available for set-off against future trading profits.

8.7   DIVIDENDS

Dividend paid per 1p ordinary share: nil (1996 10p ordinary share: nil; 1995 10p ordinary share: nil).

The Company does not expect to be able to pay dividends on its ordinary shares in the foreseeable future. The Company's ability to pay dividends is significantly restricted by covenants in the New Indenture and New Bank Credit Agreement (which restrict dividends to 25% of cumulative net profits and permit such payments only if certain ratios are achieved) as well as the availability of distributable reserves from which to pay dividends.

8.8   EARNINGS/(LOSS) PER ORDINARY SHARE

Earnings/(loss) per ordinary share is calculated by dividing the profit/(loss) attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year.

EARNINGS/(LOSS) PER ORDINARY SHARE ANALYSED BY CONTINUING AND DISCONTINUED OPERATIONS

                                                    1997       1996       1995
                                               (pounds)m  (pounds)m  (pounds)m
Profit/(loss) attributable to ordinary
 shareholders
  Continuing operations                              6.6     (158.5)     (26.3)
  Discontinued operations                           (0.8)     (22.5)      (9.7)
                                               ---------  ---------  ---------
                                                     5.8     (181.0)     (36.0)
                                               ---------  ---------  ---------
Weighted average number of ordinary shares
 in issue                                          590.3m     110.7m     110.7m
Earnings/(loss) per ordinary share
  Continuing operations                             1.12p    (143.2)p    (23.7)p
  Discontinued operations                          (0.14)p    (20.3)p     (8.8)p
                                               ---------  ---------  ---------
                                                    0.98p    (163.5)p    (32.5)p
                                               =========  =========  =========

EARNINGS/(LOSS) PER ORDINARY SHARE ANALYSED BEFORE AND AFTER EXCEPTIONAL ITEMS

                                               (pounds)m  (pounds)m  (pounds)m
Profit/(loss) attributable to ordinary
 shareholders
  Before exceptional items                           5.8      (42.2)      (1.3)
  Exceptional items                                   --     (138.8)     (34.7)
                                               ---------  ---------  ---------
                                                     5.8     (181.0)     (36.0)
                                               =========  =========  =========
Weighted average number of ordinary shares
 in issue                                          590.3m     110.7m     110.7m

Earnings/(loss) per ordinary share
  Before exceptional items                          0.98p     (38.1)p     (1.2)p
  Exceptional items                                   --     (125.4)p    (31.3)p
                                               ---------  ---------  ---------
                                                    0.98p    (163.5)p    (32.5)p
                                               =========  =========  =========

The earnings/(loss) per ordinary share before exceptional items is presented so as to show more clearly the underlying performance of the Group.

Earnings per ordinary share on a fully diluted basis are not materially different from the earnings per ordinary share shown above.

8.9   EMPLOYEES

                                                    1997       1996       1995
The average weekly number of employees of
 the Group was:
Trailer                                               488        534        538
Central                                                38         42         42
                                                ---------  ---------  ---------
Total continuing operations                           526        576        580
Discontinued operations                                26         27         30
                                                ---------  ---------  ---------
                                                      552        603        610
                                                =========  =========  =========

                                                      1997       1996       1995
                                                 (pounds)m  (pounds)m  (pounds)m
The costs incurred in respect of these
 employees were:
Wages and salaries                                    13.2       15.0       14.5
Social security costs                                  1.9        2.2        2.0
Other pension costs                                    0.3        0.3        0.3
                                                 ---------  ---------  ---------
Total continuing operations                           15.4       17.5       16.8
Discontinued operations                                0.1        1.0        1.1
                                                 ---------  ---------  ---------
                                                      15.5       18.5       17.9
                                                 =========  =========  =========

8.10  DIRECTORS

The emoluments of the directors of the Company were as follows:

Year ended 30 April 1997     Salary/     Ex Gratia
                                fees       payment         Bonus      Benefits       Pension         Total
                        (pounds)'000  (pounds)'000  (pounds)'000  (pounds)'000  (pounds)'000  (pounds)'000
Executive
D. Howell                        101            --            50            10            15           176

Non-Executives
I.M. Clubb                       138            --            --             5            17           160
R.N. Hambro                       30            --            --            --            --            30
C.J.N. Ward                       29            --            --            --            --            29
B.K.R. Burns                       8            --            --            --            --             8

Former Directors
R.D. Raine                        34           100            --             2             4           140
J.K. Dick                         13            --            --            --            --            13
                            --------      --------      --------      --------      --------      --------
                                 353           100            50            17            36           556
                            ========      ========      ========      ========      ========      ========


A bonus of (pounds)150,000, accrued in the year ended 30 April 1996, was paid to Mr. Clubb after the successful completion of the Financial Restructuring.

DIRECTORS' INTERESTS IN THE ORDINARY SHARES OF THE COMPANY

                                                                            1997

D. Howell                                                                     --
I.M. Clubb                                                                    --
R.N. Hambro                                                               20,000
B.K.R. Burns                                                                  --
C.J.N. Ward                                                                   --

1996 SHARE OPTION SCHEME

The Company 1996 Employee Share Option Scheme was established in 1996 and provides for the issue of shares to employees and to directors.

At 30 April 1997 Mr Howell holds options over 2,000,000 ordinary shares of the Company. These options were granted on 19 December 1996 at an exercisable price of 8 1/2p and can be exercised from 16 December 1999 until 18 December 2001. The market price at the date of the option being granted was 8 1/2p.

This position has not changed since 30 April 1997.

8.11  EMPLOYEE BENEFITS

a)    PENSION COSTS

                                                      1997       1996       1995
                                                 (pounds)m  (pounds)m  (pounds)m
The pension charge for the year is made up
 as follows:
Defined benefit scheme                                  --         --        0.1
Defined contribution schemes                           0.3        0.3        0.3
                                                 ---------  ---------  ---------
                                                       0.3        0.3        0.4
                                                 =========  =========  =========

From 1 August 1994, the Group established a Group Personal Pension Plan, a defined contribution scheme, which is open to all UK employees.

Prior to this the Group operated a defined benefit scheme, which was closed to new entrants from 30 April 1994, contributions ceasing on 31 July 1994. The funds of this scheme are administered by trustees and are independent of the Group's finances. The latest valuation, carried out by professionally qualified actuaries using the discontinuance fund method of valuation was at 1 November 1994. The main actuarial assumption was that future investment returns would be 9%. The market value of the scheme assets was estimated at (pounds)5.2 million, representing 108% of accrued benefits.

The Group does not provide any post retirement benefits other than pensions.

b)    EMPLOYEE SHARE OWNERSHIP PLAN

In September 1996 the Company sold the shares in the Company, held by the Employee Share Ownership Plan Trust realising proceeds of (pounds)0.4 million, the shares having been previously written down to a value of (pounds)nil.

Following the completion of the Financial Restructuring the Employee Share Ownership Plan Trust was cancelled and all outstanding options at that time lapsed.

The assets, liabilities, income and costs of the ESOP had previously been incorporated into the Financial Statements of the Company.

c)    1996 SHARE OPTION SCHEME

The 1996 Share Option Scheme was established in 1996. The scheme allows the directors to grant options to employees. During the year 12,850,000 options were granted.

8.12     TANGIBLE FIXED ASSETS

                                             Freehold &
                      Operating     Advance   leasehold  Fixtures &
                         assets    payments    property   equipment       Total
                      (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m
COST
At 1 May 1996             563.2        29.2        15.5        16.6       624.5
Exchange movements        (54.8)         --        (1.3)       (0.8)      (56.9)
Additions                  54.5        (5.5)         --         1.4        50.4
Written off                (1.0)         --        (0.2)       (0.1)       (1.3)
Transfers to current
 assets as assets
 held for sale            (19.6)         --          --          --       (19.6)
Disposals                 123.8)         --        (1.7)       (0.9)     (126.4)
Other movements            (0.3)         --         0.8        (1.4)       (0.9)
                      ---------   ---------   ---------   ---------   ---------
AT 30 APRIL 1997          418.2        23.7        13.1        14.8       469.8
                      =========   =========   =========   =========   =========
DEPRECIATION
At 1 May 1996             261.8          --         4.7        14.7       281.2
Exchange movements        (23.9)         --        (0.5)       (0.6)      (25.0)
Charge for the year        31.1          --         0.7         1.0        32.8
Provision for
 impairment in value        4.6          --          --          --         4.6
Written back               (0.6)         --        (0.2)       (1.3)       (2.1)
Transfers to current
 assets as assets
 held for sale            (15.6)         --          --          --       (15.6)
Disposals                 (60.6)         --        (0.3)       (0.8)      (61.7)
Other movements            (0.9)         --         0.2        (0.8)       (1.5)
                      ---------   ---------   ---------   ---------   ---------
AT 30 APRIL 1997          195.9          --         4.6        12.2       212.7
                      ---------   ---------   ---------   ---------   ---------
NET BOOK AMOUNT
 AT 30 APRIL 1997         222.3        23.7         8.5         2.6       257.1
                      =========   =========   =========   =========   =========
At 30 April 1996          301.4        29.2        10.8         1.9       343.3
                      ---------   ---------   ---------   ---------   ---------

The net book amount of freehold and leasehold property comprises (pounds)6.0 million freehold property and (pounds)2.5 million short leasehold property.

The cost of operating assets includes (pounds)61.2 million and the depreciation of operating assets includes (pounds)34.8 million in respect of assets on lease or hire purchase. The depreciation charge in respect of these assets was (pounds)4.7 million.

The cost of fixtures and equipment includes (pounds)0.8 million and the depreciation of fixtures and equipment includes (pounds)0.8 million in respect of assets on lease or hire purchase. The depreciation charge in respect of these assets was (pounds)nil.

CAPITAL COMMITMENTS

The Group's minimum capital commitment obligation with Schmitz, which is denominated in Deutschemarks, for each financial year is as follows:

                                                             Advance
                                                    Total   payments        Net
                                                (pounds)m  (pounds)m  (pounds)m

Year ended 30 April 1998                             45.7       13.0       32.7
Year ended 30 April 1999                             45.7       13.0       32.7
Year ended 30 April 2000                             71.8       20.4       51.4
                                                ---------  ---------  ---------
                                                    163.2       46.4      116.8
                                                ---------             ---------
Advance payment to be utilised
 over unspecified time period                                    2.0
Provision                                                      (24.7)
                                                           ---------
                                                                23.7
                                                           =========

The relevant commitments for the year ended 30 April 1997 were exceeded.

AT 30 APRIL 1997 THE CONTRACTED CAPITAL COMMITMENTS WERE:

                                                                          Group
                                                                           1997
Contracted for, but not provided for                                  (pounds)m

Schmitz                                                                     9.1
Other                                                                       4.3
                                                                      ---------
                                                                           13.4
                                                                      =========

8.13  ASSETS HELD FOR SALE

                                                                          Group
                                                                           1997
                                                                      (pounds)m

Operating assets                                                            6.0
Property                                                                    0.2
                                                                      ---------
                                                                            6.2
                                                                      =========

8.14  ESCROW AMOUNTS IN RESPECT OF THE SALE
      OF CONTAINER OPERATIONS

                                                                          Group
                                                                           1997
                                                                      (pounds)m

Cash receivable from Escrow account                                         0.5
                                                                      =========

8.15  PROCEEDS AND CASH COLLATERAL BANK ACCOUNTS

                                                                          Group
                                                                           1997
                                                                      (pounds)m

Cash collateral bank accounts                                               2.9
                                                                      =========

The cash collateral accounts secure letters of credit in respect of certain finance obligations.

8.16  STOCKS

                                                                          Group
                                                                           1997
                                                                      (pounds)m

Spares and consumables                                                      0.8
                                                                      =========

8.17  DEBTORS

                                                                          Group
                                                                           1997
                                                                      (pounds)m

Trade debtors                                                              21.5
Provision for bad and doubtful debts                                       (5.1)
Other taxes recoverable                                                     2.9
Other debtors                                                               7.6
Prepayments and accrued income                                              1.5
                                                                      ---------
                                                                           28.4
                                                                      =========
The above analysis includes the following amounts falling due after more than one year:
Other debtors                                                               2.4
                                                                      =========

8.18  BORROWINGS

                                                                          Group
                                                                           1997
                                                                      (pounds)m
$238.5 million 9.5% Notes due 2003 (net of
 issue costs of (pounds)2.0 million)                                      145.0
Bank term loan (due 2003)*                                                 70.7
Finance leases                                                             11.8
Hire purchase obligations                                                   1.2
Other bank loans                                                            6.0
Bank overdrafts                                                             0.3
                                                                      ---------
TOTAL BORROWINGS                                                          235.0
                                                                      =========

* Interest rates are variable, based on agreed percentages over LIBOR.

Finance leases, hire purchase obligations and other bank loans include (pounds)0.7 million in respect of the Banks. At 30 April 1997 (pounds)234.3 million of total borrowings was secured on assets of the Group.

REPAYMENT ANALYSIS

                                                                          Group
                                                                           1997
                                                                      (pounds)m
AMOUNTS REPAYABLE BY INSTALMENTS
  DUE WITHIN ONE YEAR
    Finance leases                                                          7.1
    Hire purchase obligations                                               1.2
    Other bank loans                                                        3.2
                                                                      ---------
                                                                           11.5
                                                                      =========
  DUE WITHIN ONE TO TWO YEARS
    Finance leases                                                          2.7
    Other bank loans                                                        1.0
                                                                      ---------
                                                                            3.7
                                                                      =========
  DUE IN TWO TO FIVE YEARS
    Finance leases                                                          1.9
    Other bank loans                                                        1.3
                                                                      ---------
                                                                            3.2
                                                                      =========
  DUE AFTER MORE THAN FIVE YEARS
    Other bank loans                                                        0.6
                                                                      ---------
                                                                            0.6
                                                                      =========
AMOUNTS REPAYABLE OTHER THAN BY INSTALMENTS
  DUE WITHIN ONE YEAR
    Bank overdrafts                                                         0.3
                                                                      =========
  Due in two to five years                                                   --
                                                                      =========
  DUE AFTER MORE THAN FIVE YEARS
    New Notes                                                             145.0
    Bank loans                                                             70.7
                                                                      ---------
                                                                          215.7
                                                                      =========
                                                                          235.0
                                                                      =========
The total of amounts repayable by instalments any part
 of which falls due after five years                                        0.6
                                                                      =========

NEW ARRANGEMENTS WITH THE GROUP'S BANKS

Under the New Credit Agreement the Banks provided the Group, at the 26 July 1996, with facilities comprising:

i)    a term loan facility of (pounds)82.1 million;

ii)   overdraft facilities of (pounds)10.0 million and DEM 4.5 million; and

iii)  a forward foreign exchange facility of (pounds)40.0 million.

The Group's liabilities under these facilities are supported by full cross guarantees from the Company and substantially all of its UK subsidiaries other than those that are dormant and Central Transport Rental Finance Corporation, the issuer of the New Notes. In addition, the new facilities are secured by (i) fixed charges over certain specific assets and floating charges over all other assets of the Company and certain of its UK subsidiaries; (ii) share pledges of all the share capital of the material subsidiaries not incorporated in the UK;
(iii) fixed charges over trailers purchased by non-UK subsidiaries with funds made available from the new facilities; (iv) a security interest over the intercompany notes given by the Company to Central Transport Rental Finance Corporation, the issuer of the New Notes, in respect of the New Notes.

All amounts outstanding under the New Bank Facilities are repayable on 30 April 2003.

NEW NOTES

The New Notes, which are secured and guaranteed on the same basis as the New Bank Facilities, bear interest at 9.5% and mature on 30 April 2003.

8.19  OTHER CREDITORS

                                                                          Group
                                                                           1997
                                                                      (pounds)m
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade creditors                                                             5.1
Other creditors including taxation and social security                      1.9
Accruals and deferred income                                               28.3
                                                                      ---------
                                                                           35.3
                                                                      =========
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
Accruals and deferred income                                                0.3
                                                                      =========

8.20  PROVISIONS FOR LIABILITIES AND CHARGES

                          Provision
                        for loss on
                        disposal of                           UK
                               Rail       Property  Restructuring    Maintenance
                           Division      provision      provision      provision          Total
                          (pounds)m      (pounds)m      (pounds)m      (pounds)m      (pounds)m
Group
At 1 May 1996                  22.0            1.4             --            4.0           27.4
Provided during the year         --             --            4.2             --            4.2
Provisions utilised           (22.0)          (0.2)          (1.2)          (4.0)         (27.4)
                          ---------      ---------      ---------      ---------      ---------
AT 30 APRIL 1997                 --            1.2            3.0             --            4.2
                          =========      =========      =========      =========      =========


The maintenance provision was released on completion of the disposal of the business and substantially all the assets of the Rail Division in June 1996.

8.21  OPERATING LEASE OBLIGATIONS

The Group has the following annual commitments in respect of operating leases:

                                                                  1997
                                                          ---------------------
                                                           Land and
                                                          buildings       Other
                                                          (pounds)m   (pounds)m
Operating leases which expire:
Within one year                                                 0.3         0.2
From two to five years                                          0.3         0.4
After five years                                                1.7          --
                                                          ---------   ---------
                                                                2.3         0.6
                                                          =========   =========

All leases of land and buildings are subject to rent reviews.

LEASED ASSETS AND COMMITMENTS

The Company and certain of its subsidiaries lease office space and other assets for varying periods of time under non-cancellable operating leases. Generally leases that expire are expected to be renewed or replaced by other leases. All leases of land and buildings are subject to rent reviews.

8.22  CALLED UP SHARE CAPITAL

                                                                       Allotted
                                                                      and fully
                                                         Authorised        paid
                                                               1997        1997
                                                          (pounds)m   (pounds)m
Issued and fully paid ordinary shares of
 1 pence (1996:10 pence) each                                   8.1         7.4
                                                          =========   =========

At 30 April 1997, 738,100,720 ordinary shares of 1 pence each were in issue and fully paid up.

The authorised share capital of the Company was increased from (pounds)18.4 million to (pounds)81.2 million on 18 June 1996, by the creation of 628,385,792 ordinary shares of 10 pence each. In accordance with the terms of the Financial Restructuring 627,385,612 ordinary shares of 10 pence each were issued mostly to the Banks and Noteholders in settlement of debt extinguished, and a small proportion was issued to the public. The shares were issued at a premium of (pounds)149.7 million, which has been credited to the share premium account. At the date of agreeing the terms of the issue the market price of the shares was 11 pence.

On 31 July 1996 court approval was obtained allowing the nominal value of the ordinary shares to be reduced from 10 pence to 1 penny.

Options outstanding at 30 April 1997 under the Company's Share Option Scheme and the Company's Savings Related Share Option Scheme are set out below. No options have been exercised since the year end.

1996 Share Option Scheme

Date of                                                                                            Subscription
Grant    Outstanding                                             Outstanding                      Price - Pence
           at 1.5.96       Granted     Exercised        Lapsed    at 30.4.97     Exercise Period      Per Share
19.12.96          --     3,100,000            --            --     3,100,000   19.12.99-18.12.01          8.50p
19.12.96          --     9,750,000            --    (1,250,000)    8,500,000   16.12.99-15.12.01          8.50p
         -----------   -----------   -----------   -----------   -----------
                  --    12,850,000            --    (1,250,000)   11,600,000
         ===========   ===========   ===========   ===========   ===========

SHARE OPTION SCHEME

14.01.88       3,315            --            --        (1,105)        2,210   14.01.91-13.01.98        298.61p
16.08.89         788            --            --          (788)           --   16.08.92-15.08.99        477.00p
16.08.89         462            --            --          (462)           --   16.08.94-15.08.99        477.00p
16.08.90       2,500            --            --        (2,500)           --   16.08.93-15.08.00        466.00p
07.08.91       5,000            --            --        (2,500)        2,500   07.08.94-06.08.01        506.00p
14.08.92      27,775            --            --       (21,166)        6,609   14.08.95-13.08.02        278.00p
28.07.93     185,539            --            --      (174,330)       11,209   28.07.96-27.07.03        245.00p
28.07.93      91,726            --            --       (91,726)           --   28.07.98-27.07.03        245.00p
28.07.93      38,880            --            --       (38,880)           --   28.07.98-27.07.00        245.00p
20.08.93      16,339            --            --       (11,436)        4,903   20.08.96-19.08.03        236.00p
20.08.93     105,000            --            --       (92,500)       12,500   20.08.98-19.08.03        236.00p
         -----------   -----------   -----------   -----------   -----------
             477,324            --            --      (437,393)       39,931
         ===========   ===========   ===========   ===========   ===========

SAVINGS RELATED SHARE OPTION SCHEME

14.01.91       7,423            --            --        (7,423)           --   01.05.96-31.10.96        298.00p
15.01.93      13,589            --            --       (10,658)        2,931   01.02.98-31.07.98        272.00p
15.01.93       6,874            --            --        (5,937)          937   01.02.00-31.07.00        272.00p
         -----------   -----------   -----------   -----------   -----------
              27,886            --            --       (24,018)        3,868
         ===========   ===========   ===========   ===========   ===========


1992 EXECUTIVE SHARE OPTION SCHEME (GRANTED BY THE ESOP)

This scheme was cancelled on 26 July 1996

8.23  RESERVES

                                                  Foreign
                         Capital                 exchange       Total       Share      Profit    Goodwill
                      redemption     Capital  fluctuation       other     premium    and loss   write off
                         reserve     reserve      reserve    reserves     account     account     reserve       Total
GROUP                  (pounds)m   (pounds)m    (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m   (pounds)m
AT 1 MAY 1996                3.5        74.3           --        77.8       296.5      (476.0)      (81.2)     (182.9)
Exchange
  adjustment
  Investments                 --          --           --          --          --       (25.4)         --       (25.4)
  Hedging                     --          --           --          --          --        14.3          --        14.3
Share issue                   --          --           --          --       149.7          --          --       149.7
Capital reduction             --          --           --          --        66.4          --          --        66.4
Reserve cancellation        (3.5)         --           --        (3.5)     (447.2)      450.7          --          --
Transfer of
  Goodwill on
  disposal of the
  Rail Division               --          --           --          --          --          --        (2.4)       (2.4)
Retained profit               --          --           --          --          --         5.8          --         5.8
                       ---------   ---------    ---------   ---------   ---------   ---------   ---------   ---------
AT 30 APRIL 1997              --        74.3           --        74.3        65.4       (30.6)      (83.6)       25.5
                       =========   =========    =========   =========   =========   =========   =========   =========


The capital reserve comprises (pounds)74.3 million set aside under a capital reorganisation in 1986 together with the premium on shares issued to acquire Rentco International Limited in 1988 as specified by the merger relief provisions of the Companies Act 1985.

8.24  MOVEMENT IN EQUITY SHAREHOLDERS' FUNDS

                                                                           1997
                                                                      (pounds)m

Equity shareholders' funds at 1 May 1996                                 (171.8)
                                                                      ---------
Shares issued                                                             212.4
Transfer of goodwill on disposal of the Rail Division                      (2.4)
Profit attributable to ordinary shareholders                                5.8
Exchange adjustment                                                       (11.1)
                                                                      ---------
Movement in the year                                                      204.7
                                                                      ---------
Equity shareholders' funds at 30 April 1997                                32.9
                                                                      =========

8.25  RECONCILIATION OF NET CASHFLOW TO MOVEMENT IN NET DEBT

                                 At 1 May                    Non-cash      Exchange   At 30 April
                                     1996      Cashflow     movements   adjustments          1997
                                (pounds)m     (pounds)m     (pounds)m     (pounds)m     (pounds)m
                                             -----------
Cash at bank and in hand             14.8          (1.6)           --          (1.4)         11.8
Overdraft                            (0.6)          0.3            --            --          (0.3)
                                             -----------
                                             -----------
US Notes                           (275.8)        112.0          (0.6)         19.4        (145.0)
Bank term loan                      (11.6)        (67.0)           --           7.9         (70.7)
Bank revolving loan facility       (151.1)        151.1            --            --            --
ESOP bank loan                       (3.3)          3.3            --            --            --
Finance lease, hire purchase
  and other bank loans              (65.0)         32.1           8.1           5.8         (19.0)
                                ---------    -----------    ---------     ---------     ---------
Net debt                           (492.6)        230.2           7.5          31.7        (223.2)
                                =========     =========     =========     =========     =========


(Pounds)10.2 million of the (pounds)11.8 million cash at bank and in hand at 30 April 1997 was held in bank accounts charged in favour of the Banks under security granted pursuant to the New Bank Facilities.

8.26  SALE OF RAIL DIVISION

                                                          (pounds)m   (pounds)m

Agreed sales price                                                         27.5
Amount utilised to settle certain finance lease
 obligations relating to assets which were disposed                        (8.1)
Amount settled by transfer of recoverable debtor                           (1.2)
                                                                      ---------
Proceeds received                                                          18.2
Fees incurred in sale of Rail Division                                     (0.3)
                                                                      ---------
                                                                           17.9
Net assets disposed of                                        (38.9)
Transfer of goodwill on disposal                                2.4
Lease termination fees                                         (1.3)      (37.8)
                                                          ---------   ---------
Loss on disposal                                                          (19.9)
Provision made in prior year                                               22.0
                                                                      ---------
Excess provision written back in current year                               2.1
                                                                      =========

Substantially all the assets and certain liabilities of the Rail Division were sold in June 1996 to a company in which the management of the Rail Division had an interest.

8.27  CONTINGENT LIABILITIES

Following an enquiry from and with the agreement of HM Customs & Excise in August 1996, the Board of CTR commissioned an independent investigation and report by its tax advisors into the circumstances surrounding a (pounds)6.3 million recovery of Value Added Tax ("VAT") in respect of a bad debt relief claim made in the year 30 April 1994.

That investigation sought to clarify whether or not the Group had any liability to repay part or all of the amount reclaimed. The detailed report was delivered to HM Customs & Excise following completion of the investigation. Subsequently, HM Customs & Excise issued an assessment for the amount of the original claim together with interest due on that amount of (pounds)1.2 million until 19 March 1997.

The Board of CTR has received advice (including from leading Counsel) that the assessment was raised more than three years after the prescribed VAT accounting period in which the original bad debt relief claim was made. Should HM Customs & Excise be able to prove that CTR acted fraudulently or dishonestly in making the claim, then the three year period described above extends to twenty years. No evidence of fraudulent or dishonest activity was uncovered during the extensive investigation by the Group's tax advisors.

HM Customs & Excise have advised the Group that they intend to continue their investigation separately from the full report, described above. The final outcome of the continued investigation by HM Customs & Excise will not be known for a number of months.

Costs to 30 April 1997 associated with the preparation of the original report and the professional advice relating to this issue have been charged as exceptional administrative expenses during the current financial year.

In view of the matters disclosed above, it has not been considered necessary to raise any provision relating to the repayment of the original bad debt relief claim, or any associated interest, during the current financial year.

Should repayment, together with associated interest, become necessary, penalties and additional interest may also be payable.

8.28  PRINCIPAL SUBSIDIARY UNDERTAKINGS

During the year ended 30 April 1997, the Group's principal subsidiaries, all of which are wholly owned, were as shown below. Shareholdings in companies marked with an asterisk (*) are held directly by Central Transport Rental Group plc. All subsidiaries are unlisted.

                                  Country of incorporation
Subsidiary                                   and operation    Principal Activity

Central Trailer Rentco Limited                     England        Trailer rental
Central Trailer Rentco N.V.                        Belgium        Trailer rental
Central Trailer Rentco GmbH                        Germany        Trailer rental
Central Trailer Rentco A/S                         Denmark        Trailer rental
Central Trailer Rentco Limited                     Ireland        Trailer rental
Central Trailer Rentco OY                          Finland        Trailer rental
Central Trailer Rentco B.V.                The Netherlands        Trailer rental
Central Trailer Rentco S.A.                         France        Trailer rental
Central Trailer Rentco AB                           Sweden        Trailer rental
Tiphook Financial Services Limited                 England   Treasury operations
Tiphook Properties Limited*                        England   Property management
Central Transport Rental
  Finance Corporation*                              U.S.A.   Issuer of New Notes

                                  APPENDIX III

   FINANCIAL AND OTHER INFORMATION ON GE CAPITAL AND GENERAL ELECTRIC COMPANY

1.    NATURE OF BUSINESS OF GE CAPITAL

      GE Capital, an indirect wholly owned subsidiary of General Electric Company (not connected with the UK company of a similar name), is a substantial diversified financial services company. GE Capital's activities include equipment management, mid-market financing, specialised financing, speciality insurance and consumer services.

      One of GE Capital's equipment mangement businesses is TIP Europe, which is engaged in commercial trailer rental, leasing and sales.

      General Electric Company is a diversified manufacturing, technology and services company with operations worldwide. In the year ended 31 December 1996, General Electric Company's consolidated revenues were $79 billion and net earnings were $7 billion.

2.    DIRECTORS AND EXECUTIVE OFFICERS OF GE CAPITAL AND GENERAL ELECTRIC
      COMPANY

      The name, citizenship and principal occupations or employments and material occupations, positions, officers and employments during the past five years, for the directors and executive officers of GE Capital and General Electric Company are set out in the table below and the name, principal business and address for any corporation and other organisation in which such employment is carried on. Unless otherwise indicated, positions have been held for the past five years. Directors are identified by an asterisk and the year in which such person became a director is indicated in parenthesis. The address of the corporation or other organisation for which a listed individual's principal occupation is conducted is set out at the first place at which the name of such corporation or other organisation appears in this paragraph 2.

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT (AND PRINCIPAL
NAME AND RESIDENCE                      BUSINESS); MATERIAL POSITIONS
OR BUSINESS ADDRESS                     HELD DURING PAST FIVE YEARS

GE CAPITAL

Nigel D. T. Andrews* (1993)             Executive Vice President, GE Capital
GE Capital                              (since 1993); Vice President and General
260 Long Ridge Road                     Manager, GE Plastics-Americas,
Stamford, CT 06927                      Pittsfield, MA (1990-1993)

Nancy E. Barton* (1995)                 Senior Vice President, General Counsel
GE Capital                              and Secretary, GE Capital (since 1995);
                                        Vice President and Senior Litigation
                                        Counsel, GE Capital, Stamford, CT
                                        (1991-1995)

James R. Bunt* (1992)                   Vice President and Comptroller, General
General Electric Company                Electric Company (since 1992)
3135 Easton Turnpike
Fairfield, CT 06431

Dennis D. Dammerman* (1986)             Senior Vice President, Finance, General
General Electric Company                Electric Company (since 1984) and
                                        Chairman and Chief Executive Officer,
                                        Kidder, Peabody Group Inc., New York, NY
                                        (1994-1995)

Paolo Fresco* (1992)                    Vice Chairman and Executive Officer,
General Electric Company                General Electric Company (since 1992)

Benjamin W. Heineman, Jr.* (1987)       Senior Vice President, General Counsel
General Electric Company                and Secretary, General Electric Company
                                        (since 1987)

                                     III-1

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT (AND PRINCIPAL
NAME AND RESIDENCE                      BUSINESS); MATERIAL POSITIONS
OR BUSINESS ADDRESS                     HELD DURING PAST FIVE YEARS

John H. Myers* (1997)                   Chairman and President, GE Investment
GE Investment Corporation               Corporation (since 1997); Executive Vice
3003 Summer Street                      President, GE Investment Corporation,
Stamford, CT 06904                      Stamford, CT (1986-1997)

Robert L. Nardelli* (1996)              President and Chief Executive Officer,
GE Power Systems                        GE Power Systems (since 1995); President
One River Road                          and Chief Executive Officer, GE
Schenectady, NY 12345                   Transportation Systems, Erie, PA
                                        (1991-1995)

Denis J. Nayden* (1989)                 President and Chief Operating Officer,
GE Capital                              GE Capital (since 1994); Executive Vice
                                        President, GE Capital (1989-1994)

Michael A. Neal* (1994)                 Executive Vice President, GE Capital
GE Capital                              (since 1994); Senior Vice President,
                                        Commercial Equipment Financing, GE
                                        Capital, Danbury, CT (1993-1994);
                                        General Manager, Commercial Equipment
                                        Financing, GE Capital, Danbury, CT
                                        (1990-1993)

James A. Parke* (1993)                  Senior Vice President and Chief
GE Capital                              Financial Officer, GE Capital (since
                                        1989)

John M. Samuels* (1988)                 Vice President and Senior Counsel,
General Electric Company                Corporate Taxes, General Electric
                                        Company (since 1988)

Edward D. Stewart* (1992)               Executive Vice President, GE
GE Capital                              Capital(since 1992)

John F. Welch* (1986)                   Chairman of the Board and Chief
General Electric Company                Executive Officer, General Electric
                                        Company

Gary C. Wendt* (1986)                   Chairman and Chief Executive Officer, GE
GE Capital                              Capital (since 1986)

James A. Colica                         Senior Vice President and Manager,
GE Capital                              Global Risk Management, GE Capital
                                        (since 1991)

Michael D. Fraizer                      Senior Vice President,
GE Capital                              Insurance/Investment Products, GE
777 Long Ridge Road                     Capital (since 1996); Vice President,
Stamford, CT 08927                      Commercial Real Estate Financing and
                                        Services, GE Capital (1991-1996)

Robert L. Lewis                         Senior Vice President and General
GE Capital                              Manager, Structured Finance Group, GE
1600 Summer Street                      Capital (since 1989)
Stamford, CT 06927

Todd S. Thomson                         Senior Vice President, Strategic
GE Capital                              Planning and Business Development, GE
                                        Capital (since 1996); Managing Director,
                                        Barents Group, Washington, D.C.
                                        (1991-1996)

                                     III-2

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT (AND PRINCIPAL
NAME AND RESIDENCE                      BUSINESS); MATERIAL POSITIONS
OR BUSINESS ADDRESS                     HELD DURING PAST FIVE YEARS

Lawrence J. Toole                       Senior Vice President, Human Resources,
GE Capital                              GE Capital (since 1995); Vice President,
                                        Human Resources, GE Capital (1990-1995)

Jeffrey S. Werner                       Senior Vice President, Corporation
GE Capital                              Treasury and Global Funding Operation,
201 High Ridge Road                     GE Capital (since 1992)
Stamford, CT 06927

GENERAL ELECTRIC COMPANY

D. Wayne Calloway* (1991)               Retired Director and Chairman of the
PepsiCo, Inc.                           Board, and Chief Executive Officer,
700 Anderson Hill Road                  PepsiCo, Inc. (beverages, snack foods
Purchase, NY 10577                      and restaurants)

Silas S. Cathcart* (1972-87 and 1990)   Retired Chairman of the Board and Chief
Suite 103                               Executive Officer, Illinois Tool Works,
222 Wisconsin Avenue                    Inc. (diversified products)
Lake Forest, IL 60045

Dennis D. Dammerman* (1994)             (See above).
General Electric Company

Paolo Fresco* (1990)                    (See above).
General Electric Company

Claudio X. Gonzalez* (1993)             Chairman of the Board and Chief
Kimberly-Clark de Mexico, S.A. de C.V.  Executive Officer, Kimberly-Clark de
Jose Luis Lagrange 103,                 Mexico, S.A. de C.V. (consumer and paper
Tercero Piso                            products)
Colonia Los Morales
Mexico, D.F. 11510, Mexico

Gertrude G. Michelson* (1976)           Former Senior Vice President External
Federated Department Stores             Affairs and former Director, R. H. Macy
151 West 34th Street                    & Co., Inc. (retailers)
New York, NY 10001

Sam Nunn* (1997)                        Former U.S. Senator from the State of
King & Spalding                         Georgia and Partner, King & Spalding
191 Peachtree Street, N.E.
Atlanta, GA 30303

John D. Opie* (1995)                    Vice Chairman of the Board and Executive
General Electric Company                Officer, General Electric Company

Roger S. Penske* (1994)                 Chairman of the Board, Penske
Penske Corporation                      Corporation (transportation and
13400 Outer Drive                       automotive services)
West Detroit, MI 48239-4001

                                     III-3

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT (AND PRINCIPAL
NAME AND RESIDENCE                      BUSINESS); MATERIAL POSITIONS
OR BUSINESS ADDRESS                     HELD DURING PAST FIVE YEARS

Barbara S. Prieskel* (1982)             Former Senior Vice President, Motion
Suite 3125                              Picture Associations of America
60 East 42nd Street
New York, NY 10165

Frank H. T. Rhodes* (1984)              President Emeritus, Cornell University
Cornell University
3104 Snee Building
Ithaca, NY 14853

Andrew C. Sigler* (1984)                Retired Chairman of the Board and Chief
Champion International Corporation      Executive Officer, Champion
1 Champion Plaza                        International Corporation (paper and
Stamford, CT 06921                      forest products)

Douglas A. Warner, III* (1992)          Chairman of the Board, Chief Executive
J. P. Morgan & Co., Incorporated and    Officer and President, J.P. Morgan &
Morgan Guaranty Trust Company           Co., Inc. and Morgan Guaranty Trust
60 Wall Street                          Company (since 1992)
New York, NY 10260

John F. Welch, Jr.                      (see above)
General Electric Company

Philip D. Ameen                         Vice President and Comptroller, General
General Electric Company                Electric Company

James R. Bunt                           (see above)
General Electric Company

David L. Calhoun                        Vice President, GE Transportation
GE Transportation Systems               Systems
2901 E. Lake Road
Erie, PA 19531

William J. Conaty                       Senior Vice President, Human Resources,
General Electric Company                General Electric Company

David M. Cote                           Senior Vice President, GE Appliances
GE Appliances
Appliance Park
Louisville, KY 40225

Lewis S. Edelheit                       Senior Vice President, Research and
Research and Development                Development, General Electric Company
General Electric Company                (since November 1992); Manager,
Research Circle                         Electronic Systems Research Center, GE
Niskayuna, NY 12309                     Corporate Research and Development
                                        Laboratory (1991-1992)

                                     III-4

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT (AND PRINCIPAL
NAME AND RESIDENCE                      BUSINESS); MATERIAL POSITIONS
OR BUSINESS ADDRESS                     HELD DURING PAST FIVE YEARS

Benjamin W. Heineman, Jr.               (see above)
General Electric Company

Jeffrey R. Immelt                       Senior Vice President, GE Medical
GE Medical Systems                      Systems (since January 1997)
3000 N.Grandview Blvd.
Waukusha, WI 53188

William J. Lansing                      Vice President, Business Development,
General Electric Company                General Electric Company (since October
                                        1996); Chief Operating Officer, Prodigy,
                                        Inc. (1996); McKinsey & Company
                                        (1987-1996)

W. James McNerney, Jr.                  Senior Vice President, GE Lighting
GE Lighting                             (since January 1992)
1975 Noble Road
East Cleveland,
OH 44112

Eugene F. Murphy                        Senior Vice President, GE Aircraft
GE Aircraft Engines                     Engines (since October 1986)
1 Neuman Way
Cincinatti, OH 45215

Robert L. Nardelli                      (see above)
GE Power Systems

Robert W. Nelson                        Vice President, Financial Planning and
General Electric Company                Analysis, General Electric Company
                                        (since September 1991)

Gary M. Reiner                          Senior Vice President, Chief Information
General Electric Company                Officer, General Electric Company (since
                                        January 1991)

Gary L. Rogers                          Senior Vice President, GE Plastics
GE Plastics                             (since December 1989)
1 Plastics Avenue
Pittsfield, MA 01201

James W. Rogers                         Vice President, GE Motors and Industrial
GE Motors and Industrial Systems        Systems (since May 1991)
1635 Broadway,
Fort Wayne, IN 46802

Lloyd G. Trotter                        Vice President, GE Electrical
GE Electrical Distribution              Distribution and Control 92 (since
 and Control 92                         November 1992)
41 Woodford Avenue
Plainville, CT 06062

All the above persons are citizens of the US with the exception of Nigel Andrews who is a British Citizen and Paolo Fresco who is an Italian citizen.

                                     III-5

3.    PRINCIPAL OFFICES

      The principal executive offices of GE Capital are located at 260 Long Ridge Road, Stamford, Connecticut 06927, USA.

      The principal executive offices of General Electric Company are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431, USA.

4.    FINANCIAL STATEMENTS

      The financial information for the three years ended 31 December 1996 relating to GE Capital contained in this section of the document has been extracted from the published audited financial statements of GE Capital for each of these years. The financial information for the three months ended 30 March 1996 and 29 March 1997 has been extracted from the unaudited published financial statements of GE Capital for those periods. GE Capital's accounting policies conform to US GAAP. Additional financial and other information for GE Capital can be obtained from GE Capital's reports filed pursuant to the Exchange Act. The information contained herein is qualified in its entirety by reference to GE Capital's Annual Report of Form 10-K for the year ended 31 December 1996 and GE Capital's Quarterly Report on Form 10-Q for the quarter ended 29 March 1997. GE Capital's reports can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, NY 10048; and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can also be obtained by writing to Office of the Comptroller, GE Capital, 260 Long Ridge Road, Stamford, Connecticut 06927, USA where such information can be obtained.

                                     III-6

(i)   Statement of Current and Retained Earnings

                                                 For the years ended 31 December
                                                     1994       1995       1996
                                                          (In millions)
EARNED INCOME
Time sales, loan and other income (Note 14)      $  7,681   $ 10,473   $ 13,231
Operating lease rentals (Note 6)                    3,802      4,079      4,341
Financing leases (Note 14)                          2,539      3,176      3,485
Investment income                                   1,527      1,631      2,377
Premium and commission income of
  insurance affiliates (Note 11)                    1,374      1,820      3,136
                                                 --------   --------   --------
Total earned income                                16,923     21,179     26,570
                                                 ========   ========   ========
EXPENSES
Interest (Note 10)                                  4,414      6,455      7,042
Operating and administrative (Note 15)              5,349      6,162      9,285
Insurance losses and policyholder and
  annuity benefits (Note 11)                        1,707      2,031      3,183
Provision for losses on financing
  receivables (Note 4)                                873      1,117      1,033
Depreciation and amortization of buildings
  and equipment and equipment on operating
  leases (Notes 6 & 7)                              1,657      2,001      2,137
Minority interest in net earnings of
  consolidated affiliates                             109         81         86
                                                 --------   --------   --------
Total expenses                                     14,109     17,847     22,766
                                                 --------   --------   --------
Earnings before income taxes                        2,814      3,332      3,804
Provision for income taxes (Note 16)                 (896)    (1,071)    (1,172)
                                                 --------   --------   --------
NET EARNINGS                                        1,918      2,261      2,632
Dividends paid (Note 13)                             (605)    (1,645)      (891)
Retained earnings at 1 January                      7,008      8,321      8,937
                                                 --------   --------   --------
RETAINED EARNINGS AT 31 DECEMBER                 $  8,321   $  8,937   $ 10,678
                                                 ========   ========   ========

See Notes to Consolidated Financial Statements.

                                     III-7

(ii)  Statement of Financial Position

                                                              At 31 December
                                                               1995        1996
                                                               (In millions)
ASSETS
Cash and equivalents                                      $   1,316   $   3,074
Investment securities (Note 2)                               26,991      44,340
Financing receivables (Note 3):
  Time sales and loans, net of deferred income               59,591      62,832
  Investment in financing leases, net of
    deferred income                                          36,200      39,575
                                                          ---------   ---------
                                                             95,791     102,407
Allowance for losses on financing receivables (Note 4)       (2,519)     (2,693)
                                                          ---------   ---------
Financing receivables -- net                                 93,272      99,714
Other receivables -- net (Note 5)                             6,408       8,456
Equipment on operating leases (at cost),
  less accumulated amortization of $4,670 in
  1995 and $5,625 in 1996 (Note 6)                           13,793      16,134
Buildings and equipment (at cost), less
  accumulated depreciation of $915 in 1995
  and $1,188 in 1996 (Note 7)                                 1,478       1,647
Intangible assets (Note 8)                                    3,996       7,594
Other assets (Note 9)                                        13,571      19,857
                                                          ---------   ---------
Total assets                                              $ 160,825   $ 200,816
                                                          =========   =========
LIABILITIES AND EQUITY
Short-term borrowings (Note 10)                           $  59,264   $  74,971
Long-term borrowings (Note 10)                               48,491      46,821
                                                          ---------   ---------
Total borrowings                                            107,755     121,792
Accounts payable                                              4,560       5,618
Insurance liabilities, reserves and annuity
  benefits (Note 11)                                         22,401      43,263
Other liabilities                                             4,312       6,466
Deferred income taxes (Note 16)                               6,892       7,472
                                                          ---------   ---------
Total liabilities                                           145,920     184,611
                                                          ---------   ---------
Minority interest in equity of consolidated
  affiliates (Note 12)                                          703         679
                                                          ---------   ---------
Variable cumulative preferred stock, $100 par value,
  liquidation preference $100,000 per share (23,000
  shares authorized and 18,000 shares outstanding at
  31 December 1996 and 18,000 shares authorized and
  outstanding at 31 December 1995)                                2           2
Common stock, $200 par value (3,866,000 shares
  authorized and 3,837,825 shares outstanding at
  31 December 1996 and 31 December 1995)                        768         768
Additional paid-in capital                                    4,022       4,024
Retained earnings                                             8,937      10,678
Unrealized gains on investment securities                       543         149
Foreign currency translation adjustments                        (70)        (95)
                                                          ---------   ---------
Total equity (Note 13)                                       14,202      15,526
                                                          ---------   ---------
TOTAL LIABILITIES AND EQUITY                              $ 160,825   $ 200,816
                                                          =========   =========

See Notes to Consolidated Financial Statements.

                                     III-8

(iii) Statement of Cash Flows

                                                 For the years ended 31 December
                                                     1994       1995       1996
                                                           (In millions)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                     $  1,918   $  2,261   $  2,632
Adjustments to reconcile net earnings to cash
  provided from operating activities:
  Provision for losses on financing receivables       873      1,117      1,033
  Increase in insurance liabilities, reserves
    and annuity benefits                              542      1,006      1,373
  Increase in deferred income taxes                   721        653      1,025
  Depreciation and amortization of buildings and
    equipment and equipment on operating leases     1,657      2,001      2,137
  Increase (decrease) in accounts payable            (656)       720        422
  Other -- net                                        135        357        795
                                                 --------   --------   --------
Cash provided from operating activities             5,190      8,115      9,417
                                                 --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in financing receivables (Note 20)    (9,525)   (11,309)    (2,278)
Buildings and equipment and equipment on
  operating leases
  -- additions                                     (5,734)    (4,628)    (5,348)
  -- dispositions                                   2,417      1,495      1,326
Payments for principal businesses purchased,
  net of cash acquired                             (2,144)    (4,600)    (4,385)
All other investing activities (Note 20)            1,544     (2,617)    (5,405)
                                                 --------   --------   --------
Cash used for investing activities                (13,442)   (21,659)   (16,090)
                                                 --------   --------   --------
CASH PROVIDED FROM (USED FOR) FLOWS FINANCING
 ACTIVITIES
Net change in borrowings (maturities 90 days
  or less)                                         (2,429)    (5,547)    10,996
Newly issued debt (maturities longer than
  90 days) (Note 20)                               22,473     36,480     22,345
Repayments and other reductions (maturities
  longer than 90 days) (Note 20)                  (11,699)   (17,045)   (24,056)
Dividends paid                                       (595)      (961)      (891)
Issuance of preferred stock in excess of
  par value                                            --        924         --
Issuance of variable cumulative preferred
  stock by consolidated affiliate                     240        120        125
All other financing activities (Note 20)              (75)       177        (88)
                                                 --------   --------   --------
Cash from financing activities                      7,915     14,148      8,431
                                                 --------   --------   --------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
  DURING THE YEAR                                    (337)       604      1,758
CASH AND EQUIVALENTS AT BEGINNING OF YEAR           1,049        712      1,316
                                                 --------   --------   --------
CASH AND EQUIVALENTS AT END OF YEAR              $    712   $  1,316   $  3,074
                                                 ========   ========   ========

See Notes to Consolidated Financial Statements.

                                     III-9

(iv)  Notes to Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation -- The consolidated financial statements represent the adding together of General Electric Capital Corporation ("the Parent") and all of its majority-owned and controlled affiliates ("consolidated affiliates"), (collectively called "the Corporation"). All outstanding common stock of the Parent is owned by General Electric Capital Services, Inc. ("GE Capital Services"), all of whose common stock is owned by General Electric Company ("GE Company"). All significant transactions among the Parent and consolidated affiliates have been eliminated. Other affiliates, generally companies in which the Corporation owns 20 to 50 per cent. of the voting rights ("non-consolidated affiliates"), are included in other assets and valued at the appropriate share of equity plus loans and advances. Certain prior period data have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

CASH AND EQUIVALENTS -- Certificates and other time deposits are treated as cash equivalents.

METHODS OF RECORDING EARNED INCOME -- Income on all loans is recognized on the interest method. Accrual of interest income is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days delinquent. Interest income on impaired loans is recognized either as cash is collected or on a cost recovery basis as conditions warrant.

Financing lease income is recorded on the interest method so as to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values of leased assets are based primarily on periodic independent appraisals of the values of leased assets remaining at expiration of the lease terms.

Operating lease income is recognized on a straight-line basis over the terms of the underlying leases.

Origination, commitment and other nonrefundable fees related to fundings are deferred and recorded in earned income on the interest method. Commitment fees related to loans not expected to be funded and line-of-credit fees are deferred and recorded in earned income on a straight-line basis over the period to which the fees relate. Syndication fees are recorded in earned income at the time related services are performed unless significant contingencies exist.

Premium income from insurance activities is discussed under insurance accounting policies.

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES AND INVESTMENTS -- The Corporation maintains an allowance for losses on financing receivables at an amount that it believes is sufficient to provide adequate protection against future losses in the portfolio.

When collateral is repossessed in satisfaction of a loan, the receivable is written down against the allowance for losses to estimated fair value less costs to sell, transferred to other assets and subsequently carried at the lower of cost or estimated fair value less costs to sell. This accounting method has been employed principally for specialized financing transactions.

INVESTMENT SECURITIES -- The Corporation has designated its investments in debt securities and marketable equity securities as available for sale. Those securities are reported at fair value, with net unrealized gains and losses included in equity, net of applicable taxes. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses on investments are determined using the specific identification method.

EQUIPMENT ON OPERATING LEASES -- Equipment is amortized, principally on a straight-line basis, to estimated net salvage value over the lease term or the estimated economic life of the equipment.

BUILDINGS AND EQUIPMENT -- Depreciation is recorded on either a sum-of-the-years digits formula or a straight-line basis over the lives of the assets.

INTANGIBLE ASSETS -- Goodwill is amortized over its estimated period of benefit on a straight-line basis; other intangible assets are amortized on appropriate bases over their estimated lives. No amortization period exceeds thirty years. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value.

                                     III-10

INTEREST RATE AND CURRENCY RISK MANAGEMENT -- As a matter of policy, the Corporation does not engage in derivatives trading, market-making or other speculative activities. The Corporation uses swaps primarily to optimize funding costs. To a lesser degree, and in combination with options and limit contracts, the Corporation uses swaps to stabilize cash flows from mortgage-related assets.

Interest rate and currency swaps that modify borrowings or designated assets, including swaps associated with forecasted commercial paper renewals, are accounted for on an accrual basis. The Corporation requires all other swaps, as well as futures, options and forwards, to be designated and accounted for as hedges of specific assets, liabilities or committed transactions; resulting payments and receipts are recognized contemporaneously with effects of hedged transactions. A payment or receipt arising from early termination of an effective hedge is accounted for as an adjustment to the basis of the hedged transaction.

Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items, both at inception of the hedge and over the life of the hedge contract. Any instrument designated but ineffective as a hedge is marked to market and recognized in operations immediately.

INSURANCE ACCOUNTING POLICIES -- Accounting policies for insurance businesses are as follows.

PREMIUM INCOME. Insurance premiums are reported as earned income as follows:

o For property and casualty and accident and health risks contracts (including financial guaranty insurance), premiums are reported as earned income, generally on a pro rata basis, over the terms of related insurance policies or reinsurance treaties.

o For retrospectively rated reinsurance contracts, premium adjustments are recorded based on estimated losses and loss expenses, taking into consideration both case and incurred-but-not-reported reserves.

o For term and whole life contracts, premiums are reported as earned income when due under terms of the respective policies.

o For annuity and investment contracts -- contracts that do not have significant mortality or morbidity risk -- premiums are not reported as revenues, but as liabilities (included in "Insurance liabilities, reserves and annuity benefits") and are adjusted according to terms of the respective policies.

DEFERRED POLICY ACQUISITION COSTS. Costs that vary with and are primarily related to the acquisition of new and renewal insurance and investment contracts are deferred and amortized systematically over the respective policy terms.

o For property and casualty and accident and health risks (including financial guaranty insurance), these costs are amortized pro rata over the contract periods in which the related premiums are earned.

o For term and whole life contracts, these costs are amortized over the respective contract periods in proportion to either anticipated premium income or gross profit, as appropriate.

o For annuity and investment contracts, these costs are amortized on the basis of anticipated gross profits.

Periodically, deferred policy acquisition costs are reviewed for recoverability; anticipated investment income is considered in making recoverability evaluations.

PRESENT VALUE OF FUTURE PROFITS. The actuarially determined present value of anticipated net cash flows to be realized from insurance, annuity and investment contracts in force at the date of acquisition of life insurance enterprises is recorded as the present value of future profits ("PVFP"). Amortization of PVFP is based on gross profit projections from the underlying contracts, adjusted to reflect actual experience and any impairment.

                                     III-11

NOTE 2. INVESTMENT SECURITIES

A summary of investment securities follows:

                                                    Gross      Gross
                                     Amortized unrealized  unrealized  Estimated
                                          cost      gains      losses fair value
                                                     (In millions)
31 DECEMBER 1996
Debt securities
  U.S. corporate                       $21,093   $   294    $   (637)   $20,750
  State and municipal                    4,366       120         (26)     4,460
  Mortgage-backed                        9,139       240        (100)     9,279
  Corporate -- non-U.S                   3,140        53         (11)     3,182
  Government -- non-U.S                    779         5          (1)       783
  U.S. government and federal agency     1,824        31          (5)     1,850
Equity securities                        3,728       325         (17)     4,036
                                       -------   -------    --------    -------
                                       $44,069   $ 1,068    $   (797)   $44,340
                                       =======   =======    ========    =======
31 DECEMBER 1995
Debt securities
  U.S. corporate                       $11,470   $   447    $    (62)   $11,855
  State and municipal                    3,781       196          (6)     3,971
  Mortgage-backed                        4,824       221         (63)     4,982
  Corporate -- non-U.S                   1,104        26         (21)     1,109
  Government -- non-U.S                    385        13          --        398
  U.S. government and federal agency     1,282        63          (3)     1,342
Equity securities                        3,090       257         (13)     3,334
                                       -------   -------    --------    -------
                                       $25,936   $ 1,223    $   (168)   $26,991
                                       =======   =======    ========    =======

The majority of mortgage-backed securities shown in the table above are collateralized by U.S. residential mortgages. Mortgage-backed securities are subject to prepayment risk, which affects yield but does not impair recovery of principal.

At 31 December 1996, contractual maturities of debt securities, other than mortgage-backed securities, were as follows:

                                                           Amortized   Estimated
                                                                cost  fair value
                                                                (In millions)
Due in:
  1997                                                       $ 1,509     $ 1,514
  1998 -- 2001                                                 6,961       6,416
  2002 -- 2006                                                 7,504       7,656
  2007 and later                                              15,228      15,439

It is expected that actual maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations, sometimes without call or prepayment penalties. Proceeds from sales of investment securities in 1996 were $5,375 million ($6,225 million in 1995 and $3,100 million in 1994). Gross realized gains were $321 million in 1996 ($241 million in 1995 and $143 million in 1994). Gross realized losses were $96 million in 1996 ($86 million in 1995 and $68 million in 1994).

                                     III-12

NOTE 3. FINANCING RECEIVABLES

Financing receivables at 31 December 1996 and 1995 are shown below.

                                                              1995        1996
                                                                (In millions)
Time sales and loans:
  Consumer Services                                        $33,430     $40,479
  Specialized Financing                                     18,230      14,584
  Mid-Market Financing                                       8,795       9,914
  Equipment Management                                       1,371         760
  Specialty Insurance                                          189         339
                                                           -------     -------
                                                            62,015      66,076
Deferred income                                             (2,424)     (3,244)
                                                           -------     -------
  Time sales and loans -- net of deferred income            59,591      62,832
Investment in financing leases:
  Direct financing leases                                   33,291      36,576
  Leveraged leases                                           2,909       2,999
                                                           -------     -------
  Investment in financing leases                            36,200      39,575
                                                           -------     -------
                                                            95,791     102,407
Less allowance for losses (Note 4)                          (2,519)     (2,693)
                                                           -------     -------
                                                           $93,272     $99,714
                                                           =======     =======

Time sales and loans represent transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges. At year-end 1996 and 1995, specialized financing and consumer services loans included $12,075 million and $13,405 million, respectively, for commercial real estate loans. Note 6 contains information on commercial airline loans and leases.

At 31 December 1996, contractual maturities for time sales and loans were $28,128 million in 1997; $12,504 million in 1998; $7,255 million in 1999; $5,279 million in 2000; $3,743 million in 2001 and $9,167 million thereafter -aggregating $66,076 million. Experience has shown that a substantial portion of receivables will be paid prior to contractual maturity. Accordingly, the maturities of time sales and loans are not to be regarded as forecasts of future cash collections.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, automobiles and other transportation equipment, data processing equipment, medical equipment, as well as other manufacturing, power generation, mining and commercial equipment and facilities.

As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, the Corporation is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. The Corporation generally is entitled to any residual value of leased assets.

Investments in direct financing and leveraged leases represents unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. The Corporation has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The Corporation's share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

                                     III-13

The Corporation's net investment in financing leases at 31 December 1996 and 1995 is shown below.

                              Total financing leases  Direct financing leases        Leveraged leases
                                     1995       1996          1995       1996         1995       1996
                                                           (In millions)
Total minimum lease payments
  receivable                     $ 50,059   $ 54,009      $ 37,434   $ 40,555     $ 12,625   $ 13,454
Less principal and interest on
  third-party nonrecourse debt     (9,329)   (10,213)           --         --       (9,329)   (10,213)
Net rentals receivable             40,730     43,796        37,434     40,555        3,296      3,241
Estimated unguaranteed residual
  value of leased assets            5,768      6,248         4,630      4,906        1,138      1,342
Less deferred income              (10,298)   (10,469)       (8,773)    (8,885)      (1,525)    (1,584)
Investment in financing leases     36,200     39,575        33,291     36,576        2,909      2,999
Less: Allowance for losses           (745)      (720)         (669)      (641)         (76)       (79)
Deferred taxes arising from
  financing leases                 (6,243)    (7,488)       (3,215)    (4,077)      (3,028)    (3,411)
                                 --------   --------      --------   --------     --------   --------
Net investment in financing
  leases                         $ 29,212   $ 31,367      $ 29,407   $ 31,858     $   (195)  $   (491)
                                 ========   ========      ========   ========     ========   ========


At 31 December 1996, contractual maturities for rentals receivable under financing leases were $12,890 million in 1997; $9,759 million in 1998; $6,716 million in 1999; $3,616 million in 2000; $2,071 million in 2001 and $8,744 million thereafter -- aggregating $43,796 million. As with time sales and loans, experience has shown that a portion of receivables will be paid prior to contractual maturity and these amounts should not be regarded as forecasts of future cash flows.

In connection with the sales of financing receivables with recourse, the Corporation received proceeds of $4,026 million in 1996, $2,139 million in 1995 and $1,239 million in 1994. The Corporation's exposure under such recourse provisions is included in "credit and liquidity support -- securitizations" in note 21.

Nonearning consumer receivables, primarily private-label credit card receivables, amounted to $926 million and $671 million at 31 December 1996 and 1995, respectively. A majority of these receivables were subject to various losssharing arrangements that provide full or partial recourse to the originating private-label entity. Nonearning and reduced-earning receivables other than consumer receivables were $471 million and $464 million at year-end 1996 and 1995, respectively.

"Impaired" loans are defined by generally accepted accounting principles as loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Corporation's commercial loans.

Under these principles, the Corporation has two types of "impaired" loans as of 31 December 1996 and 1995: loans requiring allowances for losses ($583 million and $647 million, respectively) and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($187 million and $220 million, respectively); allowances for losses on these loans were $222 million and $285 million, respectively. Average investment in these loans during 1996 and 1995 was $842 million and $1,037 million, respectively, before allowance for losses; interest income earned, principally on the cash basis, while they were considered impaired was $30 million and $49 million in 1996 and 1995, respectively.

NOTE 4. ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

The allowance for losses on small-balance receivables is determined principally on the basis of actual experience during the preceding three years. Further allowances are provided to reflect management's judgment of additional loss potential. For other receivables, principally the larger loans and leases, the allowance for losses is determined primarily on the basis of management's judgment of the net loss potential, including specific allowances for known troubled accounts. The table below shows the activity in the allowance for losses on financing receivables during each of the past three years.

                                     III-14

                                                         1994     1995     1996
                                                             (In millions)

Balance at 1 January                                   $1,730   $2,062   $2,519
Provisions charged to operations                          873    1,117    1,033
Net transfers related to companies acquired or sold       199      217      139
Amounts written off -- net                               (740)    (877)    (998)
                                                       ------   ------   ------
Balance at 31 December                                 $2,062   $2,519   $2,693
                                                       ======   ======   ======

All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for losses. Small-balance accounts generally are written off when 6 to 12 months delinquent, although any balance judged to be uncollectible, such as an account in bankruptcy, is written down immediately to estimated realizable value. Large-balance accounts are reviewed at least quarterly, and those accounts with amounts that are judged to be uncollectible are written down to estimated realizable value.

NOTE 5. OTHER RECEIVABLES

This account includes reinsurance recoverables of $1,691 million and $1,808 million at year-end 1996 and 1995, respectively. Also included are amounts for accrued investment income, trade receivables, operating lease receivables, insurance policy loans and a variety of sundry items.

NOTE 6. EQUIPMENT ON OPERATING LEASES

Equipment on operating leases by type of equipment and accumulated amortization at 31 December 1996 and 1995 are shown below.

                                                            1995         1996
                                                              (In millions)
Original cost
  Vehicles                                               $ 4,948      $ 6,789
  Aircraft                                                 5,682        6,647
  Marine shipping containers                               3,253        3,053
  Railroad rolling stock                                   1,811        2,093
  Other                                                    2,769        3,177
                                                          18,463       21,759
Accumulated amortization                                  (4,670)      (5,625)
                                                         -------      -------
                                                         $13,793      $16,134
                                                         =======      =======

Amortization of equipment on operating leases was $1,848 million, $1,702 million and $1,435 million in 1996, 1995 and 1994, respectively. Noncancellable future rentals due from customers for equipment on operating leases at year-end 1996 totaled $9,093 million and are due as follows: $2,908 million in 1997; $1,923 million in 1998; $1,128 million in 1999; $686 million in 2000; $446 million in 2001 and $2,002 million thereafter.

The Corporation acts as a lender and lessor to the commercial airline industry. At 31 December 1996 and 1995, the balance of such loans, leases and equipment leased to others was $8,240 million and $8,337 million, respectively. In addition, at 31 December 1996, the Corporation had issued financial guarantees and funding commitments of $221 million ($409 million at year-end 1995) and had placed multiyear orders for various Boeing and Airbus aircraft with list prices of approximately $6.5 billion. Included in the Corporation's equipment leased to others at year-end 1996 was $190 million, net, of commercial aircraft off-lease ($101 million at the end of 1995).

Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, specifies circumstances in which certain long-lived assets must be reviewed for impairment. If such review indicates that the carrying amount of an asset

                                     III-15
exceeds the sum of its expected future cash flows, the asset's carrying value must be written down to fair value. Adoption of this standard on 1 January 1996, did not have a material effect on the financial position or results of operations of the Corporation.

NOTE 7. BUILDINGS AND EQUIPMENT

Buildings and equipment include office buildings, satellite communications equipment, data processing equipment, vehicles, furniture and office equipment. Depreciation expense was $289 million in 1996, $299 million in 1995 and $222 million in 1994.

NOTE 8. INTANGIBLE ASSETS

Intangible assets at 31 December 1996 and 1995 are shown in the table below.

                                                               1995         1996
                                                                 (In millions)

Goodwill                                                     $3,218       $5,031
Present value of future profits (PVFP)                          452        2,271
Other intangibles                                               326          292
                                                             ------       ------
                                                             $3,996       $7,594
                                                             ======       ======

The Corporation's intangible assets are shown net of accumulated amortization of $1,518 million at 31 December 1996 and $948 million at 31 December 1995.

The year-end 1996 PVFP balance includes $1,880 million related to life insurance enterprises acquired during 1996. PVFP amortization, which is on an accelerated basis and net of interest, is projected to range from 11 per cent. to 9 per cent. of the year-end 1996 unamortized balance for each of the next five years.

NOTE 9. OTHER ASSETS

Other assets at 31 December 1996 and 1995 are shown in the table below.

                                                                   1995     1996
                                                                   (In millions)
Investments
  Assets acquired for resale                                    $ 3,558  $ 2,993
  Investments in and advances to nonconsolidated affiliates       3,366    4,841
  Real estate ventures                                            2,004    2,469
  Other                                                             789    1,022
                                                                -------  -------
                                                                  9,717   11,325

Separate accounts                                                    --    3,447
Mortgage servicing rights                                         1,688    1,663
Deferred insurance acquisition costs                                595      940
Other                                                             1,571    2,482
                                                                -------  -------
                                                                $13,571  $19,857
                                                                =======  =======

Separate accounts represent investments controlled by policyholders and are associated with identical amounts reported as insurance liabilities in note 11.

SFAS No. 122, Accounting for Mortgage Servicing Rights, requires that capitalized rights to service mortgage loans be assessed for impairment by individual risk stratum by comparing each stratum's carrying amount with its fair value. Impairment, if any, is recognized as a charge to earnings. Adoption of this standard on 1 January 1996, did not have a material effect on the financial position or results of operations of the Corporation.

                                     III-16

NOTE 10. BORROWINGS

Total short-term borrowings at 31 December 1996 and 1995 consisted of the following:

                                            1995                1996
                                               Average             Average
                                      Amount      rate    Amount      rate
                                              (Dollars in millions)

Commercial paper -- U.S.             $34,513    5.83%    $47,511     5.68%
Commercial paper -- non-U.S.           3,796    6.33       3,737     4.30
Current portion of long-term debt     15,719    6.51(a)   16,471     6.17(a)
Other                                  5,236               7,252
                                     -------             -------
                                     $59,264             $74,971
                                     =======             =======

Total long-term borrowings at 31 December 1996 and 1995 were as follows:

                                1996
                             average
                             rate (a)   Maturities         1995       1996
                                                      (Dollars in millions)

Senior notes                    6.16%    1998-2055      $47,794    $46,124
Subordinated notes (b)          8.04     2006-2012          697        697
                                                        -------    -------
                                                        $48,491    $46,821
                                                        =======    =======

(a) Includes the effects of associated interest rate and currency swaps.
(b) Guaranteed by GE Company.

Borrowings of the Corporation are addressed below from two perspectives -- liquidity and interest rate management. Additional information about borrowings and associated swaps can be found in note 21.

LIQUIDITY requirements of the Corporation are principally met through credit markets. Maturities of long-term borrowings, including the current portion of long-term debt, at 31 December 1996 were $16,471 million in 1997; $14,414 million in 1998; $7,986 million in 1999; $5,433 million in 2000 and $3,773 million in 2001.

At 31 December 1996, the Corporation had committed lines of credit aggregating $20.4 billion with 118 banks, including $11.2 billion of revolving credit agreements pursuant to which it has the right to borrow funds for periods exceeding one year. A total of $2.7 billion and $1.7 billion of these credit lines were also available for use by GE Capital Services and GE Company, respectively. In addition, at 31 December 1996, approximately $116 million of committed lines of credit were directly available to a non-U.S. affiliate of the Corporation. Also, at 31 December 1996, substantially all of the approximately $3.6 billion of GE Company's credit lines were available for use by the Corporation or GE Capital Services. During 1996, neither the Corporation, GE Capital Services nor GE Company borrowed under any of these credit lines. The Corporation compensates banks for credit facilities in the form of fees which were insignificant in each of the past three years.

INTEREST RATES ARE MANAGED by the Corporation in light of the anticipated behaviour, including prepayment behaviour, of assets in which debt proceeds are invested. A variety of instruments, including interest rate and currency swaps, are employed to achieve management's interest rate objectives. Effective interest rates are lower under these "synthetic" positions than could have been achieved by issuing debt directly.

                                     III-17

The following table shows the Corporation's borrowing positions at 31 December 1996 and 1995, considering the effects of swaps.

                                                              1995          1996
                                                                (In millions)
Effective borrowings (including swaps)
Short-term                                                 $36,565       $45,076
                                                           =======       =======
Long-term (including current portion)
Fixed rate (a)                                             $47,682       $53,735
Floating rate                                               23,508        22,981
                                                           -------       -------
Total long-term                                            $71,190       $76,716
                                                           =======       =======

(a) Includes the notional amount of long-term interest rate swaps that effectively convert the floating-rate nature of short-term borrowings to fixed rates of interest.

At 31 December 1996, interest rate swap maturities ranged from 1997 to 2029, and weighted average interest rates for "synthetic" fixed-rate borrowings were 6.43 per cent. (6.60 per cent. at year-end 1995).

NOTE 11. INSURANCE LIABILITIES, RESERVES AND ANNUITY BENEFITS

Insurance liabilities, reserves and annuity benefits at 31 December 1996 and 1995 are shown below.

                                                               1995         1996
                                                                (In millions)

Annuity and investment contract benefits                    $12,165      $18,499
Life insurance benefits and other (a)                         6,808       16,513
Unpaid claims and claims adjustment expenses                  1,432        1,907
Unearned premiums                                             1,996        2,897
Separate accounts (see note 9)                                   --        3,447
                                                            -------      -------
                                                            $22,401      $43,263
                                                            =======      =======

(a) Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 5 per cent. to 9 per cent. in both 1996 and 1995.

The liability for unpaid claims and claims adjustment expenses, principally property and casualty reserves, consists of both case and incurred-but-not-reported reserves. Where experience is not sufficient to determine reserves, industry averages are used. Estimated amounts of salvage and subrogation recoverable on paid and unpaid losses are deducted from outstanding losses.

                                     III-18

Activity in the liability for unpaid claims and claims adjustment expenses is summarized below.

                                                       1994       1995     1996
                                                            (In millions)

Balance at 1 January -- gross                        $1,047    $  999    $1,432
Less reinsurance recoverables                           (95)     (138)      (76)
                                                     ------    ------    ------
Balance at 1 January -- net                             952       861     1,356
Claims and expenses incurred
Current year                                            600       838     1,230
Prior years                                             253        51        29
Claims and expenses paid
Current year                                           (189)     (359)     (541)
Prior years                                            (481)     (394)     (614)
Reserves transferred to ERC                            (291)       --        --
Claim reserves related to acquired companies              4       364       309
Other                                                    13        (5)       21
                                                     ------    ------    ------
Balance at 31 December -- net                           861     1,356     1,790
Add reinsurance recoverables                            138        76       117
                                                     ------    ------    ------
Balance at 31 December -- gross                      $  999    $1,432    $1,907
                                                     ======    ======    ======

Prior-years claims and expenses incurred in the above table resulted principally from settling claims established in earlier accident years for amounts that differed from expectations.

Financial guarantees and credit life risk of insurance affiliates at 31 December 1996 and 1995, are summarized below.

                                                             1995          1996
                                                             (In millions)
Guarantees, principally on municipal bonds and
  structured finance issues                              $119,406      $135,148
Mortgage insurance risk in force                           32,599        36,279
Credit life insurance risk in force                        10,260        19,468
Less reinsurance                                          (21,694)      (32,369)
                                                         --------      --------
                                                         $140,571      $158,526
                                                         ========      ========

The Corporation's insurance risk is ceded on both a pro rata and excess basis. When the Corporation cedes insurance to third parties, it is not relieved of its primary obligation to policyholders. Losses on ceded risks give rise to claims for recovery; allowances are established for such receivables from reinsurers.

The effects of reinsurance on premiums written and premiums and commissions earned were as follows for the past three years.

                           Premiums written     Premiums and commissions earned
                       1994      1995      1996        1994      1995      1996
                                          (In millions)

Direct               $1,422    $2,053    $3,175      $1,401    $1,839    $3,126
Assumed                 108       154       534         106       124       380
Ceded                  (151)     (270)     (493)       (133)     (143)     (370)
                     ------    ------    ------      ------    ------    ------
Net premiums         $1,379    $1,937    $3,216      $1,374    $1,820    $3,136
                     ======    ======    ======      ======    ======    ======

Reinsurance recoveries recognized as a reduction of insurance losses and policyholder and annuity benefits amounted to $286 million, $113 million and $40 million for the years ended 31 December 1996, 1995 and 1994, respectively.

                                     III-19

NOTE 12. MINORITY INTEREST

Minority interest in equity of consolidated affiliates includes preferred stock issued by a subsidiary with a liquidation preference value of $485 million and $360 million as of 31 December 1996 and 1995, respectively. Dividend rates on the preferred stock ranged from 3.8 per cent. to 4.3 per cent. during 1996, from
4.2 per cent. to 4.6 per cent. during 1995, and from 2.8 per cent. to 4.7 per cent. during 1994.

NOTE 13. EQUITY

Changes in equity for each of the years ended 31 December 1996, 1995 and 1994 were as follows:

                                                                     Unrealized
                            Variable                                      gains      Foreign
                          cumulative          Additional            (losses) on     currency
                           preferred  Common     paid-in  Retained   investment  translation
                               stock   stock     capital  earnings   securities  adjustments      Total
                                                        (in millions)
Balance at 1 January 1994         $1    $768      $2,172  $  7,008     $   485         $(64)  $ 10,370
Net unrealized losses on
  investment securities            -      --          --        --      (1,140)          --     (1,140)
Currency translation adjustments   -      --          --        --          --           (3)        (3)
Net earnings                       -      --          --     1,918          --           --      1,918
Dividends declared:
  Common stock                     -      --          --      (575)         --           --       (575)
  Preferred stock                  -      --          --       (30)         --           --        (30)
                                  --    ----      ------  --------     -------         ----   --------
Balance at 31 December 1994        1     768       2,172     8,321        (655)         (67)    10,540

Capital contributions              -      --         926        --          --           --        926
Preferred stock issued             1      --         924        --          --           --        925
Net unrealized gains on
  investment securities            -      --          --        --       1,198           --      1,198
Currency translation adjustments   -      --          --        --          --           (3)        (3)
Net earnings                       -      --          --     2,261          --           --      2,261
Dividends declared:
  Common stock                     -      --          --    (1,588)         --           --     (1,588)
  Preferred stock                  -      --          --       (57)         --           --        (57)
                                  --    ----      ------  --------     -------         ----   --------
Balance at 31 December 1995        2     768       4,022     8,937         543          (70)    14,202

Capital contributions              -      --           2        --          --           --          2
Net unrealized losses on
  investment securities            -      --          --        --        (394)          --       (394)
Currency translation adjustments   -      --          --        --          --          (25)       (25)
Net earnings                       -      --          --     2,632          --           --      2,632
Dividends declared:
  Common stock                     -      --          --      (815)         --           --       (815)
  Preferred stock                  -      --          --       (76)         --           --        (76)
                                  --    ----      ------  --------     -------         ----   --------
Balance at 31 December 1996       $2    $768      $4,024  $ 10,678     $   149         $(95)  $ 15,526
                                  ==    ====      ======  ========     =======         ====   ========


All common stock is owned by GE Capital Services, all of the common stock of which is in turn wholly owned by GE Company. In 1995, GE Company contributed to GE Capital Services certain assets of Caribe GE Products, Inc. GE Capital Services in turn contributed the assets of Caribe GE Products, Inc. to the Corporation. Also in 1995, the Corporation distributed certain assets to GE Capital Services by way of a dividend and in turn received an equal capital contribution. These contributions increased the Corporation's additional paid-in capital by $926 million.

Changes in fair value of investment securities are reflected, net of tax, in equity. The changes from year to year were primarily attributable to the effects of changes in year-end market interest rates on the fair value of the securities.

During 1995, the Corporation issued 9,250 additional shares of its variable cumulative preferred stock. Dividend rates on the preferred stock ranged from
3.8 per cent. to 5.2 per cent. during 1996, from 4.2 per cent. to 5.2 per cent. during 1995 and from 2.3 per cent. to 4.9 per cent. during 1994.

                                     III-20

At 31 December 1996 and 1995, the aggregate statutory capital and surplus of the insurance businesses totalled $5.8 billion and $4.1 billion, respectively. In preparing statutory statements, no significant permitted accounting practices were used that differ from prescribed accounting practices.

NOTE 14. EARNED INCOME

Time sales, loan and other income includes the Corporation's share of earnings from equity investees of approximately $85 million, $113 million and $169 million for 1996, 1995 and 1994, respectively.

Included in earned income from financing leases for 1996, 1995 and 1994 were pretax gains on the sale of equipment at lease completion of $115 million, $191 million and $180 million, respectively.

NOTE 15. OPERATING AND ADMINISTRATIVE EXPENSES

Employees and retirees of the Corporation are covered under a number of pension, health and life insurance plans. The principal pension plan is the GE Company Pension Plan, a defined benefit plan, while employees of certain affiliates are covered under separate plans. The Corporation provides health and life insurance benefits to certain of its retired employees, principally through GE Company's benefit program. The annual cost to the Corporation of providing these benefits is not material.

Rental expense relating to equipment the Corporation leases from others for the purposes of subleasing was $269 million in 1996, $273 million in 1995 and $262 million in 1994. Other rental expense was $263 million in 1996, $237 million in 1995 and $198 million in 1994, principally for the rental of office space and data processing equipment. Minimum future rental commitments under noncancelable leases at 31 December 1996 are $463 million in 1997; $408 million in 1998; $370 million in 1999; $323 million in 2000; $299 million in 2001 and $1,208 million thereafter. The Corporation, as a lessee, has no material lease agreements classified as capital leases.

Amortization of deferred insurance acquisition costs charged to operations in 1996, 1995 and 1994 was $365 million, $252 million and $355 million, respectively.

NOTE 16. INCOME TAXES

The provision for income taxes is summarized in the following table.

                                                        1994      1995      1996
                                                              (In millions)

Estimated amounts payable                               $462    $  425    $  157
Deferred tax expense from temporary differences          434       646     1,015
                                                        ----    ------    ------
                                                        $896    $1,071    $1,172
                                                        ====    ======    ======

GE Company files a consolidated U.S. federal income tax return which includes the Corporation. The provision for estimated taxes payable includes the effect of the Corporation and its affiliates on the consolidated return.

Estimated amounts payable includes amounts applicable to non-U.S. jurisdictions of $485 million, $158 million and $218 million in 1996, 1995 and 1994, respectively.

Deferred income tax balances reflect the impact of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

Except for certain earnings that the Corporation intends to reinvest indefinitely, provision has been made for the estimated U.S. federal income tax liabilities applicable to undistributed earnings of affiliates and associated companies.

Consolidated U.S. income before taxes was $2.7 billion in 1996 and 1995, and $2.3 billion in 1994. The corresponding amounts for non-U.S. based operations were $1.1 billion in 1996, $0.6 billion in 1995 and $0.5 billion in 1994.

                                     III-21

A reconciliation of the U.S. federal statutory rate to the actual income tax rate follows.

                                                           1994     1995   1996

Statutory U.S. federal income tax rate                     35.0%   35.0%   35.0%
Increase (reduction) in rate resulting from:
  Amortization of goodwill                                  0.9     1.0     1.0
  Tax-exempt income                                        (4.4)   (3.0)   (3.0)
  Foreign Sales Corporation tax benefits                     --      --    (0.4)
  Dividends received, not fully taxable                    (0.6)   (1.6)   (1.7)
  Other -- net                                              0.9     0.8    (0.1)
                                                           ----    ----    ----
Actual income tax rate                                     31.8%   32.2%   30.8%
                                                           ====    ====    ====

Principal components of the net deferred tax liability balances at 31 December 1996 and 1995 are as follows:

                                                            1995           1996
                                                              (In millions)
ASSETS
  Allowance for losses                                   $  (845)      $ (1,173)
  Insurance reserves                                        (128)          (647)
  AMT credit carryforwards                                    --           (561)
  Other                                                   (1,005)        (1,190)
                                                          ------        -------
Total deferred tax assets                                 (1,978)        (3,571)
                                                          ------        -------
LIABILITIES
  Financing leases                                         6,243          7,488
  Operating leases                                         1,485          1,833
  Net unrealized gains on securities                         362             97
  Other                                                      780          1,625
                                                          ------        -------
Total deferred tax liabilities                             8,870         11,043
                                                          ------        -------
Net deferred tax liability                                $6,892        $ 7,472
                                                          ======        =======

                                     III-22

NOTE 17. INDUSTRY SEGMENT DATA

Industry segment operating data and identifiable assets are shown below.

                                                   1994        1995        1996
                                                          (In millions)
Earned income:
  Consumer Services                            $  5,508    $  7,586    $ 10,217
  Equipment Management                            5,186       6,144       7,968
  Specialized Financing                           2,638       3,076       2,962
  Mid-Market Financing                            1,575       2,184       2,540
  Specialty Insurance                             1,976       2,174       2,895
                                               --------    --------    --------
Total segment earned income                      16,883      21,164      26,582
Corporate                                            40          15         (12)
                                               --------    --------    --------
Total earned income                            $ 16,923    $ 21,179    $ 26,570
                                               ========    ========    ========
Segment operating profit:
  Consumer Services                            $  1,067    $  1,030    $  1,272
  Equipment Management                              624         897         929
  Specialized Financing                             513         651         726
  Mid-Market Financing                              435         445         538
  Specialty Insurance                               188         341         344
                                               --------    --------    --------
Total segment operating profit                    2,827       3,364       3,809
Corporate                                           (13)        (32)         (5)
                                               --------    --------    --------
Earnings before income taxes                   $  2,814    $  3,332    $  3,804
                                               ========    ========    ========
Identifiable assets at 31 December:
  Consumer Services                            $ 54,171    $ 73,076    $101,110
  Equipment Management                           23,197      25,072      30,545
  Specialized Financing                          28,149      30,285      27,741
  Mid-Market Financing                           16,367      21,565      25,167
  Specialty Insurance                             7,835       9,841      14,804
                                               --------    --------    --------
Total segment identifiable assets               129,719     159,839     199,367
Corporate                                         1,185         986       1,449
                                               --------    --------    --------
Total assets                                   $130,904    $160,825    $200,816
                                               ========    ========    ========

                                     III-23

NOTE 18. QUARTERLY FINANCIAL DATA (unaudited)

Summarized quarterly financial data were as follows:

                              First quarter     Second quarter    Third quarter     Fourth quarter
                              1995     1996     1995     1996     1995     1996     1995     1996
                                                        (In millions)
Earned income               $4,790   $5,620   $5,169   $6,068   $5,395   $7,008   $5,825   $7,874
Expenses:
  Interest                   1,502    1,668    1,629    1,722    1,662    1,685    1,662    1,967
  Operating and
    administrative           1,432    1,716    1,512    1,906    1,456    2,583    1,762    3,080
  Insurance losses and
    policyholder and
    annuity benefits           516      615      486      777      445      821      584      970
  Provision for losses on
    financing receivables       79      213      279      228      352      254      407      338
  Depreciation and
    amortization of
    buildings and
    equipment and
    equipment on
    operating leases           450      489      489      524      487      556      575      568
  Minority interest in net
    earnings of
    consolidated
    affiliates                  17       25       16       17       15       17       33       27
                            ------   ------   ------   ------   ------   ------   ------   ------
Earnings before income
  taxes                        794      894      758      894      978    1,092      802      924
Provision for income
  taxes                       (266)    (289)    (241)    (267)    (330)    (344)    (234)    (272)
                            ------   ------   ------   ------   ------   ------   ------   ------
Net earnings                $  528   $  605   $  517   $  627   $  648   $  748   $  568   $  652
                            ======   ======   ======   ======   ======   ======   ======   ======


NOTE l9. RESTRICTED NET ASSETS OF AFFILIATES

Certain of the Corporation's consolidated affiliates are restricted from remitting funds to the Parent in the form of dividends or loans by a variety of regulations, the purpose of which is to protect affected insurance policyholders, depositors or investors. At year-end 1996, net assets of the Corporation's regulated affiliates amounted to $14.4 billion, of which $11.7 billion was restricted.

NOTE 20. SUPPLEMENTAL CASH FLOWS INFORMATION

"Other -- net operating activities" in the Statement of Cash Flows consists principally of adjustments to other liabilities, current and noncurrent accruals of costs and expenses, amortization of premium and discount on debt, and adjustments to assets such as amortization of goodwill and intangibles.

The Statement of Cash Flows excludes certain noncash transactions that had no significant effect on the investing or financing activities of the Corporation.

                                     III-24

Certain supplemental information related to the Corporation's cash flows were as follows for the past three years.

                                                                 1994       1995       1996
                                                                     (In millions)
FINANCING RECEIVABLES
Increase in loans to customers                               $(37,059)  $(46,154)  $(49,890)
Principal collections from customers                           31,264     44,840     49,923
Investment in equipment for financing leases                  (10,528)   (17,182)   (14,427)
Principal collections on financing leases                       8,461      8,821     11,158
Net change in credit card receivables                          (2,902)    (3,773)    (3,068)
Sales of financing receivables with recourse                    1,239      2,139      4,026
                                                             --------   --------   --------
                                                             $ (9,525)  $(11,309)  $ (2,278)
                                                             ========   ========   ========
ALL OTHER INVESTING ACTIVITIES
Purchases of securities by insurance and annuity businesses  $ (5,484)  $ (6,409)  $ (8,244)
Dispositions and maturities of securities by insurance and
  annuity businesses                                            4,417      5,866      6,736
Proceeds from principal business dispositions                      --        575         --
Other                                                           2,611     (2,649)    (3,897)
                                                             --------   --------   --------
                                                             $  1,544   $ (2,617)  $ (5,405)
                                                             ========   ========   ========
NEWLY ISSUED DEBT HAVING MATURITIES LONGER THAN 90 DAYS
Short-term (91 to 365 days)                                  $  3,214   $  2,545   $  5,061
Long-term (longer than one year)                               19,228     32,507     16,689
Proceeds -- nonrecourse, leveraged lease debt                      31      1,428        595
                                                             --------   --------   --------
                                                             $ 22,473   $ 36,480   $ 22,345
                                                             ========   ========   ========
REPAYMENTS AND OTHER REDUCTIONS OF DEBT HAVING
  MATURITIES LONGER THAN 90 DAYS
Short-term (91 to 365 days)                                  $(10,460)  $(16,075)  $(22,755)
Long-term (longer than one year)                                 (930)      (678)    (1,025)
Principal payments -- nonrecourse, leveraged lease debt          (309)      (292)      (276)
                                                             --------   --------   --------
                                                             $(11,699)  $(17,045)  $(24,056)
                                                             ========   ========   ========
ALL OTHER FINANCING ACTIVITIES
Proceeds from sales of investment and annuity contracts      $    886   $  1,554   $  2,341
Redemption of investment and annuity contracts                   (961)    (2,061)    (2,429)
Capital contributions from parent company                          --        684         --
                                                             --------   --------   --------
                                                             $    (75)  $    177   $    (88)
                                                             ========   ========   ========
CASH RECOVERED (PAID) DURING THE YEAR FOR
Interest                                                     $ (4,005)  $ (5,970)  $ (7,166)
Income taxes                                                     (340)       217        (87)


Changes in operating assets and liabilities are net of acquisitions and dispositions of businesses.

                                     III-25

"Payments for principal businesses purchased" in the Statement of Cash Flows is net of cash acquired and includes debt assumed and immediately repaid in acquisitions. In conjunction with the acquisitions, liabilities were assumed as follows:

                                               1994          1995          1996
                                                       (In millions)

Fair value of assets acquired               $ 7,992       $15,496       $27,341
Cash paid                                    (2,220)       (4,749)       (4,839)
                                            -------       -------       -------
Liabilities assumed                         $ 5,772       $10,747       $22,502
                                            =======       =======       =======

NOTE 21. ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS

This note contains estimated fair values of certain financial instruments to which the Corporation is a party. Apart from the Corporation's own borrowings and certain marketable securities, relatively few of these instruments are actively traded. Thus, fair values must often be determined by using one or more models that indicate value based on estimates of quantifiable characteristics as of a particular date. Because this undertaking is, by its nature, difficult and highly judgmental, for a limited number of instruments, alternative valuation techniques may have produced disclosed values different from those that could have been realized at 31 December 1996 or 1995. Moreover, the disclosed values are representative of fair values only as of the dates indicated. Assets that, as a matter of accounting policy, are reflected in the accompanying financial statements at fair value are not included in the following disclosures; such assets include cash and equivalents and investment securities.

Values are estimated as follows.

TIME SALES AND LOANS. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

BORROWINGS. Based on quoted market prices or market comparables. Fair values of interest rate and currency swaps on borrowings are based on quoted market prices and include the effects of counterparty creditworthiness.

ANNUITY BENEFITS. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender value for single premium deferred annuities.

FINANCIAL GUARANTEES. Based on future cash flows, considering expected renewal premiums, claims, refunds and servicing costs, discounted at a market rate.

ALL OTHER INSTRUMENTS. Based on comparable transactions, market comparables, discounted future cash flows, quoted market prices, and/or estimates of the cost to terminate or otherwise settle obligations to counterparties.

                                     III-26

Information about financial instruments that were not carried at fair value at 31 December 1996 and 1995, is shown below.

                                                                 1995                                         1996
                                                                 Assets (liabilities)                         Assets (liabilities)
                                                                   Estimated fair value                         Estimated fair value
                                                        Carrying                                      Carrying
                                            Notional      amount                           Notional     amount
                                              amount       (net)       High         Low      amount      (net)      High        Low
                                                                                    (In millions)
Assets
  Time sales and loans                          $ (a)  $  57,817   $  59,188   $  58,299       $ (a)  $ 60,859   $61,632   $ 60,544
  Integrated interest rate swaps               1,703          --         (93)        (93)     3,604         --        82         82
  Purchased options                            1,213          24          11          11      1,938         11        12         12
  Mortgage-related positions
    Mortgage purchase commitments              1,360          --          17          17      1,193         --         2          2
    Mortgage sale commitments                  1,334          --         (11)        (11)     1,417         --         3          3
    Memo: mortgages held for
      sale(b)                                    (a)       1,663       1,663       1,663        (a)      1,112     1,165      1,165
    Options, including  "floors"              18,522          67         144         144     27,422         78        81         81
    Interest rate swaps and futures            1,990          --          31          31      1,731         --       (29)       (29)
  Other cash financial instruments               (a)       2,445       2,848       2,586        (a)      2,459     2,795      2,547
Liabilities
  Borrowings and related instruments
    Borrowings (c) (d)                           (a)    (107,755)  (108,566)    (108,566)       (a)   (106,836) (106,849)  (106,849)

    Interest rate swaps                       28,281          --        (496)       (496)    32,891         --      (551)      (551)
    Currency swaps                            22,342          --         937         937     24,588         --       368        368
    Purchased options                          2,736          16          (2)         (2)     1,882         10         1          1
  Annuity and investment contract benefits       (a)     (12,165)    (11,918)    (11,918)       (a)    (18,499)  (18,227)   (18,227)
  Separate accounts                              (a)          --          --          --        (a)     (3,447)   (3,447)    (3,447)
  Insurance -- financial guarantees and
    credit life                              140,571      (1,505)       (770)       (864)   158,526     (3,089)   (2,907)    (3,297)
  Credit and liquidity support --
    securitizations                            6,060         (41)        (48)        (48)     4,684        (73)      (72)       (72)
  Performance guarantees -- principally
    letters of credit                          2,622         (48)        (79)        (79)     3,142        (55)     (134)      (134)
  Other                                        3,556        (302)        (36)        (45)     3,060     (1,434)   (1,049)    (1,050)
Other firm commitments
  Currency forwards                            6,189          --          55          55      7,389         --        69         68
  Currency swaps                                 280          --         (22)        (22)        99         --        (7)        (7)
  Ordinary course of business lending
    commitments                                6,929          --         (60)        (60)     4,950         --       (27)       (27)
  Unused revolving credit lines
    Commercial                                 3,223          --          --          --      3,375         --        --         --
    Consumer -- principally credit cards     118,710          --          --          --    116,878         --        --         --


(a) Not applicable.
(b) Included in other cash financial instruments.
(c) Includes interest rate and currency swaps.
(d) See note 10.

Additional information about certain financial instruments in the above table follows.

CURRENCY FORWARDS AND OPTIONS are employed by the Corporation to manage exposures to changes in currency exchange rates associated with commercial purchase and sales transactions. These financial instruments generally are used to fix the local currency cost of purchased goods or services or selling prices denominated in currencies other than the functional currency. Currency exposures that result from net investments in affiliates are managed principally by funding assets denominated in local currency with debt denominated in those same currencies. In certain circumstances, net investment exposures are managed using currency forwards and currency swaps.

OPTIONS AND INSTRUMENTS CONTAINING OPTION FEATURES that behave based on limits ("caps", "floors" or "collars") on interest rate movement are used to hedge prepayment risk in certain of the Corporation's business activities, such as the mortgage servicing and annuities businesses.

SWAPS OF INTEREST RATES AND CURRENCIES are used by the Corporation to optimize borrowing costs for a particular funding strategy (see note 10). In addition, swaps, along with purchased options and futures, are used by the Corporation to establish specific hedges of mortgage-related assets and to manage net

                                     III-27
investment exposures. Credit risk of these positions is evaluated by management under the credit criteria dis ussed below. As part of its ongoing customer activities, the Corporation also enten into swaps that are integrated into investments in or loans to particular customers and do not involve assumption of third-party credit risk. Such integrated swaps are evaluated and monitored like their associated investments or loans, and are not therefore subject to the same credit criteria that would apply to a stand-alone position.

COUNTERPARTY CREDIT RISK -- risk that counterparties will be financially unable to make payments according to the terms of the agreements -- is the principal risk associated with swaps, purchased options and forwards. Gross market value of probable future receipts is one way to measure this risk, but is meaningful only in the context of net credit exposure to individual counterparties. At 31 December 1996 and 1995, this gross market risk amounted to $0.6 billion and $1.1 billion, respectively. Aggregate fair values that represent associated probable future obligations, normally associated with a right of offset against probable future receipts, amounted to $0.6 billion at year-end 1996 and 1995.

Except as noted above for positions that are integrated into financings, all swaps, purchased options and forwards are carried out within the following credit policy constraints.

o Once a counterparty exceeds a credit exposure limit (see table below), no additional transactions are permitted until the exposure with that counterparty is reduced to an amount that is within the established limit. Open contracts remain in force.

                                                             Credit rating
                                                        ----------------------
Counterparty credit criteria                                         Standard
                                                        Moody's      & Poor's
Term of transaction
  Between one and five years                                Aa3            AA-
  Greater than five years                                   Aaa           AAA
Credit exposure limits
  Up to $50 million                                         Aa3            AA-
  Up to $75 million                                         Aaa           AAA

o All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.

More credit latitude is permitted for transactions having original maturities shorter than one year because of their lower risk.

NOTE 22. GEOGRAPHIC SEGMENT INFORMATION

Geographic segment operating data and total assets were as follows:

                                   Earned income              Operating profit
                                       For the years ended 31 December
                             1994      1995      1996     1994     1995     1996
                                                 (In millions)

United States              12,832   $15,306   $18,424   $2,327   $2,740   $2,889
Europe                      1,886     2,729     4,429      203      293      507
Pacific Basin                  42       403       693       10       33       57
Other (a)                   2,163     2,741     3,024      274      266      351
                          -------   -------   -------   ------   ------   ------
Total                     $16,923   $21,179   $26,570   $2,814   $3,332   $3,804
                          =======   =======   =======   ======   ======   ======

                                     III-28

                                                   Total assets 31 December
                                            1994            1995            1996
                                                      (In millions)

United States                           $104,610        $121,078        $149,901
Europe                                     9,774          19,895          28,710
Pacific Basin                              1,714           3,567           5,060
Other (a)                                 14,806          16,285          17,145
                                        --------        --------        --------
Total                                   $130,904        $160,825        $200,816
                                        ========        ========        ========

(a) Principally the Americas other than the United States, but also includes operations that cannot meaningfully be associated with specific geographic areas (for example, shipping containers used on ocean-going vessels).

5.    UNAUDITED FIRST QUARTER RESULTS

The following is the text of the unaudited quarterly results of GE Capital for the three months ended 29 March, 1997:

ITEM 1. FINANCIAL STATEMENTS.

              CONDENSED STATEMENT OF CURRENT AND RETAINED EARNINGS
                                  (Unaudited)

                                                                          Three
                                                                         Months
                                                                          Ended
                                                            30 March   29 March
                                                                1996       1997
                                                                (In millions)

EARNED INCOME                                                 $5,620    $ 7,773
EXPENSES
Interest                                                       1,668      1,711
Operating and administrative                                   1,716      3,025
Insurance losses and policyholder and annuity benefits           615      1,149
Provision for losses on financing receivables                    213        312
Depreciation and amortization of buildings and equipment
  and equipment on operating leases                              489        565
Minority interest in net earnings of consolidated affiliates      25         13
                                                              ------    -------
                                                               4,726      6,775
EARNINGS
Earnings before income taxes                                     894        998
Provision for income taxes                                      (289)      (301)
                                                              ------    -------
NET EARNINGS                                                     605        697
Dividends                                                       (244)      (317)
Retained earnings at beginning of period                       8,937     10,678
                                                              ------    -------
Retained earnings at end of period                            $9,298    $11,058
                                                              ======    =======

See Notes to Condensed, Consolidated Financial Statements.

                                     III-29

                   CONDENSED STATEMENT OF FINANCIAL POSITION

                                                         31 December   29 March
                                                                1996       1997
                                                                     (Unaudited)
                                                               (In millions)
ASSETS
Cash and equivalents                                        $  3,074   $  2,655
Investment securities                                         44,340     43,901
Financing receivables:
  Time sales and loans, net of deferred income                62,832     60,681
  Investment in financing leases, net of deferred income      39,575     39,088
                                                            --------   --------
                                                             102,407     99,769
Allowance for losses on financing receivables                 (2,693)    (2,624)
                                                            --------   --------
Financing receivables -- net                                  99,714     97,145
Other receivables -- net                                       8,456      9,354
Equipment on operating leases (at cost), less accumulated
  amortization of $5,625 and $5,402                           16,134     16,583
Intangible assets                                              7,594      7,475
Other assets                                                  21,504     22,031
                                                            --------   --------
TOTAL ASSETS                                                $200,816   $199,144
                                                            ========   ========
LIABILITIES AND EQUITY
Short-term borrowings                                       $ 74,971   $ 75,730

Long-term borrowings:
Senior                                                        46,124     43,236
Subordinated                                                     697        697
Insurance liabilities, reserves and annuity benefits          43,263     44,051
Other liabilities                                             12,084     11,632
Deferred income taxes                                          7,472      7,512
                                                            --------   --------

Total liabilities                                            184,611    182,858
                                                            --------   --------
Minority interest in equity of consolidated affiliates           679        789
                                                            --------   --------
Capital stock                                                    770        770
Additional paid-in capital                                     4,024      4,033
Retained earnings                                             10,678     11,058
Unrealized (losses) gains on investment securities               149       (235)
Foreign currency translation adjustments                         (95)      (129)
                                                            --------   --------
Total equity                                                  15,526     15,497
                                                            --------   --------
TOTAL LIABILITIES AND EQUITY                                $200,816   $199,144
                                                            ========   ========

See Notes to Condensed, Consolidated Financial Statements.

                                     III-30

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (Unaudited)

                                                                      Three Months Ended
                                                                   30 March        29 March
                                                                       1996            1997
                                                                        (In millions)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                       $    605        $    697
Adjustments to reconcile net earnings to cash provided
  from operating activities:
Provision for losses on financing receivables                           213             312
Depreciation and amortization of buildings and equipment
  and equipment on operating leases                                     489             565
Other -- net                                                             49             176
                                                                   --------        --------
Cash provided from operating activities                               1,356           1,750
                                                                   --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loans to customers                                      (11,391)        (10,362)
Principal collections from customers                                 11,876          10,250
Investment in assets on financing leases                             (2,914)         (3,880)
Principal collections on financing leases                             2,908           3,924
Net decrease in credit card receivables                                 172           1,453
Buildings and equipment and equipment on operating leases:
-- additions                                                         (1,362)         (1,280)
-- dispositions                                                         348             347
Payments for principal businesses purchased, net of cash acquired       (88)            (27)
Purchases of investment securities by insurance affiliates and
  annuity businesses                                                 (1,628)         (2,735)
Dispositions and maturities of investment securities by insurance
  affiliates and annuity businesses                                   1,311           2,709
Other -- net                                                         (1,280)         (1,234)
                                                                   --------        --------
Cash used for investing activities                                   (2,048)           (835)
                                                                   --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings (maturities 90 days or less)                (1,458)          1,811
Newly issued debt -- short-term (maturities 91-365 days)                882             963
                  -- long-term senior                                 7,102           3,700
Proceeds -- non-recourse, leveraged lease debt                          236              --
Repayments and other reductions:
    -- short-term (maturities 91-365 days)                           (4,879)         (7,418)
    -- long-term senior                                                (314)           (331)
Principal payments -- non-recourse, leveraged lease debt               (103)           (129)
Proceeds from sales of investment and annuity contracts                 148             873
Redemption of investment and annuity contracts                         (463)           (586)
Dividends paid                                                         (244)           (317)
Issuance of variable cumulative preferred stock by
  consolidated affiliate                                                 --             100
                                                                   --------        --------
Cash (used for) provided from financing activities                      907         (l,334)
                                                                   --------        --------
(DECREASE) INCREASE IN CASH AND EQUIVALENTS                             215            (419)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                           1,316           3,074
                                                                   --------        --------
CASH AND EQUIVALENTS AT END OF PERIOD                              $  1,531        $  2,655
                                                                   ========        ========


See Notes to Condensed, Consolidated Financial Statements.

                                     III-31

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. The accompanying condensed quarterly financial statements represent the adding together of General Electric Capital Corporation and all majority-owned and controlled affiliates (collectively called "the Corporation" or "GECC"). All significant transactions among the parent and consolidated affiliates have been eliminated. Certain prior period data have been reclassified to conform to the current period presentation.

2. The condensed consolidated quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

3. The Corporation has adopted Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other things, this Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings, based on control of the transferred assets. SFAS No. 125 applies to all transactions occurring after 31 December 1996; thus, adoption did not have an effect on the financial position or results of operations of the Corporation.

                                     III-32

                                  APPENDIX IV

                             ADDITIONAL INFORMATION

1.    RESPONSIBILITY

(a) The directors of GE Capital, whose names are set out in paragraph 2(a) of this Appendix IV, accept responsibility for the information contained in this document other than information relating to CTR, the CTR Group and the directors of CTR and their immediate families. To the best of the knowledge and belief of the directors of GE Capital (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of CTR, whose names are set out in paragraph 2(b) of this Appendix IV, accept responsibility for the information contained in this document relating to CTR, the CTR Group and the directors of CTR and their immediate families. To the best of the knowledge and belief of the directors of CTR (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.    DIRECTORS

(a)   The directors of GE Capital are:
      Gary C. Wendt
      Nigel D.T. Andrews
      Nancy E. Barton
      James R. Bunt
      Dennis D. Dammerman
      Paolo Fresco
      Benjamin W. Heineman, Jr.
      John H. Myers
      Robert L. Nardelli
      Denis J. Nayden
      Michael A. Neal
      James A. Parke
      John M. Samuels
      Edward D. Stewart
      John F. Welch, Jr.

(b)   The directors of CTR are:
      Ian M. Clubb
      David Howell
      Rupert N. Hambro
      C.J. Nicholas Ward
      B.K. Robert Burns

3.    STOCK EXCHANGE QUOTATIONS, MARKET PRICE DATA AND PRINCIPAL PURCHASES

The following table shows the Closing Price for CTR Shares and the closing sale price on the NYSE for CTR ADSs on the first dealing day of each of the six months immediately prior to the date of this document, on 28 July 1997 (the last Business Day before the announcement of the Offer) and on 31 July 1997 (being the latest date practicble prior to the publication of this document):

                                                        CTR Shares     CTR ADSs
Date                                                       (Pence)          ($)

3 February 1997                                              12.75         0.63
3 March 1997                                                 10.25         0.38
1 April 1997                                                  8.00         0.31
1 May 1997                                                    8.25         0.28
2 June 1997                                                   8.25         0.28
1 July 1997                                                   7.00         0.34
28 July 1997                                                  7.00         0.34
31 July 1997                                                 15.25         0.67

CTR Shares have been listed and traded on the London Stock Exchange, the principal trading market for CTR Shares, since 1985 and CTR ADSs have been listed and traded on the NYSE since October 1991. The following table sets out, for the periods indicated, (i) the reported closing highest and lowest middle market quotations for CTR Shares on the London Stock Exchange as derived from the Daily Official List of the London Stock Exchange and (ii) the high and low sales prices for CTR ADSs on the NYSE as published by the Dow Jones Pricing Service. Each CTR ADS represents three CTR Shares. For current price information, holders of CTR Shares and CTR ADSs are urged to consult publicly available sources.

                                                        CTR Shares    CTR ADSs
                                                         (Pence)         ($)
                                                        ----------   -----------
                                                        High  Low    High    Low
                                                        ----  ---    ----   ----
YEAR ENDED 30 APRIL 1996
Second quarter (1 August 1995 -- 31 October 1995)         39   25    2.00   1.00
Third quarter (1 November 1995 -- 31 January 1996)        25   11    1.00   0.47
Fourth quarter (1 February 1996 -- 30 April 1996)         13    8    0.69   0.44
YEAR ENDED 30 APRIL 1997
First quarter (1 May 1996 -- 31 July 1996)                15   10    0.75   0.37
Second quarter (1 August 1996 -- 31 October 1996)         11    8    0.44   0.28
Third quarter (1 November 1996 -- 31 January 1997)        15    8    0.63   0.28
Fourth quarter (1 February 1997 -- 30 April 1997)         15    7    0.62   0.25
YEAR ENDING 30 APRIL 1998
First quarter (1 May 1997 -- 31 July 1997)                15    7    0.75   0.22

4.    SHAREHOLDINGS AND DEALINGS

In this paragraph:

      "disclosure period" means the period commencing on 29 July 1996 (the date 12 months prior to the announcement of the Offer) and ending on 31 July 1997 (the latest practicable date prior to the publication of this document);

      "relevant securities" means CTR Securities, including any securities convertible into, rights to subscribe for, or options (including traded options) in respect of, or derivatives referenced to, such CTR Securities; and

      "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing.

      "associate" means, in relation to CTR, any member of the CTR Group and any associated company of any member of the CTR Group, their banks and financial and other professional advisers (including stockbrokers) including persons controlling, controlled by or under the same control as such banks or financial or other professional advisers, the directors or any member of the CTR Group and such directors' close relatives and related trusts, and the pension funds of any member of the CTR Group.

(a)   SHAREHOLDINGS AND DEALINGS IN GE CAPITAL SECURITIES

      Neither CTR nor any of the directors of CTR or member of their immediate families owns or controls, or (in the case of the directors of CTR and their immediate families) is directly or indirectly interested in, any securities in GE Capital, GE Capital Company or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of, or derivatives referenced to, any such securities, nor has any such person dealt for value therein during the disclosure period.

(b)   SHAREHOLDINGS AND DEALINGS IN CTR SECURITIES

      (i) At the close of business on 31 July 1997 (the latest practicable date prior to the publication of this document), the interests of the directors of CTR and their immediate families, all of which are beneficial (unless stated otherwise), in CTR Securities, which have been notified to CTR under sections 324 and 328 of the Companies Act or which were required to be entered in the register of directors' interests maintained under the provisions of section 325 of the Companies Act, are set out below:

                                                         Number of       Type of
                                                               CTR           CTR
Name of director                                        Securities    Securities

R.N. Hambro                                                 20,000        Shares

(ii) As at the close of business on 31 July 1997 (the last practicable date prior to the publication of this document), the following options over CTR Shares had been granted to the directors and executive officers of CTR and remained outstanding:

                                                 Number of    Exercise        Exercise
Name           Date of Grant     Type of Option  CTR Shares  Price (p)          period

David Howell   19 December 1996  Under 1996      2,000,000         8.5   December 1999
                                 Share Option                           -December 2001
                                 Scheme

Simon Enoch    19 December 1996  Under 1996      1,000,000         8.5   December 1999
                                 Share Option                           -December2001
                                 Scheme


(iii) As at the close of business on 31 July 1997 (being the latest date practicable prior to the publication of this document), in addition to the CTR Shares in respect of which the undertaking set out in paragraph 5(ii) below has been given, Lloyds TSB Group plc, the parent of Lloyds Bank Plc owned or controlled 120,892 CTR Shares. During the disclosure period, Lloyds TSB Group Plc bought 100,000 CTR Shares, on 14 January 1997 at a price of 11p per share;

(iv) The following dealings for value by persons who prior to the publication of this document committed themselves to accept the Offer have taken place during the disclosure period:

                                Nature of                       Number of     Number of
Name                          Transaction              Date    CTR Shares      CTR ADRs      Price
Appaloosa Management L.P.             Buy    14 August 1996          ---      3,000,000    $0.5000
Appaloosa Management L.P.            Sell  31 December 1996          ---     13,200,000    $0.3650
Appaloosa Management L.P.            Sell  31 December 1996          ---      3,000,000    $0.3681
Appaloosa Management L.P.            Sell   23 January 1997          ---        200,000    $0.5425
Appaloosa Management L.P.            Sell   24 January 1997          ---         21,000    $0.6050
Appaloosa Management L.P.            Sell   4 February 1997          ---        100,000    $0.5700
Appaloosa Management L.P.            Sell  10 February 1997          ---         25,000    $0.5420
Appaloosa Management L.P.             Buy     24 April 1997          ---        100,000    $0.2650
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        994,612    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        495,348    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        447,519    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        141,490    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        208,096    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        124,746    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         49,786    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        684,145    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        664,286    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        456,470    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        847,210    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        349,624    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        509,053    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         27,969    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         27,969    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        996,010    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---      1,265,082    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        497,865    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        692,536    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---      1,244,943    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---      1,165,229    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        699,249    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        195,789    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        596,319    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        216,487    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---      1,000,486    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---      2,150,611    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        279,699    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         41,395    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         55,100    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         55,100    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        331,164    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         83,070    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---         83,070    $0.4375
Loomis Sayles & Company, L.P.         Buy   24 October 1996          ---        264,875    $0.4375
Loomis Sayles & Company, L.P.        Sell  18 December 1996          ---        279,699     $0.365
Loomis Sayles & Company, L.P.        Sell  18 December 1996          ---      2,871,398     $0.365
Loomis Sayles & Company, L.P.        Sell  13 February 1996          ---        141,490    $0.4175
Loomis Sayles & Company, L.P.        Sell  13 February 1997          ---        124,746    $0.4175
Loomis Sayles & Company, L.P.        Sell  13 February 1997          ---         49,786    $0.4175
Loomis Sayles & Company, L.P.        Sell  13 February 1997          ---        142,583    $0.4175
Loomis Sayles & Company, L.P.        Sell  13 February 1997          ---         41,395    $0.4175
Loomis Sayles & Company, L.P.        Sell  21 February 1997          ---         25,000    $0.4175
Loomis Sayles & Company, L.P.        Sell  24 February 1997          ---          8,000    $0.4175


                                Nature of                       Number of     Number of
Name                          Transaction              Date    CTR Shares      CTR ADRs      Price
Loomis Sayles & Company, L.P.        Sell  25 February 1997          ---        300,000    $0.3940
Loomis Sayles & Company, L.P.        Sell      5 March 1997          ---        694,612    $0.3118
Loomis Sayles & Company, L.P.        Sell      5 March 1997          ---      1,172,848    $0.3118
Loomis Sayles & Company, L.P.        Sell      5 March 1997          ---         32,540    $0.3455
Loomis Sayles & Company, L.P.        Sell      6 March 1997          ---        250,083    $0.3550
Loomis Sayles & Company, L.P.        Sell     10 March 1997          ---        250,000    $0.3550
Loomis Sayles & Company, L.P.        Sell      9 April 1997          ---        495,348    $0.2328
Loomis Sayles & Company, L.P.        Sell     14 April 1997          ---        447,519    $0.2300
Loomis Sayles & Company, L.P.        Sell     14 April 1997          ---        272,782    $0.3400
Loomis Sayles & Company, L.P.        Sell     14 April 1997          ---        279,699    $0.2300
Loomis Sayles & Company, L.P.        Sell     17 April 1997          ---        349,624    $0.3237
Loomis Sayles & Company, L.P.        Sell     17 April 1997          ---        350,376    $0.3237
Loomis Sayles & Company, L.P.        Sell     22 April 1997          ---         34,620    $0.2612
Loomis Sayles & Company, L.P.        Sell     22 April 1997          ---        542,480    $0.2612
Loomis Sayles & Company, L.P.        Sell     23 April 1997          ---         30,100    $0.2612
Loomis Sayles & Company, L.P.        Sell     24 April 1997          ---        509,053    $0.2368
Loomis Sayles & Company, L.P.        Sell     24 April 1997          ---         55,938    $0.2368
Loomis Sayles & Company, L.P.        Sell     24 April 1997          ---        136,582    $0.2368
Loomis Sayles & Company, L.P.        Sell     24 April 1997          ---        240,227    $0.2368
Loomis Sayles & Company, L.P.        Sell     24 April 1997          ---        110,200    $0.2368
Loomis Sayles & Company, L.P.        Sell     25 April 1997          ---         50,000    $0.2612
Loomis Sayles & Company, L.P.        Sell     29 April 1997          ---        249,000    $0.2612
Loomis Sayles & Company, L.P.        Sell        1 May 1997          ---        186,544    $0.2612
Loomis Sayles & Company, L.P.        Sell        1 May 1997          ---        459,456    $0.2612
Loomis Sayles & Company, L.P.        Sell        2 May 1997          ---          4,000    $0.2612
Loomis Sayles & Company, L.P.        Sell        2 May 1997          ---      1,113,136    $0.2300
Loomis Sayles & Company, L.P.        Sell        2 May 1997          ---        900,000    $0.2300
Loomis Sayles & Company, L.P.        Sell       12 May 1997          ---      1,361,092    $0.2300
Loomis Sayles & Company, L.P.        Sell       20 May 1997          ---        550,000    $0.2330
Loomis Sayles & Company, L.P.        Sell       23 May 1997          ---      1,860,172    $0.2300
Loomis Sayles & Company, L.P.        Sell      19 June 1997          ---        208,096    $0.3237
National Westminster Bank Plc         Buy      30 July 1996          ---            100       9.0p


      (v)   Save as disclosed above:

            (a) neither GE Capital nor any director or executive officer of GE Capital, or any member of his immediate family or his related trusts, nor any person acting in concert with GE Capital, nor any person who prior to the publication of this document committed himself to accept the Offer, owns or controls or (in the case of a director of GE Capital) is interested in any relevant securities, nor has any such person dealt for value in such securities during the disclosure period;

            (b) neither CTR, nor any director or executive officer of CTR or any member of his immediate family or his related trusts, owns or controls or (in the case of a director of CTR) is interested in any relevant securities, nor has any such person dealt for value in such securities during the disclosure period;

            (c) neither any subsidiary of CTR, nor any pension fund of CTR, nor any pension fund of any subsidiary of CTR, nor any bank, financial or other professional adviser to CTR (including stockbrokers but excluding exempt market-makers), including any person controlling, controlled by or under the same control as any such bank, financial or other professional adviser nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) connected with CTR owns or controls any relevant securities, nor has any such person dealt for value therein during the period commencing on 29 July 1997 (being the date of the announcement of the Offer) and ending on 1 August 1997 (the last Business Day prior to the publication of this document);

            (d) neither GE Capital nor any person acting in concert with GE Capital has any arrangement with any person in relation to relevant securities; and

            (e) neither CTR nor any associate of CTR has any arrangement with any person in relation to relevant securities.

5.    IRREVOCABLE UNDERTAKINGS

      (i)   DIRECTORS

      Certain directors of CTR have given irrevocable undertakings to accept or procure acceptance of the Offer in respect of their personal holdings of CTR Shares. Details of CTR Shares subject to those undertakings are as follows:

                                                              Approximate % of
                                                            CTR's current issued
      Director            CTR Shares                           share capital

      Rupert N Hambro     20,000                                  0.003
      David Howell        Options over 2,000,000                  0.270
                                                  Total: Less than one per cent.

      Pursuant to such irrevocable undertakings, the directors covenant, inter alia and subject to their fiduciary duties as directors, (i) in the announcement of the Offer and in the offer document for the Offer, to recommend all shareholders of CTR to accept the Offer, (ii) to co-operate with CTR in the production of an offer document containing the Offer and, among other things, to provide the information required by Rules 24 and 25 of the City Code and to take responsibility for the information in the offer document relating to CTR, its directors, their close families and any related companies and trusts in the terms required or permitted by Rule 19.2 of the City Code, and (iii) not to solicit any offers for CTR Shares or CTR ADSs until the later of 28 days after 29 July 1997 and the date on which the Offer Closes.

      (ii)  OTHER SHAREHOLDERS

      In addition, the following other shareholders have given undertakings to accept the Offer in respect of their holdings of CTR Securities.

                                                                     Approximate % of
                                              CTR                 CTR's current issued
            Shareholder                    Shares      CTR ADSs        share capital
      Appaloosa Management L.P.               ---    20,567,263                   8.4
      Commerzbank AG, London Branch   139,810,634           ---                  18.9
      Lloyds Bank Plc                  55,156,860           ---                   7.5
      Loomis Sayles & Company, L.P.           ---       762,179                   0.3
      National Westminster Bank Plc    52,865,249           ---                   7.2
      Royal Bank of Canada             16,968,557           ---                   2.3
                                                                           Total 44.5%


      Pursuant to their undertakings these shareholders covenant, inter alia (i) not to solicit any general offer for CTR Shares or CTR ADSs from any third party, and (ii) not to withdraw their acceptances in respect of the CTR Securities outlined above. The undertakings will cease to be binding if a higher competing offer for CTR is announced.

6. SERVICE AGREEMENTS OF THE EXECUTIVE DIRECTOR, NON-EXECUTIVE CHAIRMAN AND COMPANY SECRETARY OF CTR AND RELATED MATTERS

      David Howell has a service agreement dated 9 April 1996 under which his employment as Finance Director of the CTR Group commenced on 9 April 1996, and continues until terminated by either party giving 12 months' notice in writing. His current annual basic salary is (pounds)108,150 and is subject to annual review. On termination of Mr. Howell's employment in circumstances where he has an offer of employment from a competitor, CTR may seek to enforce the non-compete covenant in Mr. Howell's service agreement by entering into an agreement with him to pay him a sum equal to the salary he would have received from CTR during a specified "restricted period" during which the non-compete covenant applies to him (inclusive of any other sum paid to him in respect of the period after termination). The restricted period is six months if his employment is terminated with due notice and twelve months if it is terminated without due notice, or such other period as CTR and Mr. Howell may agree. This provision does not apply on a termination where Mr. Howell is in material breach of his service agreement, has been absent due to sickness for more than twelve months in any year, or has committed an act of bankruptcy.

      CTR has agreed to make pension contributions equal to 15 per cent. of Mr. Howell's annual salary subject to his making contributions of five per cent of his annual salary. Mr. Howell is entitled to have the use of a fully expensed motor car up to a lease cost of (pounds)750 per month. He is also entitled to free medical expenses insurance, long term disability insurance, accident insurance and life insurance cover of three times his annual salary.

      Mr. Howell has a contractual right to a bonus for 1997/1998 of 30 per cent. of salary based on the CTR Group achieving an agreed profit before exceptional items and tax (calculated at budget exchange rates).

      Ian McMaster Clubb has a service agreement dated 12 January 1995 under which his employment as Chairman and Chief Executive commenced on 21 December 1994 and continues until terminated by either party giving 12 month's notice in writing. On 31 January 1997, Mr. Clubb reverted to the status of non-executive Chairman and his annual basic salary was reduced from (pounds)150,000 to (pounds)100,000 under his service agreement, which salary is subject to annual review. On termination of Mr. Clubb's employment CTR may make a payment of salary in lieu of notice.

      The Remuneration Committee of the CTR board of directors has agreed that, upon this offer for the whole of the issued share capital of CTR becoming wholly unconditional, Mr. Clubb will receive a bonus of (pounds)250,000.

      Simon Enoch has a service agreement dated 10 October 1994 under which his employment as General Counsel and Secretary of the CTR Group commenced on 24 October 1994, and continues until terminated by either party giving 6 months notice in writing. His current annual basic salary is (pounds)83,000 and is subject to annual review. On termination of Mr. Enoch's employment in circumstances where he has an offer of employment from a competitor, CTR may seek to enforce the non-compete covenant in Mr. Enoch's service agreement by entering into an agreement with him to pay him a sum equal to the salary he would have received from CTR during a specified "restricted period" during which the non-compete covenant applies to him. The restricted period is six months if the employment is terminated with due notice and twelve months if it is terminated without due notice, or such other period as CTR and Mr. Enoch may agree. This provision does not apply on a termination where Mr. Enoch is in breach of his service agreement, has been absent due to sickness for more than twelve months in any year, or has committed an act of bankruptcy.

      CTR has agreed to make pension contributions equal to 10 per cent. of Mr. Enoch's annual salary subject to his making contributions of five per cent. of his annual salary. Mr. Enoch is entitled to have the use of a fully expensed motor car up to a lease cost of (pounds)650 per month. He is also entitled to free medical expenses insurance, long term disability insurance and life insurance cover of three times his salary.

      Mr. Enoch has a contractual right to a bonus for 1997/1998 of 30 per cent. of salary based on the CTR Group achieving an agreed profit before exceptional items and tax (calculated at budget exchange rates).

7.    OTHER INFORMATION

(a) There is no agreement, arrangement or understanding (including any compensation arrangement) between GE Capital or any person acting in concert with it for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of CTR having any connection with or dependence upon, or which is conditional on, the outcome of the Offer.

(b) No proposal exists in connection with the Offer for any payment or other benefit to be made or given by GE Capital or any person acting in concert with it for the purpose of the Offer to any director of CTR as compensation for loss of office or as consideration for or in connection with his retirement from office.

(c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of CTR Securities to be acquired pursuant to the Offer will be transferred to any other person.

(d) Each of Lazard Brothers and Deutsche Morgan Grenfell has given and not withdrawn its written consent to the issue of this document with the references to its name and the context in which it appears. Lazard Brothers and Deutsche Morgan Grenfell are regulated in the United Kingdom by The Securities and Futures Authority Limited.

(e) Save as disclosed in this document, there has been no material change in the financial or trading position of GE Capital since 31 December 1996 or the financial or trading position of CTR since 30 April 1997.

(f) Lazard Brothers is satisfied that the financial resources necessary to implement the Offer in full are available to GE Capital.

8.    MATERIAL CONTRACTS

(a) There are no contracts which have been entered into by any member of the GE Capital Group otherwise than in the ordinary course of business since 29 July 1995 (the date two years prior to the commencement of the Offer period) which are or may be material.

(b) The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by CTR or its subsidiaries since 29 July 1995 (being two years prior to the commencement of the Offer period) and are or may be material:

      (i) An agreement dated 30 May 1996 together with a supplemental agreement dated 27 June 1996, both between CTR and Tiphook Rail Limited, where CTR sold, subject to certain warranties and indemnities, to Tiphook Rail Limited the business and substantially all the assets of CTR's Rail Division, for a total consideration of (pounds)26.7 million of which net proceeds, after the repayment of finance leases associated with the sale, were (pounds)13.3 million.

      (ii) A Debt Restructuring Agreement dated 14 May 1996 entered into between, inter alia, CTR, certain subsidiaries of CTR and National Westminster Bank Plc acting as agent for various banks set out therein (the "Banks") pursuant to which the Banks, inter alia, agreed: (i) to subscribe for 275,596,370 CTR Shares in consideration for the Banks treating as satisfied approximately (pounds)93,757,300 of indebtedness owed by CTR to the Banks; (ii) to vote in favour of the financial restructuring of CTR; and (iii) to refinance existing banking facilities. Under this agreement CTR provided certain representations and warranties relating, inter alia, to the CTR Group and an indemnity in relation to matters arising from the financial reconstruction, inter alia, to each of the Banks.

      (iii) An Indenture among CTR Finance Corporation as issuer, CTR, certain subsidiaries of CTR and State Street Bank and Trust Company, as trustee (the "Noteholder Trustee") dated 26 July 1996 pursuant to which CTR Finance Corporation issued (at the direction of CTR and in consideration for a note payable from CTR) $238.5 million aggregate principal amount of 9.5 per cent. guaranteed secured notes due
            30 April 2003 (the "Notes"). Interest on the Notes is payable semi-annually on 1 November and 1 May of each year, commencing 1 November 1996. The Notes are transferable and subject to early redemption by CTR in certain circumstances.

            Pursuant to the terms of the Indenture, upon a change of control of CTR, CTR is required to make an offer to repurchase the Notes at a price equal to the principal amount plus accrued and unpaid interest to the date of payment, together with a premium. The Indenture also provides that CTR may at any time redeem such bond indebtedness at its option at a price equal to the principal amount thereof, plus accrued and unpaid interest to the date of redemption, together with a premium.

            The Indenture includes various restrictions on inter alia the carrying on of the business of the CTR Group including certain limitations on incurring indebtedness.

            The Notes and all obligations of CTR Finance Corporation relating to them are jointly and severally unconditionally guaranteed by CTR and certain subsidiaries of CTR.

      (iv) A Credit Agreement dated 26 July 1996 entered into between inter alia CTR, certain of its subsidiaries, and the Banks, pursuant to which the Banks made available to the following members of the CTR Group the following facilities subject to certain conditions:

            (1) to Tiphook Financial Services Limited ("TFS"), a term loan facility (the "Term Loan Facility") in a maximum principal amount of (pounds)82,149,525 plus an amount equal to certain accrued but unpaid interest, to be denominated in Sterling, Deutschemarks, French Francs, Danish Kroner and Dutch Guilders and which was made available to TFS in five tranches on a committed basis;

            (2)   an overdraft facility as follows:

                  (a) to Central Trailer Rentco GmbH, an overdraft facility in the maximum net principal amount of DM4,463,062; and

                  (b) to CTR and certain of its subsidiaries, an overdraft in the maximum net amount of (pounds)10,000,000; and

            (3) to TFS, the borrowers referred to in clause (2) above and certain additional borrowers, a foreign forward exchange facility in the maximum principal amount of (pounds)40,000,000.

            The facilities which are made available under the Credit Agreement are secured by charges over the shares of the subsidiaries of CTR and by fixed and floating charges over the assets of the subsidiaries of CTR.

            Interest on the Term Loan Facility is payable at the rate of the London inter-bank offered rate plus 1.75% per annum plus, in the case of advances denominated in Sterling, mandatory liquid asset costs. Interest on the overdraft facility and the foreign forward exchange facility are payable at the rate of 1.75% plus the base rate from time to time of Lloyds Bank Plc or Commerzbank A.G. per annum.

            The Credit Agreement includes various negative covenants in relation to the running of the CTR Group's business including restrictions on the indebtedness of the CTR Group. It includes provision for a prepayment premium in the event of early repayment of amounts due under the Credit Agreement.

            Under the Credit Agreement CTR gave representations and warranties to the Banks in respect of various aspects of the CTR Group's business.

            The Term Loan Facility is repayable in full and the overdraft facility terminates on 30 April 2003.

      (v) An Intercreditor Agreement dated 26 July 1996 entered into between inter alia CTR, certain of its subsidiaries, the Noteholder Trustee and the Banks, pursuant to which certain matters relating to the liability of the CTR Group to the Banks (in respect of the facilities made available by them under the Credit Agreement) and the holders of the Notes (pursuant to the Indenture) are agreed. Pursuant to the Intercreditor Agreement a security trustee (the "Security Trustee") is appointed by the Noteholder Trustee on behalf of the holders of the Notes and the Banks to, inter alia, enforce the following security relating to the indebtedness of the CTR Group in specified circumstances:

            (1) fixed charges over certain specified assets of the CTR Group, including real property, and floating charges over all other assets of specified members of the CTR Group, including trailers, in each case pursuant to mortgage debentures;

            (2) share pledges of all the share capital of certain specified subsidiaries of CTR;

            (3) to the extent funds are made available to non-UK subsidiaries to purchase trailers, fixed charges over such trailers given by such non-UK subsidiaries; and

            (4) a security interest over the intercompany notes given by CTR to the CTR Finance Corporation in respect of the Notes and in all other assets of the CTR Finance Corporation granted in favour of the security trustee for the benefit of inter alia the holders of the Notes and the Banks.

            The Intercreditor Agreement specifies how the Security Trustee may enforce such security and specifies how the distribution of proceeds received as a result of such enforcement should be made among the holders of the Notes and the Banks. The provisions relating to distribution provide inter alia that the holders of the Notes and the Banks will rank pari passu. In addition, the Intercreditor Agreement allows certain asset finance agreements which rank for security over the assets of the CTR Group in priority to the Banks and holders of the Notes to be entered into by the CTR Group.

      (vi) Under a Conditional Sale Facilities Agreement, dated 15 April 1997, between Central Transport Hire Purchase Limited, CTR, Central Trailer Rentco Limited, the financial institutions specified therein as the Asset Financiers and Societe Generale as Agent and Trustee for the Asset Financiers, the Asset Financiers agreed, subject to certain conditions, to make available a conditional sale facility to Central Transport Rental Hire Purchase Limited. Liabilities under this conditional sale facility are secured upon the assets of the CTR Group. The Asset Financiers have agreed pursuant to the Conditional Sale Facilities Agreement to make available facilities of up to (pounds)17 million. As at the date of this document the CTR Group has not drawn down any amounts under the Conditional Sale Facilities Agreement.

9.    BACKGROUND TO THE OFFER

Between November 1993 and May 1995, GE Capital and CTR and their respective representatives held various discussions regarding a possible acquisition of all or part of CTR by GE Capital. During this time period, a confidentiality agreement was entered into between GE Capital and CTR and confidential information regarding CTR's rail division was exchanged between the parties.

Another confidentiality agreement was entered into between GE Capital and CTR in June 1995, and between June 1995 and October 1995 confidential information relating to CTR and GE Capital was exchanged between the parties. At various occasions during this time period, certain representatives of GE Capital and CTR met to discuss the possible acquisition of CTR by GE Capital. No agreement as to such an acquisition was reached and discussions had terminated by 16 May 1996 when CTR announced its financial restructuring proposals.

On 11 April 1997, new discussions regarding a possible acquisition of CTR by GE Capital commenced. Another confidentiality agreement was entered into between Transport International Pool, Inc., a wholly-owned subsidiary of GE Capital, and CTR and further information was exchanged between the parties.

On 6 June 1997, Mr. Bradley, Mr. Breedlove and Mr. Millay of Transport International Pool, Inc., Mr. Clubb and Mr. Howell of CTR and Lazard Brothers met to discuss the possible acquisition of CTR by GE Capital. Mr. Bradley indicated a total value for CTR which was below the value range that CTR considered sufficient to take to shareholders. CTR agreed to provide GE Capital with the results for the year to 30 April 1997 with a view to GE Capital making a further proposal.

Another meeting between the parties was held on 16 June 1997 to discuss a revised valuation, GE Capital's intention to request irrevocable undertakings from some of CTR's shareholders and conditions relating to environmental and competition issues.

Following a board meeting held on 23 June 1997, Mr. Clubb called Mr. Bradley to inform him that the CTR board had authorised Mr. Clubb to proceed with discussions regarding the possibility of an offer at 16 pence per CTR share.

GE Capital then conducted limited due diligence (including a meeting with CTR's auditors and tax advisors) and commenced preparation of a press announcement and other necessary documents which involved several meetings and communications between representatives of the two parties and their appointed advisors.

Approval of the Offer in principle by each of the Boards of CTR and GE Capital was given on 22 July 1997 and 24 June 1997 respectively.

Following the execution of undertakings from shareholders representing in aggregate approximately 44.5 per cent. of the current issued share capital of CTR, GE Capital and CTR issued a press announcement announcing the Offer on 29 July 1997.

10.   COMPULSORY ACQUISITION

If, within four months after the date of this document, as a result of the Offer or otherwise, GE Capital acquires or contracts to acquire CTR Securities representing at least 90 per cent. in value of CTR Securities to which the Offer relates, then (a) GE Capital will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F of the Companies Act to compel the purchase of any outstanding CTR Securities on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in such Act, and (b) a holder of CTR Securities may require GE Capital to purchase his CTR Securities on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in section 430A of the Companies Act.

If for any reason the above-mentioned compulsory acquisition procedures are not invoked, GE Capital will evaluate other alternatives to obtain the remaining CTR Securities not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional CTR Securities in the open market after the Offer has closed, in privately negotiated transactions, through another offer to purchase, by means of a scheme of arrangement under the Companies Act or otherwise. Any such additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for CTR Securities under the Offer. However, under the City Code, except with the consent of the Panel, GE Capital may not acquire any CTR Securities on better terms than those of the Offer within six months of the termination of the Offer if GE Capital, together with any persons acting in concert with it (as defined by the City Code), holds shares carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of CTR.

Holders of CTR Securities do not have appraisal rights as a result of the Offer. However, in the event that the compulsory acquisition procedures referred to above are available to GE Capital, holders of CTR Securities whose CTR Securities have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

11.   CERTAIN CONSEQUENCES OF THE OFFER

(a)   MARKET EFFECT

      The purchase of CTR Securities pursuant to the Offer will reduce the number of holders of CTR Securities and the number of CTR Securities that might otherwise trade publicly and, depending upon the number of CTR Securities so purchased, could adversely affect the liquidity and market value of the remaining CTR Securities held by the public. In addition, CTR Shares will cease to be listed on the London Stock Exchange and CTR ADSs will cease to be listed on the NYSE if GE Capital completes the compulsory acquisition procedures referred to in paragraph 10 above of this Appendix
      IV. In addition if all Conditions are satisfied, fulfilled or, where permitted, waived and GE Capital acquires or contracts to acquire, pursuant to the Offer or otherwise, CTR Securities giving it more than 75 per cent. of voting rights at general meetings of CTR, but GE Capital is not in a position to effect the compulsory acquisition of all outstanding CTR Securities in accordance with the relevant procedures and time limits of the Companies Act referred to above, GE Capital intends to seek to procure the making of an application by CTR to the London Stock Exchange for CTR Shares to be delisted and the making of an application by CTR to the NYSE for CTR ADSs to be delisted and to cause CTR to terminate the CTR ADR facility in accordance with the deposit agreement relating thereto.

(b)   PUBLIC AVAILABILITY OF INFORMATION

      In the event that CTR Shares continue to be listed on the London Stock Exchange following the purchase of CTR Securities pursuant to the Offer, holders of CTR Shares who have not tendered their CTR Shares pursuant to the Offer will continue to receive the same financial and other information from CTR that CTR is presently required by the rules of the London Stock Exchange to send to such holders. If CTR Shares are no longer listed on the London Stock Exchange following the Offer, CTR would no longer be required by those rules to make publicly available such financial and other information.

      CTR ADSs are currently registered under the Exchange Act. Registration of such CTR ADSs may be terminated upon application of CTR to the SEC if CTR ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of CTR ADSs under the Exchange Act would substantially reduce the information required to be furnished by CTR to holders of CTR ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to CTR. Furthermore, "affiliates" of CTR and persons holding "restricted securities" of CTR may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of CTR ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 10 above, CTR is not required to maintain registration of CTR ADSs under the Exchange Act, GE Capital intends to cause CTR to apply for termination of such registration. If registration of CTR ADSs is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then CTR ADSs will cease trading on the NYSE and the registration of CTR ADSs under the Exchange Act would be terminated following completion of the aforementioned compulsory acquisition procedures.

(c)   MARGIN SECURITIES

      CTR ADSs are currently "margin securities" under the regulations of the Board of Governors of the US Federal Reserve System, which status has the effect, among other things, of allowing US brokers to extend credit on the collateral of CTR ADSs for purposes of buying, carrying and trading in securities ("Purpose Loans"). Depending on factors such as the number of holders of record of CTR ADSs and the number and market value of publicly held CTR ADSs following the purchase of CTR pursuant to the Offer, it is possible that CTR ADSs would no longer be eligible for listing on the NYSE. As a result, CTR ADSs might no longer constitute margin securities and, therefore, could no longer be used as collateral for Purpose Loans made by US brokers.

12.   LEGAL AND REGULATORY MATTERS

(a)   GENERAL

      Except as set out herein and other than the requirement to comply with the Panel's requirements in relation to the City Code and with applicable US federal securities laws, GE Capital is not aware of (i) any licence or regulatory permit that appears to be material to the business of CTR which might be adversely affected by GE Capital's acquisition of CTR Securities as contemplated herein, or (ii) any approval or other action by any domestic or foreign governmental, administrative or regulatory agency or authority that appears to be material to CTR and required for the acquisition or ownership of CTR by GE Capital as contemplated herein. Should any such approval or other action be required, GE Capital currently contemplates that such approval or other action would be sought. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions being attached thereto or that failure to obtain any such approval or other action might not result in consequences adverse to CTR's business.

(b)   UK COMPETITION LAWS

      The Offer gives rise to a merger situation qualifying for investigation under section 64 of the Fair Trading Act 1973. The Offer is therefore conditional on an announcement being made in terms reasonably satisfactory to GE Capital that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of CTR by GE Capital, or any matters arising from it, to the Monopolies and Mergers Commission. In that connection, GE Capital has notified the proposed transaction to the Office of Fair Trading under the merger control provisions of the Fair Trading Act.

(c)   GERMAN COMPETITION LAWS

      Notification of the Offer to the Federal Cartel Office is required under the German merger control rules (GWB section 24(a)(1)) which provide that the transaction may not be completed prior to clearance by the Federal Cartel Office (GWB section 24(a)(4)) or expiry of the relevant waiting periods without the Federal Cartel Office having prohibited the merger. The Offer is therefore conditional on approval of the transaction by the Federal Cartel Office in terms reasonably satisfactory to GE Capital and on no remedial conditions being imposed which GE Capital reasonably considers unsatisfactory. In that connection, the Offer has been notified to the Federal Cartel Office.

(d)   BELGIAN COMPETITION LAWS

      Notification of the Offer to the Belgian Competition Service is required under the Belgian merger control rules. Those rules provide that, until the Belgian Competition Council takes a decision as to the admissibility of the concentration, the undertakings concerned may only take those measures related to the concentration which do not hinder the reversibility of the concentration or lead to a lasting change in the structure of the market. The Offer is therefore conditional on the grant of approval by the Belgian Competition Council in terms reasonably satisfactory to GE Capital. In this connection, the Offer has been notified to the Belgian Competition Service.

(e)   US STATE TAKE-OVER LAWS

      A number of states of the US have adopted take-over laws and regulations which purport, in varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, shareholders, principal executive offices or principal places of business in such states. GE Capital believes that no such US state take-over statutes apply to the Offer and GE Capital has not attempted to comply with any such US state take-over statutes in connection with the Offer. GE Capital reserves the right to challenge the validity or applicability of any US state law allegedly applicable to the Offer and nothing in this document nor any action taken in connection herewith is intended as a waiver of that right. In the event that any US state take-over statute is asserted to be applicable to the Offer and an appropriate court does not determine that such law or regulation is not applicable to the Offer, GE Capital might be required to file certain information with, or to receive approvals from, the relevant US state authorities and might be unable to purchase CTR Securities pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, GE Capital may not be obliged to purchase such CTR Securities.

(f)   LAWS OF OTHER JURISDICTIONS

      CTR and certain of its subsidiaries conduct business in certain countries in addition to the UK, Germany and Belgium where regulatory filings or approvals may be required in connection with the Offer. Certain of such filings or approvals, if required, may not be made or obtained prior to the expiry of the Offer. There is no assurance that any such approvals would be obtained or that adverse consequences to GE Capital's or CTR's business might not result from a failure to obtain such approvals or from conditions that might be imposed in connection therewith.

13.   UNITED KINGDOM TAXATION

THE FOLLOWING PARAGRAPHS, WHICH ARE INTENDED AS A GENERAL GUIDE ONLY, ARE BASED ON CURRENT UK LEGISLATION AND INLAND REVENUE PRACTICE. THEY SUMMARISE CERTAIN LIMITED ASPECTS OF THE UK TAXATION TREATMENT OF THE ACCEPTANCE OF THE OFFER. THEY RELATE ONLY TO THE POSITION OF HOLDERS OF CTR SHARES WHO ARE THE BENEFICIAL OWNERS OF THEIR CTR SHARES, WHO HOLD THEIR CTR SHARES (OTHERWISE THAN UNDER A PERSONAL EQUITY PLAN) AS AN INVESTMENT, AND WHO ARE RESIDENT IN THE UK FOR TAX PURPOSES.

SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAXATION POSITION OR WHO MAY BE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK, SHOULD CONSULT AN INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

(a)   UK TAXATION OF CHARGEABLE GAINS

      Liability to UK taxation on chargeable gains will depend on the individual circumstances of holders of CTR Shares. A valid acceptance of the Offer by a holder of CTR Shares will constitute a disposal, or a part disposal (depending on whether the relevant holder accepts the Offer in respect of all or part of his holdings of CTR Shares for UK tax purposes) of such holder's CTR Shares for the purposes of UK taxation of capital gains. Such a disposal may, depending on such holder's particular circumstances, give rise to a liability to UK taxation of capital gains.

(b)   GENERAL

      Special tax provisions may apply to holders of CTR Shares who have acquired or acquire their CTR Shares by exercising options under the CTR Share Schemes, including provisions imposing a charge to income tax, and further information will be provided to such holders at a later date.

(c)   STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

      This is intended as a guide to the general position and does not relate to persons such as market makers, brokers, dealers and person connected with depositary arrangements or clearance services, to whom special rules apply.

      No stamp duty or SDRT will be payable by holders of CTR Shares as a result of accepting the Offer.

14.   UNITED STATES FEDERAL INCOME TAXATION FOR UNITED STATES RESIDENTS

The following paragraphs address certain United States federal income tax consequences applicable to holders of CTR Securities that are citizens or residents of the United States, United States domestic corporations or otherwise taxable as United States residents. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which (which may be retroactive) may affect the tax consequences described herein. This summary assumes that CTR Securities have been held as capital assets. It does not address the tax treatment of individuals who have received CTR Securities in connection with employment, such as by the exercise of options granted to employees. This summary also assumes that CTR is not and has never been either a passive foreign investment company or a controlled foreign corporation for US federal income tax purposes. This summary does not discuss all tax consequences that may be relevant to a holder of CTR Securities in the light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, insurance companies, dealers in securities, exempt organisations and holders that are residents of countries other than the United States or whose functional currency is not the United States dollar.

In general, a holder of CTR Securities that sells such securities pursuant to this Offer will, for United States federal income tax purposes, recognise a gain or loss equal to the difference between such holder's U.S. dollar adjusted tax basis in CTR Securities transferred and the U.S. dollar value of the amount of cash received in exchange therefor. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, CTR Securities were considered for US federal income tax purposes to have been held for more than one year. In addition, an accrual basis holder of CTR Securities that sells such securities pursuant to the Offer and does not elect to be treated as a cash basis taxpayer pursuant to the foreign currency exchange regulations may have a foreign currency exchange gain or loss for United States federal income tax purposes because of differences between the US dollars/pounds sterling exchange rates prevailing on the date of sale and on the date of payment. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss realised by the holder on the disposition of CTR Securities pursuant to the Offer.

A holder of CTR Securities may be subject to US back-up federal income tax withholding with respect to the cash payment if (i) the holder fails to furnish a taxpayer identification number ("TIN") to the payer or establish an exemption from back-up withholding, (ii) the US Internal Revenue Service notifies the payer that the TIN furnished by the holder is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in section 3406(c) of the Code, or (iv) there is a failure of the holder to certify under the penalty of perjury that the holder is not subject to withholding as described in section 3406 of the Code.

To prevent back-up withholding on any cash payment delivered pursuant to the Offer, each holder of CTR ADSs that accepts the Offer by means of the Letter of Transmittal and each holder of CTR Shares that accepts the Offer by sending the Form of Acceptance to the US Depositary must provide the US Depositary with that holder's correct taxpayer identification number and certify that the holder is not subject to US back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or Form of Acceptance, or, if the holder is a non-resident alien or foreign entity for US federal income tax purposes, establish an exemption from US back-up federal income tax withholding by completing a Form W-8, Certificate of Foreign Status, a copy of which is available, upon request, from either the US Depositary or the US Internal Revenue Service.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL iNCOME TAX CONSIDERATIONS OF THE OFFER. EACH HOLDER OF CTR SECURITIES SHOULD CONSULT THE HOLDER'S OWN TAX ADVISER CONCERNING THE UNITED STATES FEDERAL AND APPLICABLE US STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER.

15.   FEES AND EXPENSES

Pursuant to letters between GE Capital and Lazard Brothers dated November 1995 and June 1997 (together the "Engagement Letters"), Lazard Brothers is acting as financial adviser to GE Capital in connection with the Offer. Pursuant to the terms of the Engagement Letters, Lazard Brothers will receive a total of (pounds)1.25 million as compensation for its services as financial adviser to GE Capital together with reimbursement for its reasonable out of pocket expenses, in the event that the Offer is declared wholly unconditional. In addition, GE Capital has agreed to indemnify Lazard Brothers and any company within the Lazard Brothers Group against, inter alia, certain losses and expenses arising out of the engagement or performance by Lazard Brothers of its duties pursuant to the Engagement Letters.

Pursuant to an agreement dated 4 August 1997 (the "US Dealer Manager Agreement"), GE Capital has retained Lazard Freres, as US Dealer Manager for the Offer in the United States to perform those services in connection with the Offer as are customarily performed in the United States by investment banking concerns acting as dealer manager in connection with offers of a like nature. No additional fee will become payable by GE Capital under the terms of the US Dealer Management Agreement. In addition under the terms of the US Dealer Manager Agreement, GE Capital has agreed to indemnify Lazard Freres and certain other persons against certain liabilities and expenses which may be incurred in connection with the Offer including liabilities under the US federal securities laws.

GE Capital has retained The Royal Bank of Scotland as the UK Receiving Agent, The Bank of New York as the US Depositary, and Georgeson as the Information Agent. GE Capital will pay the UK Receiving Agent, the US Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, together with reimbursement of out of pocket expenses. GE Capital will indemnify the US Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the US federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by GE Capital for customary mailing and handling expenses incurred by them in forwarding material to their customers.

GE Capital will not pay any fees or commissions to any broker or dealer or any other person for soliciting acceptances of the Offer (other than to Lazard Brothers and its associates and the Information Agent, as described above).

Deutsche Morgan Grenfell is acting as financial adviser to CTR in connection with the Offer. Pursuant to a letter agreement dated 16 July 1997 between CTR and Deutsche Morgan Grenfell, Deutsche Morgan Grenfell will receive (pounds)900,000 as compensation for its services in the event that the Offer becomes or is declared unconditional in all respects. In addition, the letter agreement further provides that in any event CTR will reimburse Deutsche Morgan Grenfell for its out-of-pocket expenses and indemnify Deutsche Morgan Grenfell against certain expenses and liabilities in connection with its engagement.

16.   SOURCES OF INFORMATION AND BASES OF CALCULATION

(a) The value of the current issued share capital of CTR is based upon 738.1 million CTR Shares (including those represented by ADSs) in issue on 1 August 1997.

(b) The Offer premium to the Closing Price of a CTR ADS is calculated using an exchange rate of (pound)1 = $1.6650 as stated in the Wall Street Journal dated 28 July 1997.

17.   DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the documents listed below may be inspected at the offices of Slaughter and May, 35 Basinghall Street, London EC2V 5DB during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) whilst the Offer remains open for acceptance:

      (a)   the organisation documents and bylaws of GE Capital;

      (b)   the Memorandum and Articles of Association of CTR;

      (c) the published audited financial statements of GE Capital for the two years ended 31 December 1996, together with the notes thereto;

      (d) the unaudited quarterly statement of GE Capital for the three months ended 29 March 1997;

      (e) the audited financial statements of CTR for the year ended 30 April 1996 and CTR's Annual Report on Form 20-F for the year ended 30 April 1997, incorporating the audited financial statements of CTR for the year then ended;

      (f)   the undertakings referred to in paragraph 5 above;

      (g)   the consents referred to in paragraph 7(d) above; and

      (h)   the material contracts referred to in paragraph 8 above.

In addition, CTR is subject to the information reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC, including an Annual Report on Form 20-F, which contain additional financial and other information with respect to CTR. The reports and other information filed by CTR with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the public reference facilities in the SEC's Regional Offices at Seven World Trade Centre, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange CTR ADSs are listed. Copies of CTR's Annual Report on Form 20-F for the fiscal year ended 30 April 1997 may also be inspected at the offices of Slaughter and May as set out above.

                                   APPENDIX V
                                  DEFINITIONS

The following definitions apply throughout this document, unless the context otherwise requires:

"Acceptance Condition"                       the Condition as to acceptances set
                                             out in paragraph (a) of Part A of
                                             Appendix I

"Acceptance Form"                            the Form of Acceptance and, with
                                             respect to holders of CTR ADSs
                                             only, the Letter of Transmittal and
                                             Notice of Guaranteed Delivery
                                             accompanying this document or any
                                             subsequent document

"Banks"                                      Barclays Bank plc, Commerzbank AG,
                                             Lloyds Bank plc, National
                                             Westminster Bank plc and Royal Bank
                                             of Canada

"Board" or "Directors"                       the directors of GE Capital

"Book-Entry Confirmation"                    the confirmation of a book-entry
                                             transfer of CTR ADSs into the US
                                             Depositary's account at a
                                             Book-Entry Transfer Facility

"Book-Entry Transfer Facility"               each of The Depository Trust
                                             Company and the Philadelphia
                                             Depository Trust Company, together
                                             the "Book-Entry Transfer
                                             Facilities"

"Business Day"                               has the meaning set forth in Rule
                                             14d-1 of the Exchange Act

"certificated" or "in certificated form"     a share or other security which is
                                             not in uncertificated form

"City Code"                                  The City Code on Takeovers and
                                             Mergers of the UK

"Class Action Litigation"                    the amended consolidated class
                                             action of 17 January 1994 brought
                                             against CTR, certain of its
                                             directors, Tiphook Finance
                                             Corporation and the underwriters
                                             (Salomon Brothers Inc., Shearson
                                             Lehman Brothers Inc., Donaldson,
                                             Lufkin Jenrette Securities
                                             Corporation and NatWest Capital
                                             Markets Limited) in respect of
                                             CTR's ADRs and $700 million
                                             aggregate principal amount of Notes
                                             issued in November 1992 and March
                                             and April 1993.

"Closing Price"                              the closing middle market quotation
                                             of a CTR Share as derived from the
                                             London Stock Exchange Daily
                                             Official List or the closing price
                                             of a CTR ADS as derived from the
                                             NYSE Composite Transactions
                                             reporting system (as the case may
                                             be)

"Companies Act"                              the Companies Act 1985 (as amended)
                                             of England and Wales

"Conditions"                                 the conditions of the Offer
                                             described in Part A of Appendix I
                                             and "Condition" means any one of
                                             them

"Container Operations"                       substantially all the assets and
                                             certain specified liabilities of
                                             the container business of the CTR
                                             Group sold pursuant to an asset
                                             purchase agreement in March 1994

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

"CRESTCo"                                    CRESTCo Limited

"CREST member"                               a person who has been admitted by
                                             CRESTCo as a system-member (as
                                             defined in the Regulations)

"CREST participant"                          a person who is, in relation to
                                             CREST, a system-participant (as
                                             defined in the Regulations)

"CREST sponsor"                              a CREST participant admitted to
                                             CREST as a sponsored member

"CREST sponsored member"                     a CREST member admitted to CREST as
                                             a sponsored member

"CTR"                                        Central Transport Rental Group plc

"CTR ADRs"                                   American Depositary Receipts
                                             evidencing CTR ADSs

"CTR ADSs"                                   American Depositary Shares issued
                                             in respect of CTR Shares, each
                                             representing three CTR Shares

"CTR Group"                                  CTR and its subsidiary and
                                             associated undertakings and, where
                                             necessary, each of them

"CTR Securities"                             CTR Shares and CTR ADSs (and, where
                                             the context requires, either one of
                                             them)

"CTR Shares"                                 shares of 1p each in nominal value
                                             in the share capital of CTR in
                                             issue or allotted or issued prior
                                             to the date on which the Offer
                                             closes (or such earlier date, not
                                             being earlier than the Initial
                                             Closing Date, as GE Capital may
                                             determine)

"CTR Share Schemes"                          The CTR Share Option Scheme, The
                                             CTR Executive Share Option Scheme
                                             1996 and The CTR Savings Related
                                             Share Option Scheme

"Dealer Manager"                             Lazard Freres, in its capacity as
                                             dealer manager for the Offer in the
                                             US

"Deutsche Morgan Grenfell"                   Morgan Grenfell & Co. Limited

"Eligible Institution"                       a financial institution (including
                                             most commercial banks, savings and
                                             loan associations and brokerage
                                             houses) which is a participant in
                                             the Securities Transfer Agents
                                             Medallion Program, the New York
                                             Stock Exchange Medallion Program,
                                             or the Stock Exchange Medallion
                                             Program

"Escrow Account"                             the escrow account established in
                                             respect of the sale of the
                                             Container Operations of CTR, the
                                             amounts held in escrow being
                                             available to meet repair and other
                                             claims by Transamerica Container
                                             Acquisition Corporation, a
                                             subsidiary of Transamerica
                                             Corporation

"Exchange Act"                               the US Securities Exchange Act of
                                             1934, as amended, and the rules and
                                             regulations promulgated thereunder

"Financial Restructuring"                    the financial restructuring of the
                                             CTR Group which involved a
                                             substantial debt for equity swap
                                             and was completed on 26 July 1996

"Form of Acceptance"                         the form of acceptance and
                                             authority relating to the Offer
                                             accompanying this document for use
                                             by holders of CTR Shares (but not
                                             by holders of CTR ADSs)

"GE Capital"                                 General Electric Capital
                                             Corporation

"GE Capital Group"                           GE Capital and its subsidiary
                                             undertakings

"General Electric Company"                   General Electric Company, USA

"Georgeson"                                  Georgeson & Company Inc.

"Guaranteed Delivery Procedures"             the guaranteed delivery procedures
                                             for CTR ADSs set out in paragraph 7
                                             of Part B of Appendix I

"Information Agent"                          Georgeson, in its capacity as
                                             information agent for the Offer

"Initial Closing Date"                       3 p.m. (London time), 10 a.m. (New
                                             York City time) on 2 September
                                             1997, unless GE Capital, in its
                                             discretion, shall have extended the
                                             Initial Offer Period, in which case
                                             the term "Initial Closing Date"
                                             shall mean the latest time and date
                                             at which the Initial Offer Period
                                             as so extended by GE Capital will
                                             expire

"Initial Offer Period"                       the period from the date of this
                                             document to and including the
                                             Initial Closing Date

"Lazard Brothers"                            Lazard Brothers & Co., Limited
                                             and/or Lazard Freres & Co. LLC as
                                             the context requires

"Lazard Freres"                              Lazard Freres & Co. LLC

"Letter of Transmittal"                      the letter of transmittal relating
                                             to the Offer accompanying this
                                             document for use by holders of CTR
                                             ADSs

"Listing Rules"                              the Listing Rules of the London
                                             Stock Exchange

"London Stock Exchange"                      London Stock Exchange Limited

"member account ID"                          the identification code or number
                                             attached to any member account in
                                             CREST

"New Bank Credit Agreement"                  the credit agreement entered into
                                             by the Banks, National Westminster
                                             Bank plc in its capacity as agent,
                                             CTR and certain of its subsidiaries

"New Bank Facilities"                        the new term loan facility, the new
                                             overdraft facility and the new
                                             forward foreign exchange (FFE)
                                             facility of CTR

"New Indenture"                              the indenture between the New Note
                                             Issuer, the New Subsidiary
                                             Guarantors and the New Noteholders
                                             Trustee under which the New Notes
                                             have been issued

"New Note Issuer"                            Central Transport Rental Finance
                                             Corporation, a newly-formed
                                             Delaware Corporation and wholly
                                             owned finance subsidiary of CTR

"New Noteholder Trustee"                     State Street Bank and Trust
                                             Company, or any other trustee of
                                             the New Notes appointed from time
                                             to time pursuant to the New
                                             Indenture

"New Notes"                                  the New Note Issuer's 9 1/2% notes
                                             due 30 April 2003

"New Subsidiary Guarantors"                  certain subsidiaries of CTR which
                                             have provided guarantees for the
                                             obligations of the New Note Issuer
                                             to pay the principal, interest and
                                             other amounts under the New Notes

"NYSE"                                       the New York Stock Exchange

"Offer" the offer set out in this document and the relevant Acceptance Form made by Lazard Brothers on behalf of GE Capital to acquire the CTR Securities and any subsequent revision variation, extension or renewal of such offer

"Old Bank Facilities"                        the CTR Group's old term loan
                                             facility, old revolving facilities,
                                             old overdraft facility and old
                                             forward foreign exchange facility

"Old Notes"                                  collectively 10 3/4% notes due on 1
                                             November 2002, 8% notes due on 15
                                             March 2000 and 7 1/8% notes due 1
                                             May 1998 all of which were
                                             guaranteed by certain subsidiaries
                                             of the CTR Group

"Panel"                                      the Panel on Takeovers and Mergers
                                             of the UK

"participant ID"                             the identification code or
                                             membership number used in CREST to
                                             identify a particular CREST member
                                             or other CREST participant

"Rail Division"                              the CTR Group's rail business and
                                             all property and undertakings
                                             relating thereto

"Regulations"                                the Uncertificated Securities
                                             Regulations 1995 (SI 1995
                                             No. 95/3272)

"Schmitz"                                    Schmitz-Anhanger
                                             Fahrzeugbau-Gesellschaft mbH & Co,
                                             a company incorporated in Germany

"SEC"                                        the US Securities and Exchange
                                             Commission

"Securities Act"                             the US Securities Act of 1933, as
                                             amended, and the rules and
                                             regulations promulgated thereunder

"Subsequent Offer Period"                    the period following the Initial
                                             Closing Date during which the Offer
                                             remains open for acceptance

"TFE instruction"                            a Transfer from Escrow instruction
                                             (as defined by the CREST Manual
                                             issued by CRESTCo)

"The Royal Bank of Scotland"                 The Royal Bank of Scotland plc

"TIP Europe"                                 T.I.P. Europe Limited

"TTE instruction"                            a Transfer to Escrow instruction
                                             (as defined by the CREST Manual
                                             issued by CRESTCo)

"UK" or "United Kingdom"                     the United Kingdom of Great Britain
                                             and Northern Ireland

"UK GAAP"                                    UK generally accepted accounting
                                             principles

"UK Receiving Agent"                         The Royal Bank of Scotland, in its
                                             capacity as UK receiving agent to
                                             the Offer

"uncertificated"  or                         recorded on the relevant register
"in uncertificated form"                     of the share or security concerned
                                             as being held in uncertificated
                                             form in CREST, and title to which,
                                             by virtue of the Regulations, may
                                             be transferred by means of CREST

"United States" or "US"                      the United States of America, its
                                             territories and possessions, any
                                             State of the United States and the
                                             District of Columbia, and all other
                                             areas subject to its jurisdiction

"US Depositary"                              The Bank of New York, in its
                                             capacity as US depositary

"US GAAP"                                    US generally accepted accounting
                                             principles

"(pound)"                                    pound sterling, the lawful currency
                                             of the United Kingdom

"$"                                          United States dollar, the lawful
                                             currency of the United States

                      ACCEPTANCES IN RESPECT OF CTR SHARES

Duly completed Forms of Acceptance, accompanied by certificates in respect of CTR Shares and/or other documents of title, should be delivered to the UK Receiving Agent or the US Depositary at one of the addresses set out below.

    The UK Receiving Agent for the Offer is: The Royal Bank of Scotland plc
                             Registrar's Department
                               New Issues Section
                      For information call: 0117 937 0672

       By mail or by hand:                            By hand only:
           PO Box 859                                  PO Box 633
         Consort House                           5-10 Great Tower Street
          East Street                                  London EC3
           Bedminster
         Bristol BS99 1XZ

                       ACCEPTANCES IN RESPECT OF CTR ADSs

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, CTR ADRs and any other required documents should be sent or delivered by each holder of CTR ADRs or his broker, dealer, commercial bank, trust company or other nominee to the US Depositary at one of its addresses set out below.

            The US Depositary for the Offer is: The Bank of New York

          By mail:                   Facsimile Transmission:           By hand or overnight courier:
      Tender & Exchange          (for Eligible Institutions Only)      Tender & Exchange Department
         Department                      1 212 815 6213                     101 Barclay Street
       P.O. Box 11248                                                   Receive and Deliver Window
    Church Street Station                                                New York, New York 10286
New York, New York 10286-1248


                           For Information Telephone:
                                 1 800 507 9357

                             ADDITIONAL INFORMATION

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery or the Form of Acceptance may be directed to Lazard Brothers or one of its associates, the Dealer Manager or the Information Agent at their respective addresses and telephone numbers listed below, or to the US Depositary or the UK Receiving Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

        The Information Agent for the Offer is: Georgeson & Company Inc.

                               Wall Street Plaza
                            New York, New York 10005
                                 1 800 223 2064

              The Offer is being made on behalf of GE Capital by:

                         Lazard Brothers & Co., Limited
                                 21 Moorfields
                                London EC2P 2HT
                                 0171 588 2721

                      The Dealer Manager for the Offer is:

                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 1 212 632 6000

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